As filed with the U.S. Securities and Exchange Commission on March 13, 2026.

Registration No. 333-290086

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPTIMI HEALTH CORP.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Columbia	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

269 David Brown Way

Princeton, B.C. V0X 1W0

Canada

(778) 761-4551

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq. Siyuan An, Esq. Norton Rose Fulbright US LLP 1045 W. Fulton Market, Suite 1200 Chicago, IL 60607 (312) 964-7763	Kristopher Miks, Esq. Norton Rose Fulbright Canada LLP 510 West Georgia Street, Suite 1800 Vancouver, B.C. V6B 0M3, Canada (604) 687-6575	Kevin Roggow, Esq. Cozen O’Connor 3 World Trade Center 175 Greenwich Street, 55th Floor New York, NY 10007 (212) 908-1294

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 13, 2026

Optimi Health Corp.

2,142,857 Common Shares

This is the initial public offering of common shares, with no par value (“common shares”), of Optimi Health Corp., a British Columbia corporation, in the United States. We are offering an aggregate of 2,142,857 common shares in this offering. We are also registering the issuance by us of (i) warrants to purchase up to 123,214 common shares (the “Underwriter Warrants”) to the underwriter (assuming the exercise of the over-allotment option by the underwriter in full) as well as (ii) up to 123,214 common shares issuable upon the exercise of the Underwriter Warrants to purchase common shares at a price per common share equal to 120% of the initial public offering price.

We expect the initial public offering price will be between US$6.00 and US$8.00 per common share. The actual public offering price per common share will be determined between us and the underwriter at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Although this is our initial public offering of our common shares in the United States, our common shares are listed in Canada on the Canadian Securities Exchange (the “CSE”) under the symbol “OPTI” and in Germany on the Frankfurt Stock Exchange (the “FSE”) under the symbol “8BN” and quoted for trading on OTC Markets Group Inc.’s OTCQX under the symbol “OPTHF”. On March 12, 2026, the last reported sale price of our common shares on the CSE was C$8.85 (C$0.30 pre-Reverse Share Split (as defined below)), on the FSE was €$5.25 (€0.18 pre-Reverse Share Split) and the last quoted price of our common shares on OTCQX was US$6.54 (US$0.22 pre-Reverse Share Split). We have applied to list our common shares on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “OPTH”. If our application to Nasdaq is not approved or we otherwise determine that we will not be able to secure the listing of our common shares on Nasdaq, we will not complete this offering. If our common shares are approved for listing and commence trading on Nasdaq, trading of our common shares on the OTCQX will cease.

Although not yet effective, our Board of Directors has approved a reverse share split with a share split ratio of 1-for-30 (“Reverse Share Split”). We anticipate effecting the Reverse Share Split immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The Reverse Share Split is intended to allow us to meet the minimum share price requirement of Nasdaq. Except as otherwise indicated, all references to our common shares, share data, per share data and related information reflect the Reverse Share Split as if it was effective and as if it had occurred at the beginning of the earliest period presented.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus before making your investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds to us, before expenses	US$	US$

(1)

Underwriting discounts and commissions do not include the reimbursement of certain expenses of the underwriter we have agreed to pay. See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses, as well as a complete description of the compensation payable to the underwriter.

We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 321,429 common shares on the same terms as the other common shares being purchased by the underwriter from us.

The underwriter expects to deliver the common shares to purchasers on or about     , 2026.

Sole Bookrunner

Joseph Gunnar & Co., LLC

Prospectus dated    , 2026

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriter have not authorized any other person to provide you with different or additional information. Neither we nor the underwriter are making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus.

For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

Until     , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections and the financial statements and the related notes, before deciding whether to invest in the securities. Certain capitalized terms used in this summary are defined in the section of this prospectus titled “Prospectus Summary—Conventions Which Apply to This Prospectus”.

Our Business

We are a Canadian Good Manufacturing Practices (“GMP”) compliant, pharmaceutical drug manufacturer licensed by Health Canada for the handling of controlled substances and GMP production. We specialize in controlled substances with our products being 3,4-Methylenedioxymethamphetamine hydrochloride (“MDMA”) and psilocybin derived from botanical sources. With a vertically integrated approach, we own two approximately 10,000-square-foot production facilities on leased land in Princeton, British Columbia and operate under a Drug Establishment Licence (“DEL”) awarded by Health Canada. Our DEL certifies that our facilities and quality management systems comply with GMP for the formulation of designated drug products and the manufacture of certain active pharmaceutical ingredients (“API”) from plant sources. Additionally, we hold a Dealer’s Licence (“DL”) under Canada’s Narcotic Control Regulations, allowing us to possess, produce, assemble, sell, and deliver psilocybin and other psychedelic substances within the regulated framework set forth by Health Canada. The DL allows us to possess up to 20kg of psilocybin and 200g of psilocin (equivalent to approximately 2,000kg of dried full-body psilocybin-containing mushrooms) and 2kg of MDMA. We also hold a Precursor Licence under Canada’s Precursor Regulations allowing us to import 3,4-Methylenedioxyphenyl-2-Propanone if used in the synthesis of MDMA.

The legal status of psychedelic drugs varies by country and our various licenses allow us to supply markets where it is legal and position ourselves for new markets. Our products are currently available in Australia where psilocybin and MDMA have been rescheduled to allow prescription by an Authorized Prescriber only for treatment-resistant depression (“TRD”) and post-traumatic stress disorder (“PTSD”). In Canada, our products are available via the Special Access Program (“SAP”), which we are authorized to supply as a provision of our DL whereby sale or provision to the holder of a Controlled Drugs and Substances Act subsection 56(1) exemption is not prohibited for licensed dealers to provide psilocybin and MDMA in relation to an SAP authorization. The SAP patient authorization process has been successfully achieved for MDMA products. Our psilocybin product is currently in phase 2b clinical trials in Canada conducted by third parties. In all other countries, access is restricted to approved clinical trials, including in Israel, one of our planned target markets, where our MDMA product is currently in phase 2 clinical trials conducted by third parties. We are currently restricted from selling our products in the United States, another one of our planned target markets, where psilocybin and MDMA are considered Schedule I “controlled or “scheduled” substances, meaning their manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use is subject to a significant degree of regulation by the U.S. Drug Enforcement Administration (the “DEA”). While our MDMA and botanical psilocybin products are currently being accessed in Canada and Australia, in any new market, a regulatory approval would be required for our products – be that a clinical trial application approval, a marketing authorization approval or access via a change to regulatory access for these products.

Our DEL enables us to supply validated psilocybin API, psilocybin drug products and MDMA drug products to patients in Australia under the Authorised Prescribers Scheme. Through strategic collaborations and ongoing compliance with global regulatory authorities, we aim to expand our product availability to additional jurisdictions where psychedelic-assisted therapies are gaining regulatory approval.

The key differentiator of a DEL is that it enables our MDMA and psilocybin capsules to be prescribed by authorized physicians in Australia for the treatment of PTSD and TRD. Unlike most companies in the psychedelic sector that remain in clinical or pre-commercial phases, we are currently supplying regulated medicines under prescription in certain markets – supported by a DEL that also permits the legal manufacture and international export of both products.

As part of our commitment to innovation and broadening accessibility to psychedelic-based therapies, we continuously refine our production methodologies, invest in advanced extraction technologies and enhance our regulatory compliance frameworks to remain ahead of industry standards. By prioritizing sustainable and responsible production practices, we are dedicated to becoming a global leader in the psychedelic pharmaceutical sector. Our research initiatives focus on optimizing extraction efficiency, improving formulation stability and ensuring scalable manufacturing techniques that align with future market expansion plans. Although we do not currently own any patents, nor do we have any pending patent applications related to our MDMA and botanical psilocybin products, the design, formulation, and large-scale manufacture of these products are founded on—and would be materially impaired without—a comprehensive body of proprietary know-how, specialized production methodologies, and rigorously safeguarded trade secrets that we protect through internal controls and confidentiality agreements.

Our Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

•	Our ability to manufacture at scale and vertically integrate operations ensuring pricing advantages and quality control.

•	Our two 10,000-square-foot production facilities allow for rapid scaling, one of which is covered under the DEL.

•	Holding a DEL and a DL gives us the capability to commercialize psychedelic drugs today and supply patients in Australia for the treatment of PTSD with MDMA, and TRD with psilocybin.

•	Our commitment to research and development, with continuous investments in supplying clinical trials and on-going product improvement.

•	Our formulation expertise and strategic partnerships allow us to legally bring finished drug product to patients in Australia and supply clinical trials to certain countries around the world.

•	Our early-mover advantage with two psychedelic drugs available in the prescription market in Australia, and be ready for future markets should regulations allow.

Our Growth Strategies

We intend to pursue the following growth strategies to solidify our market leadership and achieve sustainable growth:

•	Expand into additional markets such as the United States and Israel.

•	Continue to invest in research and development for drug formulations.

•	Continue to strengthen regulatory compliance.

•	Continue to collect real world evidence (“RWE”) and patient-reported outcomes (“PROs”) for regulatory submissions in Australia.

•	Further collaborations with healthcare providers and government agencies to advocate for safe and effective psychedelic-assisted therapies.

Summary of Our Risks and Challenges

We are subject to various risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read the “Risk Factors” section and this prospectus in full. Below is a summary of the principal factors that make an investment in our securities speculative or subject to risk, organized under relevant headings.

Risks Related to Government Regulations

•	We face various controlled substance regulatory compliance risks.

•	We may not be able to receive and maintain our licenses.

•	If we violate any laws and regulations related to controlled substances or precursors, we may face material adverse repercussions.

•	We may be materially adversely impacted by changes in U.S. legislative and regulatory policies.

•	We face various risks related to product liability and/or regulatory action.

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Our products contain MDMA and/or psilocybin, which are controlled substances that are subject to international treaties and national regulatory frameworks, including import/export, manufacturing, or procurement restrictions and/or quotas, which may impact our ability to manufacture, distribute, or commercialize these products.

Risks Related to Our Business and Industry

•	Our industry and market are relatively new.

•	We have a limited operating history, and we may not be able to manage our growth.

•	We have a history of operating losses, and there is no assurance that will be able to achieve profitability, raise additional financing or continue as a going concern.

•	If we are unable to obtain additional financing and on acceptable terms, we could be forced to delay, limit or discontinue product candidate development and sales efforts.

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Our product candidates represent novel and innovative therapeutic areas - negative perception of any of our products or product candidates that we develop could adversely affect our ability to conduct our business, obtain regulatory approvals or identify alternative regulatory pathways to market for such product candidate.

Risks Related to Drug Development

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We face various risks associated with drug development. All of our products are in preclinical or clinical development with third parties, which is a lengthy and expensive process with uncertain outcomes. All of our products have had clinical trial applications (“CTAs”) submitted in certain jurisdictions, with psilocybin trials approved to proceed in Canada, a MDMA trial approved in Israel and a MDMA CTA in review in Canada. While the products in clinical trials are identical to those that are currently distributed to Australia, we cannot give any assurance that any of our product candidates will be successfully developed and/or receive regulatory approval in other jurisdictions, including by the United States Food and Drug Administration (“FDA”), which is necessary before they can be commercialized.

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MDMA and psilocybin are Schedule I controlled substances in the U.S. and therefore for broad market access in the U.S., in addition to FDA approval, we are also dependent on the DEA rescheduling the drug. The U.S. Controlled Substances Act establishes five schedules for controlled substances based on a drug’s potential for abuse, currently-accepted medical use, and safety / dependence considerations. In making any scheduling decision, the following factors are considered: (i) a drug’s actual or relative potential for abuse; (ii) scientific evidence of its pharmacological effect; (iii) current scientific knowledge regarding the drug; (iv) its history and current pattern of abuse; (v) the scope, duration, and significance of abuse; (vi) risk to public health; (vii) psychic or physiological dependence liability; and (viii) any immediate precursors already controlled under the law. Schedule I drugs are considered to have high abuse potential with no accepted medical use; medications within this schedule may not be prescribed, dispensed, or administered. Schedule II through V medications may be prescribed as allowed by DEA and state-controlled substance law. Thus, rescheduling from Schedule I is necessary for commercial distribution in the U.S. and may only occur subsequent to the approval of a new drug application (“NDA”). Initially, the rescheduling change may be limited to apply only to the FDA approved drug formulation of an innovator-branded version of the compound(s), and that rescheduling decision may not occur on a timely basis or at all.

Risks Related to Intellectual Property

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If we are unable to maintain or obtain sufficient intellectual property protection in the future for our existing product candidates or any other product candidates that we may identify, or if the scope of the intellectual property protection we have or may obtain in the future is not sufficiently broad, our competitors could develop and commercialize product candidates similar or identical to ours, and our ability to successfully commercialize our existing product candidates and any other product candidates that we may pursue may be impaired.

Risks Related to This Offering and Ownership of Our Common Shares

•

There has been no prior market for our common shares on a U.S. national securities exchange, and an active and liquid market for our common shares may fail to develop or be sustained, which could harm the market price of our common shares.

•

As a foreign private issuer, we are permitted, and intend, to rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. domestic issuers, which may afford less protection to holders of our common shares than they would enjoy if we complied with the Nasdaq corporate governance listing standards otherwise applicable to Nasdaq-listed issuers.

•

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act reporting requirements for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.

•	It may be difficult to enforce judgements or bring actions outside the United States against us and our directors.

•	Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

Our Corporate Structure

We were incorporated under the Business Corporations Act (British Columbia) on May 27, 2020 under the name “1251418 B.C. Ltd.”. We changed our name to “Optimi Health Corp.” on August 17, 2020. Optimi Health Corp. owns all of the issued and outstanding equity securities of Optimi Labs Inc., a company incorporated under the Business Corporations Act (British Columbia) (“Optimi Labs”), and Optimi Nutraceuticals Corp., a company incorporated under the Business Corporations Act (British Columbia) (“Optimi Nutraceuticals”).

Optimi Labs is our operating subsidiary that is in the business of operating our manufacturing facilities and our related research and development initiatives and sales and marketing efforts. Optimi Nutraceuticals acts as our retail subsidiary, providing consumers with high quality, natural, plant-based products. However, we are in the process of permanently winding down that business to focus our efforts on our pharmaceutical grade manufacturing business.

Our Corporate Information

Our principal executive offices are located at 269 David Brown Way, Princeton, British Columbia, V0X 1W0. Our telephone number at this address is (778) 761-4551. Our registered and records office is located at 2054 Dowad Drive, Squamish, British Columbia, V8B 0Y8. Our agent for service of process in the United States, Cogency Global Inc., is located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.optimihealth.ca. The information contained on, or accessible through, our website is not a part of this prospectus.

Reverse Share Split

Although not yet effective, our Board of Directors approved a reverse share split with a share split ratio of 1-for-30 (“Reverse Share Split”). We anticipate effecting the Reverse Share Split immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The Reverse Share Split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market (“Nasdaq”).

Except as otherwise indicated, all references to our common shares, share data, per share data and related information reflect the Reverse Share Split as if it was effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Share Split, when effective, will combine each 30 outstanding common shares into one common share, without any change in the par value per share which will remain no par value, and the Reverse Share Split correspondingly will adjust, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of other convertible securities. No fractional shares will be issued in connection with the Reverse Share Split, and any fractional shares resulting from the Reverse Share Split will be rounded to the nearest whole share.

Implications of Being an Emerging Growth Company

We had less than US$1.235 billion in annual gross revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may take advantage of reduced public reporting requirements for so long as we continue to qualify as an emerging growth company. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	reduced disclosure regarding executive compensation in periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions and accommodations until the last day of our fiscal year following the fifth anniversary of the date of the first sale of the common shares in this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed US$1.235 billion or if we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including the rules that:

•	require U.S. domestic public companies to issue financial statements prepared under accounting principles generally accepted by the United States (“U.S. GAAP”);

•	regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

•	impose liability on insiders who profit from trades made in a short period of time; and

•

require the filing with the U.S. Securities and Exchange Commission (“SEC”) of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

As permitted under the Exchange Act for foreign private issuers, we present our financial statements pursuant to International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (the “IASB”), instead of pursuant to U.S. GAAP. Furthermore, following this offering and for so long as we remain a foreign private issuer incorporated in Canada and subject to National Instrument 55-104 in Canada, our directors, officers and principal shareholders will be exempt from the requirements to report transactions in our equity securities under Section 16 of the Exchange Act and for so long as we remain a foreign private issuer, will be exempt from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted, and intend to follow, certain home country corporate governance practices instead of those otherwise required under the Nasdaq listing rules for Nasdaq-listed domestic U.S. issuers. These exemptions and leniencies may reduce or alter the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. For more information, see “Risk Factors — Risks Related to This Offering and Ownership of Our Common Shares— As a foreign private issuer, we are permitted, and intend, to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our common shares than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.”

We will file with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F (or such other reports required by the SEC) containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held of record by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or the majority of our directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Conventions Which Apply to This Prospectus

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

•	“we,” “us,” “the Company,” “our” or “our company” and similar references refer to the combined business of Optimi Health Corp., a British Columbia corporation, and its consolidated subsidiaries;

•	“API” refers to active pharmaceutical ingredients;

•	“BC Green” refers to BC Green Pharmaceuticals Inc., a private Canada federally licensed cannabis production company;

•	“Board” or “Board of Directors” refers to the board of directors of the Company;

•	“Canadian dollars”, “C$” and “$” are to the legal currency of Canada;

•	“CDSA” refers to the Canadian Controlled Drugs and Substances Act, SC 1996, c. 19;

•	“Common Shares” refer to the common shares in the capital of the Company, with no par value;

•	“DEA” refers to the United States Drug Enforcement Administration;

•	“Dealer’s Licence” or “DL” refers to a licensed dealer designation under the Narcotic Control Regulations CRC, c.1104;

•

“Drug Establishment Licence” or “DEL” refers to drug establishment license granted by Health Canada to Optimi Labs Inc., authorizing the fabrication, packaging, labeling, distribution and/or wholesale of its medical grade MDMA and psilocybin drug formulations and psilocybin active pharmaceutical ingredients in compliance with GMP standards;

•	“Facilities” refer to the Company’s combined 20,000 square foot cultivation and processing facilities in Princeton, British Columbia;

•	“FD Act” refers to the Canadian Food and Drug Act, RSC 1985, c. F-27;

•	“FDA” refers to United States Food and Drug Administration;

•	“First Private Placement” refers to the non-brokered private placement financing by the Company conducted on July 6, 2020;

•	“Food and Drug Regulations” refers to the Canadian Food and Drug regulations, CRC, c. 870;

•	“Good Manufacturing Practices” or “GMP” refers to Good Manufacturing Practices as specified in Part C, Division 2 of the Food and Drug Regulations;

•	“Health Canada” refers to the department of the Government of Canada responsible for national among other things, regulating food, drugs, and health products in Canada to support public safety;

•	“IFRS” refers to the International Financial Reporting Standards developed by the International Accounting Standards Board;

•	“Industrial Ground” refers to the underlying land described in the Lease Agreement, upon which the Facilities sit.

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“Lease Agreement” refers to the Amended and Restated Industrial Lease, dated September 1, 2021, as amended by that certain First Amendment to Amended and Restated Industrial Lease, dated July 1, 2025, by and between BC Green, as landlord, and the Company, as tenant, with respect to the lease of the Industrial Ground;

•	“MDMA” means 3,4-Methylenedioxymethamphetamine hydrochloride;

•	“NHP” refers to natural health product, as defined in subsection 1(1) of the NHPR;

•	“NHPR” refers to the Canadian Natural Health Product Regulations, SOR/2003-196;

•	“PP Warrants” refer to the 10,000,000 Common Share purchase warrants issued in connection with the First Private Placement:

•	“Precursor Licence” refers to the Company’s active Class A Precursor Licence issued by Health Canada that allows it to purchase or produce controlled materials that are used for synthesis of MDMA;

•	“Private Placements” refer to the First Private Placement and the Special Warrant Private Placement, collectively;

•	“PTSD” refers to Post-Traumatic Stress Disorder;

•	“SEC” refers to the United States Securities and Exchange Commission;

•	“Special Warrant Private Placement” refer to the private placement of Special Warrants closed by the Company on September 11, 2020;

•	“Special Warrants” refer to the special warrants issued by the Company, which special warrants converted into SW Units on January 12, 2021;

•	“SW Unit” refer to the units of the Company issued on January 12, 2021 on the deemed exercise of the Special Warrants;

•	“SW Warrant” refers to the Common Share purchase warrants issued on January 12, 2021 on the deemed exercise of the Special Warrants;

•	“TRD” refers to Treatment-Resistant Depression; and

•	“U.S. dollars,” “USD” or “US$” refer to the legal currency of the United States.

Presentation of Financial and Other Information

Our financial statements and other financial information are prepared in accordance with IFRS, as issued by the IASB, in Canadian dollars. None of our consolidated financial statements have been prepared in accordance with U.S. GAAP, and our financial statements may therefore not be comparable to financial statements of United States domestic companies.

Our fiscal year end is September 30. References to a particular “fiscal year” are to our fiscal year ended September 30 of that calendar year.

Our reporting currency and our functional currency is the Canadian dollar. All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. This prospectus contains translations of Canadian dollars into U.S. dollars at specific rates solely for the convenience of the reader. Such convenience translations are presented only for the most recent fiscal year ended September 30, 2025 and the subsequent interim period ended December 31, 2025. Unless otherwise noted, all translations from Canadian dollars into U.S. dollars in this prospectus were made at the exchange rate in effect as of the applicable balance sheet date, including C$1.3927 per US$1.00 as of September 30, 2025 and C$1.3712 per US$1.00 as of December 31, 2025, which are the noon buying rates as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of

September 30, 2025 and December 31, 2025, respectively. We make no representation that the Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the Reverse Share Split as if it was effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Share Split, when effective, will combine each 30 common shares into one common share, without any change in the par value per share which will remain no par value, and the Reverse Share Split correspondingly will adjust, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of other convertible securities. Except as otherwise indicated, all references to this information depict the Reverse Share Split as if it was effective and as if it had occurred at the beginning of the earliest period presented. No fractional shares will be issued in connection with the Reverse Share Split, and any fractional shares resulting from the Reverse Share Split will be rounded to the nearest whole share.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

We have proprietary rights to trademarks used in this prospectus that are important to our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

THE OFFERING

Issuer	Optimi Health Corp.

Common Shares Offered	2,142,857 common shares or 2,464,286 common shares if the underwriter exercises its option to purchase additional shares in full.

Offering Price	We currently expect the initial public offering price to be between US$6.00 and US$8.00 per common share.

Over-Allotment Option	We have granted the underwriter an option to purchase up to an aggregate of 321,429 additional common shares at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus. The underwriter can exercise this option in whole or in part at any time and from time to time within 45 days after the closing of this offering.

Underwriter’s Warrants	Upon the closing of this offering, we will issue to the underwriter the Underwriter’s Warrants entitling it to purchase up to 123,214 common shares if the underwriter exercises its over-allotment option in full. The Underwriter’s Warrants will have an exercise price equal to 120% of the price per share sold in this offering. This prospectus also relates to the offering of the Underwriter’s Warrants and the common shares issuable upon exercise of the Underwriter’s Warrants. See “Underwriting” for more information on the Underwriter’s Warrants.

Common Shares Outstanding After This Offering	5,368,756 common shares (161,062,680 pre-Reverse Share Split common shares) or 5,690,185 common shares (170,705,550 pre-Reverse Share Split common shares) if the underwriter exercises its option to purchase additional shares in full.

Listing and Trading Symbols	Our common shares are currently traded on the CSE under the symbol “OPTI,” on the FSE under the symbol “8BN” and quoted for trading on the OTCQX under the symbol “OPTHF.” We have applied to list our common shares on Nasdaq under the symbol “OPTH.” The approval of our listing on Nasdaq is a condition of closing this offering.

Use of Proceeds	Based on the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, we estimate that the net proceeds from the sale of our common shares in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately US$12.3 million (or US$14.3 million if the underwriter exercises its option to purchase additional shares in full).

We currently intend to use the net proceeds we receive from this offering for scaling production and distribution of our products in our current markets, additional market expansion to Israel and the United States and sales growth and general working capital and other operating expenses. See “Use of Proceeds” for a complete description of the intended use of proceeds from this offering.

Lock-up	All of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common shares or securities convertible into or exercisable or exchangeable for our common shares for a period of 180 days after the closing of this offering. See “Underwriting” for more information.

Dividend Policy	We have paid no dividends on the common shares to date, and we do not expect to pay dividends on the common shares in the foreseeable future.

Reverse Share Split	Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a Reverse Share Split of the outstanding common shares in a ratio of 1-for-30, i.e., each 30 outstanding common shares will be combined into one common share. The Reverse Share Split was approved by our Board of Directors, provided that such Reverse Share Split is not yet effective and is not planned to become effective until immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the Reverse Share Split in a ratio of 1-for-30 as if it had occurred at the beginning of the earliest period presented.

Transfer Agent and Registrar	Endeavor Trust Corporation.

Taxation	For a summary of certain Canadian and U.S. federal income tax considerations with respect to the ownership and disposition of the common shares, see the information set forth under the heading “Taxation.”

Risk Factors	Investing in our securities involves a high degree of risk, and purchasers of our securities may lose part or all of their investment. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our securities.

Unless otherwise indicated, the information presented in this prospectus assumes the underwriter does not exercise its over-allotment option.

Unless otherwise indicated, the number of our common shares to be issued and outstanding immediately after this offering is based on 3,225,899 common shares (96,776,919 pre-Reverse Share Split common shares) issued and outstanding as of the date of this prospectus and gives effect to the sale of the common shares in this offering assuming no exercise of the underwriter’s over-allotment option and excludes:

•

141,888 common shares (4,256,667 pre-Reverse Share Split common shares) issuable upon exercise of outstanding warrants with an average weighted exercise price of C$11.79 as of the date of this prospectus;

•

162,832 common shares (4,885,000 pre-Reverse Share Split common shares) issuable upon exercise of 162,832 share options granted and outstanding under the Equity Plan with an average weighted exercise price of C$23.73 as of the date of this prospectus;

•

13,875 common shares (416,250 pre-Reverse Share Split common shares) issuable upon exercise of 13,875 restricted share rights granted and outstanding under the Equity Plan as of the date of this prospectus;

•

307,176 additional common shares (9,215,288 pre-Reverse Share Split common shares) reserved for future issuance pursuant to equity awards to be granted under the Equity Plan as of the date of this prospectus;

•

766,667 common shares (23,000,000 pre-Reverse Share Split common shares) issuable upon conversion of 3,450 convertible debentures outstanding convertible at the holders’ election into our common shares at a conversion price of C$4.50 as of the date of this prospectus; and

•	107,813 common shares (107,813 pre-Reverse Share Split common shares) issuable upon the full exercise of the Underwriter Warrants. See “Underwriting.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth a summary of our unaudited consolidated financial information as at and for the three months ended December 31, 2025 and 2024 and our audited consolidated financial information as at and for the fiscal years ended September 30, 2025 and 2024. The historical summary consolidated financial information set forth in the following tables has been derived from our consolidated financial statements included elsewhere in this prospectus. The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any period are not necessarily indicative of our future performance.

	Three Months Ended December 31,
	2025		2024
Statements of Comprehensive Loss	C$	US$	C$
Revenue	—	—	232,700
Cost of sales	—	—	62,473
Expenses	—	—	1,436,456

Loss and comprehensive loss	—	—	(1,258,980)

	As of December 31,
	2025		2024
Statements of Financial Position	C$	US$	C$
Assets:
Current Assets	1,111,106	810,317	900,983
Non-Current Assets	13,125,097	9,571,979	13,103,114
Total Assets	14,236,203	10,382,295	14,004,097
Liabilities:
Current Liabilities	9,068,256	6,613,372	3,574,540
Non-Current Liabilities	150,934	110,074	1,790,000
Total Liabilities
Shareholders’ Equity	5,017,013	3,658,848	8,639,557
Total Liabilities and Shareholders’ Equity	14,236,203	10,382,295	14,004,097

	Year Ended September 30,
	2025		2024
Statements of Comprehensive Loss	C$	US$	C$
Revenue	426,301	306,097	389,850
Cost of sales	(410,716)	(294,906)	(238,388)
Expenses	(5,075,829)	(3,644,596)	(6,309,434)

Loss and comprehensive loss	(3,712,031)	(2,665,349)	(6,035,859)

	As of September 30,
	2025		2024
Statements of Financial Position	C$	US$	C$
Assets:
Current Assets	1,826,227	1,340,842	1,232,587
Non-Current Assets	13,386,418	9,828,501	13,318,448
Total Assets	15,212,645	11,169,343	14,551,035
Liabilities:
Current Liabilities	8,483,610	6,228,789	3,216,823
Non-Current Liabilities	158,374	116,281	1,758,500
Total Liabilities	8,641,984	6,345,069	4,975,323
Shareholders’ Equity	6,570,661	4,824,274	9,575,712
Total Liabilities and Shareholders’ Equity	15,212,645	11,169,343	14,551,035

RISK FACTORS

Investing in our securities involves a high degree of risk. The following risk factors describe circumstances or events that could have a negative effect on our business, financial condition or operating results. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently believe are not material could also impair our business, financial condition or results of operations. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Government Regulations

We face various controlled substance regulatory compliance risks.

Psychedelic products and treatments, production and distribution is a new and emerging industry with substantial existing regulations and uncertainty as to future regulations. There is no assurance we will be able to derive meaningful revenue from our investment in psychedelic compounds, or that regulatory frameworks will support our business expansion, as the impact of various legislative regimes on our business plans and operations is uncertain. Our current and future product candidates are or may be subject to controlled substance laws and regulations in the territories where the product will be produced, manufactured, marketed, and sold, such as Canada and the United States. Failure to comply with these laws and regulations, or the cost of compliance, may adversely affect the results of our business operations, both during clinical development and post approval, and our financial condition. In addition, there is no guarantee that the applicable legislation regulating the research and development and manufacture of controlled substances in the jurisdictions where we operate now or in the future will create or allow for the growth opportunities we currently anticipate.

There is no guarantee that the legislative frameworks governing the research and development of controlled substances will enable the growth opportunities we currently anticipate. Our involvement in psychedelic product development positions us within a nascent, highly regulated and increasingly competitive industry that is evolving rapidly. Given the rapid pace of regulatory, market and scientific developments, new risks may emerge that management cannot foresee or adequately assess, potentially resulting in outcomes that differ materially from those expressed in any forward-looking statements. Regulatory uncertainty remains a key challenge; for example, approval pathways for substances such as MDMA and psilocybin differ significantly by jurisdiction, and there is no assurance of future regulatory acceptance in the United States or other target markets.

Additionally, the processing, manufacturing, packaging, labeling, advertising and distribution of our products are subject to oversight by regulatory authorities in each jurisdiction where our products are sold. These regulatory agencies may assert jurisdiction over any of our products and may not accept the evidence we provide to demonstrate product safety or efficacy. Regulatory bodies may also determine that a specific product or ingredient poses an unacceptable health risk, which could prohibit its sale or restrict the claims we are permitted to make. Additionally, we may be prevented from disseminating third-party literature in support of our products if it fails to meet applicable regulatory standards. Regulatory authorities may further require the withdrawal or recall of a product from the market. Any such action could result in significant costs, lost revenue, liability exposure and adverse impacts on our growth trajectory.

Achievement of our business objectives is subject to compliance with regulatory requirements enacted and enforced by governmental authorities and obtaining and maintaining all required regulatory approvals. We will incur costs and have ongoing obligations related to regulatory compliance, and, depending upon the jurisdictions in which we are conducting our business, those costs and obligations may be significant. Failure to comply with applicable laws, regulations and permits, license or approval requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Our industry and market are also subject to numerous legal challenges, which may significantly affect the financial condition of market participants and which cannot be reliably predicted. We may be required to compensate those suffering loss or damage by reason of our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

We cannot predict the timeline required to secure all appropriate regulatory approvals or licenses for our business or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failing to obtain, required regulatory approvals or licenses may significantly delay or impact the research and development activities and could have a material adverse effect on our business, results of operations and financial condition. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

The marketability of any product may also be affected by numerous factors that are beyond our control and which cannot be predicted, including, in particular, changes to government regulations, such as those relating to taxes and other government levies which may be imposed on us. The current Canadian federal and provincial restrictions on the marketing and promotion of drugs, and medical services and the regulation of the import, export, production, distribution, possession and sale of controlled substances and precursor chemicals in Canada may limit the ability to effectively advertise and promote our products and business.

We may not be able to receive and maintain our licenses.

Our operations require us to obtain licenses, and in some cases, renewals of existing licenses and the issuance of permits by certain governmental authorities in Canada. We believe that we currently hold or have applied for all necessary licenses and permits to carry out the activities that we are currently conducting under applicable laws and regulations, and also believe that we are complying in all material respects with the terms of such licenses and permits. In addition, we will endeavor to apply for, as the need arises, all necessary licenses and permits to carry on the activities we expect to conduct in the future. However, our ability to obtain, sustain or renew any such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable authorities or other governmental agencies in the jurisdictions where we conduct our business. Any loss of interest in any such required license or permit, or the failure of any governmental authority to issue or renew such licenses or permits upon acceptable terms, could have a material adverse impact on us.

Our ability to cultivate, extract, formulate and conduct research in psychedelic substances in Canada is dependent on our ability to obtain federal licenses from Health Canada, including the Dealer’s Licence and Precursor’s Licence. Licenses, once issued, are subject to ongoing compliance and reporting requirements. Our ability to fabricate, package, label and export to certain jurisdictions is depended on our ability to maintain the Health Canada issued Drug Establishment Licence which is also subject to ongoing compliance requirements. Failure to comply with the requirements would have a material adverse impact on our business, financial condition and operating results. There is also no assurance we will be able to obtain any required new licenses or approvals from Health Canada or that the licence remains recognized based on changes outside of our control. There can be no guarantee that Health Canada will continue to issue the Dealer’s Licence, Precursor Licence, Drug Establishment Licence or any other licenses to us. Government licenses are currently, and in the future will be, required in connection with our operations, in addition to other unknown permits and approvals which may be required. To the extent such permits and approvals are required and not obtained, we may be prevented from operating and/or expanding our business, which could have a material adverse effect on our business, financial condition and results of operations.

We cannot predict the time required to secure all appropriate regulatory approvals for our products or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain the necessary regulatory approvals will significantly delay the development of our markets and products and could have a material adverse effect on our business, results of operations and financial condition.

If we violate any laws and regulations related to controlled substances or precursors, we may face material adverse repercussions.

In Canada, under the CDSA, psilocybin and MDMA are currently Schedule III and Schedule I substances, respectively. One of the precursors for our research grade MDMA is subject to restrictions under the precursor regulations and, for that reason, we hold a Precursor Licence for import in the event that we require a source from outside Canada. Our operations are conducted in strict compliance with the laws and regulations regarding our activities with such controlled substances. As such, all facilities engaged with such substances by or on behalf of us in Canada do so under current licenses, permits and approvals, as applicable, issued by appropriate Canadian federal, provincial, territorial, and local governmental agencies. In the United States, under the U.S. Controlled Substances Act, psilocybin and MDMD are currently Schedule I substances, meaning they cannot be commercialized or prescribed for medical use and are subject to strict regulatory requirements.

While we are focused on psychedelics, specifically psilocybin and MDMA inspired compounds, we do not have any direct or indirect involvement with the illegal selling, production or distribution of any substances in the jurisdictions in which we operate and do not intend to have any such involvement. A violation of any applicable laws and regulations, such as the CDSA, Narcotic Control Regulations, or of similar legislation in the jurisdictions in which we operate could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings initiated by either government entities in the jurisdictions in which we operate, or private citizens or criminal charges, as well as result in reputational damage. Any such violations could have an adverse effect on our business, results of operations and financial condition. In addition, allegations of violations of applicable laws and regulations, even if ultimately determined to be unfounded, could result in reputational harm, increased scrutiny from regulatory authorities, and other adverse effects on our business, financial condition and results of operations.

We may be materially adversely impacted by changes in legislative and regulatory policies in jurisdictions where we sell our products and operate.

The change in the U.S. administration may result in legislative and regulatory changes that could have a material adverse effect on us and our financial condition. In particular, there is uncertainty regarding U.S. tariffs and support for existing treaty and trade relationships, including with Canada. The U.S. government has made proposals that are intended to address trade imbalances, which include encouraging increased production in the United States. These proposals could result in increased customs duties and tariffs, including on pharmaceutical products originating from Canada, and the renegotiation of some U.S. trade agreements. An increase in customs duties and tariffs with respect to any of our planned imports could negatively impact our financial performance. Any potential changes in trade policies in the United States and the potential corresponding actions by other countries in which we do business could adversely affect our financial performance. Implementation by the U.S. government of new legislative or regulatory policies could impose additional costs on us, decrease U.S. demand for our products, or otherwise negatively impact us, which may have a material adverse effect on our business, financial condition and operations. In addition, this uncertainty may adversely impact: (i) the ability of companies to transact business with companies such as us; (ii) our profitability; (iii) regulation affecting the life sciences industry; (iv) global stock markets (including the CSE and Nasdaq); and (v) general global economic conditions. All of these factors are outside of our control but may nonetheless lead us to adjust our strategy in order to compete effectively in global markets, which may be costly or hard to achieve. Changes in government policy, enforcement actions, or regulatory delays could materially impact business operations and expansion plans. Additionally, our planned product expansion into the U.S. depends on regulatory rescheduling and state and federal legislation allowing MDMA-assisted therapy to move from experimental to commercial use, which is uncertain. Scheduling and rescheduling determinations by the DEA are dependent on FDA approval. During the review process, and prior to approval, the FDA may determine that it requires additional data, either from non-

clinical or clinical studies, including with respect to whether, or to what extent, the substance has abuse potential. This may introduce a delay into the FDA approval and any potential rescheduling process and there is no assurance that the DEA will make a favorable rescheduling decision. If the DEA does not reschedule Schedule I ingredients contained in our products in a manner which would facilitate expansion into the U.S., this will have a material adverse impact on the scope the market for our products produced in Canada.

Furthermore, changes in government, legislative or regulatory policies in Australia could have a material adverse effect on our business. Changes in product scheduling, including those products permitted for therapeutic use and changes to the indications for which those products are permitted, could affect our ability to sell our product in the Australian market. Additions or changes to a Therapeutics Good Standard for any of our products could also impact our ability to product, test and release those products to comply to such Therapeutics Good Standard. As data is currently being amalgamated based on the performance of the products, and competitor’s products for use by Authorized Prescribers in Australia, it is possible that data analysis will lead the Australian government to open up access or alternatively halt or suspend access to these medicines with the Authorised Prescribers Scheme.

Changes in government, legislative or regulatory policies in Canada could have a material adverse effect on our business. If the government of Canada decides to revoke or restrict eligibility for certain substances for the Special Access Programme program or if there is a change in how medical conditions are defined for Special Access Programme access, or if a mandate is put in place to increase regulatory scrutiny for Special Access Programme requests or clinical trials, this could mean slower turn around times for approvals for our client’s usage for our products.

In addition, although we do not conduct clinical trials ourselves, we are indirectly affected by the actions or failures of third parties conducting clinical trials using our products. Regulatory authorities such as the FDA, Health Canada and other comparable agencies require that clinical trials comply with applicable protocols, legal and regulatory standards and GCP guidelines, which govern the design, conduct, monitoring and reporting of human clinical trials. These authorities conduct periodic inspections of sponsors, investigators, clinical sites and institutional review boards (“IRBs”) to ensure compliance.

If our clients or their contractors fail to meet these standards, the resulting data may be deemed unreliable, potentially requiring additional clinical trials and delaying regulatory approval. We cannot guarantee that any trial involving our products will be found compliant upon inspection. Delays in the initiation, conduct or completion of any clinical trial of our product candidates will increase our costs, slow down the product candidate development and approval process and delay or potentially jeopardize our ability to commence product sales and generate revenue. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. In the event we identify any additional product candidates to pursue, there is no assurance of the necessary regulatory approvals to allow clinical trials to begin in a timely manner, if at all. Any of these events could have a material adverse effect on our business, prospects, financial condition and results of operations.

We face various risks related to product liability and/or regulatory action.

As we continue to grow, we may distribute or import products from other countries that are designed to be ingested by humans. As such, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused damages, loss or injury. In addition, the future sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all.

We may be required to pay for losses or injuries purportedly or actually caused by our products. In the event that our products are found to cause any injury or damage, we will be subject to substantial liability. This liability may exceed the funds available by us and result in the failure of our business.

Even though we are not aware of any actual or potential product liability claims against us at this time, our business exposes us to potential product liability, recalls and other liability risks. We can provide no assurance that such potential claims will not be asserted against us. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations. Although we believe we have adequate product liability insurance, we cannot provide any assurances that we will be able to obtain or maintain adequate product liability insurance in the future on acceptable terms, if at all, or that such insurance will provide adequate coverage against potential liabilities. Claims or losses in excess of any product liability coverage could have a material adverse effect on our business, financial conditional and results of operations.

Factors involving regulatory agencies that are outside our control, including disruptions at the FDA and other U.S. or foreign government agencies caused by funding shortages, staffing limitations, policy changes or other operational constraints could cause delays in our product candidate development plans, or otherwise prevent new products and services from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business, financial condition and operating results.

The ability of the FDA and comparable foreign authorities to review and approve new products or take action with respect to other regulatory matters can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and statutory, regulatory and policy changes. Average review times at the FDA and comparable foreign authorities have fluctuated in recent years as a result. In addition, government funding of the FDA and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable. Additionally, the current U.S. presidential administration has adopted certain policies and issued executive orders directed towards reducing the employee headcount and costs associated with U.S. administrative agencies, including the FDA, and it remains unclear the degree to which those efforts will limit or otherwise adversely affect the FDA’s ability to conduct routine activities. Current or future staff reductions could significantly impact the ability of the FDA and comparable foreign authorities to timely review and process our regulatory submissions and could reduce capacity for inspections and compliance oversight, which could have a material adverse effect on our business. Similarly, any current or future staff reductions could prevent the timely review of the patent applications we may file in the future by the United States Patent and Trademark Office (“USPTO”), which could delay the issuance of any U.S. patents to which we might otherwise be entitled. Other policy changes that may result from the change in administration may also delay or limit the ability to obtain necessary regulatory approvals, including but not limited to proposed reorganization of regulatory authorities having jurisdiction over controlled substances, changes to prioritization of review for approval, changes to scientific considerations in the approval process, and general treatment of certain drug classes, including but not limited to controlled substances. These delays or lapses in regulatory engagement could negatively impact our development timelines and increase the risk of non-compliance with applicable laws and regulations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our products may be subject to regulatory quotas.

The DEA through its quota system limits the availability of the active ingredients in certain of our products and, as a result, our ability to procure or manufacture these ingredients may not be sufficient to complete clinical trials, or other demand. Schedule I controlled substances are considered to present the highest risk of abuse and their handling (including manufacture, research, shipment, storage, sale and use) are subject to a high degree of federal and state oversight and regulation. The amount of Schedule I substances that may be procured and manufactured is limited by the DEA through its quota system. DEA establishes quotas applicable to the individual manufacturer and applicable to the industry in the aggregate. Quotas for these substances may not be sufficient to complete clinical trials or to meet other demand. There is a risk that federal statutes and DEA regulations concerning applicable quotas may interfere with the supply of drugs used in clinical trials for our product candidates, and, in the future, the ability to manufacture and distribute our products in the volume needed to meet demand.

Canada does not have a formal quota system analogous to that which exists in the United States, but our ability to market and sell our Canadian-manufactured products in the United States may be inherently limited by DEA quotas on production, manufacturing, procurement, and importation, which apply to Schedule I substances.

Risks Related to Our Business and Industry

Our industry and market are relatively new.

We operate our business in a relatively new industry and market. While we have active sales in Australia, there is no guarantee that our revenue streams will be sustainable or sufficient to support long-term growth within Australia and beyond. There is also no assurance we will be able to derive meaningful revenue from our investment in psychedelic drugs, or to pursue that business to the extent currently proposed or at all. Adoption of psychedelic-assisted therapy is subject to stigma, legal uncertainty, and physician hesitancy, which could slow commercial penetration. Broader acceptance of these treatments depends on continued scientific validation, regulatory approval, and shifts in public perception.

In addition to being subject to general business risks, we must continue to build brand awareness in this industry and market through significant investments in our strategy, production capacity, quality assurance and compliance with regulations. There is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in the manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects our industry and market could have a material adverse effect on our business, financial conditions and results of operations.

We have a limited operating history, and we may not be able to manage our growth.

We have a relatively limited operating history in our industry upon which our business and future prospects may be evaluated. We are subject to all of the business risks and uncertainties associated with any new business enterprise, including the risk that we will not achieve our operating goals. In order for us to meet future operating and debt service requirements, we will need to be successful in our growing, marketing and sales efforts. Additionally, where we experience increased production and future sales, our current operational infrastructure may require changes to scale our business efficiently and effectively to keep pace with demand and achieve long-term profitability. If our products and services are not accepted by new customers, our operating results may be materially and adversely affected.

In order to manage growth and change in strategy effectively, we must: (a) maintain adequate systems to meet future customer demands; (b) expand sales and marketing, distribution capabilities and administrative functions; (c) expand the skills and capabilities of our current management team; and (d) attract and retain qualified employees. While we intend to focus on managing our costs and expenses over the long term, we expect to invest to support our growth and may have additional unexpected costs. We may not be able to expand quickly enough to exploit potential market opportunities.

We have a history of operating losses, and there is no assurance that we will be able to achieve profitability, raise additional financing or continue as a going concern.

We have suffered recurring losses from operations and have a net capital deficiency that raise substantial doubt about our ability to continue as a going concern. During the three months ended December 31, 2025 and the fiscal year ended September 30, 2025, we incurred a net loss of C$1,553,975 (US$1,133,296) and C$3,712,031 (US$2,665,349), respectively, and have not yet achieved profitable operations. We continue to incur significant expenses related to ongoing operations and building our business infrastructure and may not achieve profitable operations for the foreseeable future. We have an accumulated deficit as of December 31, 2025 of C$27,241,680 (US$20,001,233) since our inception. Our ability to continue as a going concern is dependent upon our attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise sufficient financing. These uncertainties may cast significant doubt on our ability to continue as a going concern.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the acceptance of the product by physicians and patients, the ability to obtain reimbursement at any price and whether we own the commercial rights for that territory. Our growth strategy depends on our ability to generate revenue. In addition, if the number of addressable patients is not as anticipated, the indication or intended use approved by regulatory authorities is narrower than expected, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

We cannot provide any assurance that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all, and any debt financing we undertake could subject us to restrictive covenants that limit our operational flexibility and could adversely affect our business and financial condition. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects.

Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. For example, market volatility resulting from, among other factors, the imposition of tariffs and retaliatory tariffs, military conflicts, such as ongoing conflicts in the Middle East, as well as, Russia’s war in Ukraine, and other factors that are currently unknown or not yet material could also adversely impact our ability to raise or access funds as and when needed. If adequate funds are not available to us on a timely basis, we may be required to delay, limit or discontinue one or more research or development programs or the potential commercialization of any approved products or be unable to expand operations or otherwise capitalize on business opportunities, as desired, which could materially affect our business, prospects, financial condition and results of operations.

If we are unable to obtain additional financing and on acceptable terms, we could be forced to delay, limit or discontinue product candidate development and sales efforts.

Developing and manufacturing biopharmaceutical products is expensive and time-consuming, and we expect to require substantial additional capital to conduct research for our current and future programs, seek regulatory approvals for our product candidates and launch and commercialize any products for which we receive regulatory approval, including growing our commercial sales, marketing and distribution organization. We regularly assess the ongoing development of our programs and may, from time to time, delay, limit or otherwise discontinue a program in order to allocate resources towards our existing programs, more developed programs or new investments.

Based on our current operating plan, we estimate that our existing cash, marketable securities and committed term loan funding, as well as the funds raised in this offering, will be sufficient to fund operations for the next 12 months. However, our operating plan has changed, and may continue to change, as a result of many factors, some of which may be currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, sales of assets or programs, other sources, such as joint ventures, strategic collaborations or license and development agreements, or a combination of these approaches. We also may opportunistically seek additional capital following this offering if market conditions are favorable or if we have specific strategic considerations. For example, we anticipate that we will need to raise additional funds to continue preparing for market entry to the United States after the next 12 months as we do not expect to gain market entry to the United States within the next 12 months. Due to the uncertainty around the extent and timing of regulatory approval in the United States, we cannot currently estimate the amount of additional funds that will be needed to prepare for market entry to the United States. Any such additional fundraising efforts for us may divert our management’s attention from their day-to-day responsibilities, which may adversely affect our ability to develop and commercialize our product candidates or any future product candidates we may identify and pursue. Moreover, such financing may result in dilution to shareholders, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future funding requirements, both short-term and long-term, will depend on many factors, including, but not limited to:

•	the outcomes of ongoing and planned third-party clinical trials;

•	the outcome, timing and cost of meeting regulatory requirements established by Health Canada, the FDA, and other comparable foreign regulatory authorities;

•	the costs of obtaining clinical and commercial supplies of raw materials and drug products for our product candidates, as applicable and any other product candidates we may identify and develop;

•	our ability to successfully identify and negotiate acceptable terms for third-party supply and contract manufacturing agreements;

•

the costs of commercialization activities for any of our product candidates that receive marketing approval, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;

•	the amount and timing of sales and other revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party reimbursement;

•	the cash requirements of developing our programs and our ability and willingness to finance their continued development;

•	the time and cost necessary to respond to technological and market developments, including other products that may compete with one or more of our product candidates;

•	the costs of acquiring, licensing or investing in intellectual property rights, products, product candidates and businesses;

•	the costs of maintaining, expanding and protecting our intellectual property portfolio;

•	our ability to attract, hire and retain qualified personnel as we expand research and development and our operational and commercial infrastructure; and

•	the costs of operating as a public company in the United States, maintaining a listing in the United States and associated compliance with applicable rules and regulations.

We may be subject to product recalls.

Manufacturers, producers and distributors of products are sometimes subject to the recall of their products for a variety of reasons, including risk to health or safety, product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling. If any of our products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention.

Although we have detailed procedures and GMP controls in place for testing our products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if we are subject to recall, our image and reputation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses and potential legal fees and other expenses.

We face increasing competition in our industry.

We face increasing competition in the markets in which we operate. Some of our competitors are more established than us and may have more resources than us and be better positioned to develop superior product features and technological innovations and able to better adapt to market trends than us. These competitors may receive regulatory approvals before us, introduce alternative treatments, or secure larger market shares. Our ability to compete depends on, among other things, high product quality, short lead time, timely delivery, competitive pricing, range of product offerings and superior customer service and support. Increased competition may require us to reduce prices or increase costs and may have a material adverse effect on our financial condition and results of operations. Any decrease in the quality of our products or level of service to customers or any occurrence of a price war among our competitors and us may adversely affect our business and results of operations.

Competition in the psychedelics industry is growing as various public and private companies enter the market. As a result of this competition, some of which is with large, well established companies with substantial capabilities and significant financial and technical resources, we may be unable to compete successfully in the future. There can be no assurance that we will be able to grow or sustain our business in the presence of these competitive conditions.

At the same time, because the psychedelics industry is in a nascent stage with uncertain boundaries, there is a lack of information about comparable companies available for potential investors to review in deciding about whether to invest in us and, few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors will have to rely on their own judgement in deciding about whether to invest in us. There can be no assurance that our estimates are accurate or that the market size is sufficiently large for our business to grow as projected, which may negatively impact our financial results.

Our product candidates represent novel and innovative potential therapeutic areas, and negative perception of any of our products or product candidates that we develop could adversely affect our ability to conduct our business, obtain regulatory approvals or identify alternate regulatory pathways to market for such product candidate.

Our product candidates represent novel and innovative potential therapeutic areas, including substances like MDMA and psilocybin that might be controversial, overlooked or underused. Our success will depend upon physicians who specialize in the treatment of mental health disorders, including TRD and other neurological indications targeted by our product candidates. Additionally, our success will depend on physicians prescribing potential treatments that involve the use of our product candidates, if approved, in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Our product candidates may not be successful in gaining physician acceptance, which would adversely impact our ability to commercialize our product candidates, even if approved. The success of our products will also depend on consumer acceptance and adoption of our products that are commercialized, which is not guaranteed.

In addition, responses by the Canadian government or other governments like the U.S. federal and state governments to negative public perception or ethical concerns may result in new legislation or regulations that could limit our ability to develop or commercialize any of our products, obtain or maintain regulatory approval, identify alternate regulatory pathways to market or otherwise achieve profitability. More restrictive statutory regimes, government regulations or negative public opinion would have an adverse effect on our business, financial condition, results of operations and prospects and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop.

Finally, there is no assurance that we will be able to achieve brand awareness in any of our target regions. In addition, we must develop successful marketing, promotional and sales programs in order to sell our products. If we are not able to develop successful marketing, promotional and sales programs, then such failure will have a material adverse effect on our business, financial condition and operating results.

Our product candidates contain psychedelic substances, the use of which may generate public controversy. Adverse publicity or public perception regarding our current or future product candidates may negatively influence the success of these therapies.

Our product candidates contain psychedelic substances that may generate public controversy. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for, our current product candidates and any future product candidates we may develop. Opponents of these compounds may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products, if approved. Adverse publicity from misuse may adversely affect the commercial success or market penetration achievable by our product candidates. Anti-psychedelic protests have historically occurred and may occur in the future and generate media coverage. Political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict the introduction and marketing of, our product candidates or any future therapeutic candidates.

If our product candidates or any future therapeutic candidates are approved for commercial sale in the United States or other jurisdictions in which we intend to market our product candidates, we will be highly dependent upon consumer perceptions of the safety and quality of our product candidates. We may face limited adoption if third-party therapy sites, therapists or patients are unwilling to try such a novel treatment given that some of our product candidates are from substances that might be controversial, overlooked or underused. There has been a history of negative media coverage regarding psychedelic substances, including compounds in many of our product candidates, which may affect the public’s perception of our product candidates. In addition, compounds in most of our product candidates may elicit intense psychological experiences, and this could deter patients from choosing this course of treatment, if our product candidates were approved. Our business could be adversely affected if we were subject to negative publicity or if any of our product candidates, if approved, or any similar product candidates distributed by other companies prove to be, or are asserted to be, harmful to patients. Because of our dependence upon consumer perception, any adverse publicity associated with illness or other adverse effects resulting from patients’ use or misuse of any of our product candidates, if approved or any similar products distributed by other companies could have a material adverse impact on our business, prospects, financial condition and results of operations.

Future adverse events in research into depression and other mental health disorders, such as substance use disorder and anxiety, on which we focus our research efforts, or the pharmaceutical industry more generally, could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates. Any increased scrutiny could delay or increase the costs of obtaining regulatory approval for our product candidates or any future product candidates.

We have a limited number of products, and we may not be able to successfully develop new products.

Historically, our revenue is derived almost exclusively from sales of mushroom-based natural health products. We now derive revenue from the sale of limited pharmaceutical products. However, our success will depend, in part, on our ability to develop, introduce and market new and innovative products. If there is a shift in consumer demand, we must meet such demand through new and innovative products, or else our business will fail. Our ability to develop, market and produce new products is subject to us having substantial capital. There is no assurance that we will be able to develop new and innovative products or have the capital necessary to develop such products.

Further, because we have limited financial resources and access to funding, we have to make decisions regarding the allocation of capital and resources across our business. For example, we may forego or delay pursuit of certain product candidates or business opportunities that later may prove to have greater commercial potential than our current or future development programs and product candidates. In addition, our decisions concerning the allocation of research, collaboration, management and financial resources toward particular programs or product candidates may not lead to the development of viable commercial product candidates, and may divert resources, including personnel, away from more advantageous opportunities or from our other current programs. Similarly, our decisions to delay, terminate or collaborate with third parties in respect of certain product candidates and development programs could also prove not to be optimal and could cause us to miss valuable opportunities with no resulting benefit. If our assessment of the market potential of our product candidates or trends in the pharmaceutical or biotechnology industries proves to be inaccurate, our business, financial condition and results of operations could be materially adversely affected.

We face product pricing risks.

As the market for our products matures, or as new or existing competitors introduce new products or services that compete with us, we may experience pricing pressure and be unable to renew our agreements with existing customers or attract new customers at prices that are consistent with our pricing model and operating budget. If this were to occur, it is possible that we would have to change our pricing model or reduce prices, which could harm revenue, gross margin and operating results. In addition, reimbursement and pricing negotiations with healthcare providers and insurers regarding our products may impact our profitability. The adoption of psychedelic treatments within the healthcare industry depends on pricing structures, insurance coverage and regulatory acceptance, which remain uncertain. Further, there is a risk of long-term price compression as generic drug manufacturers enter the market for MDMA, psilocybin and other similar psychoactive drugs, which could have a materially adverse impact on our business, financial condition and results of operations.

We face foreign currency risks.

As a company with global operations, fluctuations in currency exchange rates and inflationary pressures may affect operational expenses and profitability. Unfavorable exchange rate movements could impact the cost of raw materials, international sales, and financial reporting. In particular, the strengthening or weakening of the Canadian dollar versus other currencies will impact the translation of our net revenues generated in these foreign currencies into Canadian dollars. We import certain ingredients in our products from foreign countries, and may be forced to pay higher rates for our ingredients as a result of the weakening of the Canadian dollar.

We could experience distribution or supply chain interruptions.

We are susceptible to risks relating to distributor and supply chain interruptions. Distribution in Canada is largely accomplished through independent contractors, and, therefore, an interruption (e.g., a labor strike) for any length of time affecting such independent contractors may have a significant impact on our ability to sell our products. Limited GMP-qualified suppliers could create production bottlenecks and lead to disruptions in our supply chain. Supply chain interruptions, including a production or inventory disruption, could impact product quality and availability. Inherent to producing products is a potential for shortages or surpluses in future years if demand and supply are materially different from long-term forecasts. We monitor category trends and regularly reviews maturing inventory levels, but there can be no assurance that our estimates will be correct.

We rely on third party manufacturers and suppliers.

We rely on outside sources to manufacture our products including suppliers of critical raw materials and GMP-compliant testing services, shipping services and other suppliers to support the GMP facility. Dependence on third-party suppliers for raw material inputs and compliance with GMP standards creates potential risks related to production delays or quality control issues. Dependence on third-party laboratories for testing our finished products to GMP standards also creates risks related to release delays or quality control issues. Additionally, our failure to deliver either components or finished goods on a timely basis could have a material adverse effect on our business. Our ability to maintain consistent supply and meet regulatory requirements depends on factors outside of our control, including supplier reliability and raw material availability. As these are third parties over which we will have little or no control, the failure of such third parties to provide components or testing services on a timely basis could have a material adverse effect on our business, financial condition and operating results.

Our suppliers, service providers and distributors may elect, at any time, to breach or otherwise cease to participate in supply, service or distribution agreements, or other relationships, on which our operations rely. Loss of our suppliers, service providers or distributors would have a material adverse effect on our business and operational results. We currently rely on certain third party laboratories. Disruption of operations at any one of these facilities could adversely affect inventory supplies and our ability to meet product delivery deadlines.

We are currently party to and may seek to enter into additional collaborations, licenses and other similar arrangements and may not be successful in maintaining existing arrangements or entering into new ones, and even if we are, we may not realize the benefits of such relationships.

We are currently party to license and collaboration agreements with a number of universities and pharmaceutical companies, and we expect to enter into additional agreements as part of our business strategy. We anticipate relying upon strategic collaborations for marketing and commercializing our existing product candidates, if approved, and we may sell product offerings through strategic partnerships with pharmaceutical and biotechnology companies. The success of our current and any future collaboration arrangements may depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, such as:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to collaborations;

•

collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in their strategic focus due to their acquisition of competitive products or their internal development of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial, abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;

•

a collaborator with marketing, manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

•	we could grant exclusive rights to collaborators that would prevent us from collaborating with others;

•

collaborators may not properly maintain or defend our programs’ intellectual property rights or may use our programs’ intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate such intellectual property or proprietary information or expose us or our programs to potential liability;

•

disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of our current or future product candidates or that results in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated, which may result in a need for additional capital to pursue further development or commercialization of the applicable current or future product candidates;

•

collaborators may own or co-own intellectual property covering products that result from our collaboration with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property;

•	disputes may arise with respect to the ownership of any intellectual property developed pursuant to our collaborations; and

•	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

Management of our relationships with collaborators requires and, in the future, is expected to continue to require:

•	significant time and effort from our management team;

•	coordination of our marketing and research and development programs with the marketing and research and development priorities of our collaborators; and

•	effective allocation of our resources to multiple projects.

Additionally, we may seek to enter into additional collaborations, joint ventures, licenses and other similar arrangements for the development or commercialization of our product candidates, due to capital costs required to develop or commercialize the product candidate or manufacturing constraints. We may not be successful in our efforts to establish such collaborations for our product candidates because our research and development pipeline may be insufficient, our product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy or significant commercial opportunity. If we are unable to establish or manage such strategic collaborations on terms favorable to us in the future, our research and development efforts and potential to generate revenue may be limited. In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process can be time consuming and complex. Further, any future collaboration agreements may restrict us from entering into additional agreements with potential collaborators. We cannot be certain that, following a strategic transaction or license we will achieve an economic benefit that justifies such transaction.

Even if we are successful in our efforts to establish such collaborations, the terms that we agree upon may not be favorable to us and we may not be able to maintain such collaborations if, for example, development or approval of a product candidate is delayed, the safety of a product candidate is questioned or sales of an approved product candidate are unsatisfactory.

In addition, any potential future collaborations may be terminable by our strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and commercialization of our product candidates, if approved, and may not conduct those activities in the same manner as we do. Any termination of collaborations we enter into in the future, or any delay in entering into collaborations related to our product candidates, could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition and results of operations.

We may face shortages in our raw materials.

One of our main products is derived from psychedelic mushrooms which are cultivated, harvested and dried at our facilities. Accordingly, we must grow enough mushrooms so that the products can be produced to meet the demand of our customers. A shortage of inputs, quality control issue with inputs to mushroom growing operations, issues in storage or culture of inputs, contamination or the loss of a key genetic, or a poor harvest could result in loss of sales and damage to us. If we become unable to harvest in a timely basis and at commercially reasonable prices, and are unable to produce mushrooms at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, we will be unable to meet customer demand. In particular, we will be unable to source mushrooms from an alternative grower with the necessary regulatory approvals in a timely manner, which would have a material adverse effect on our business, financial condition and operating results.

In addition to the mushroom input, which we supply internally, both of our drug products are derived from commercially available GMP-qualified ingredients including the active MDMA, excipients, capsules and packaging components. We are currently reliant on a key supplier for our API inputs, and any disruption in API inflow will have a material adverse effect on our business. Consequently, a subsequent change in API supplier may require additional regulatory approvals and increase the cost and timing of our product development. If we and/or our suppliers become unable to acquire materials, especially API, at commercially reasonable prices, and are unable to find one or more replacement suppliers at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, we will likely be unable to meet customer demand, which could have a material adverse effect on our business, financial condition and operating results.

Our success depends on the performance of our management and our employees.

Our success is largely dependent on the performance of our directors and officers. The loss of the services of any of these persons could have a materially adverse effect on our business and prospects. There is no assurance that we can maintain the services of our directors, officers or other qualified personnel required to operate our business.

We do not maintain key person insurance on any of our directors or officers, and, as result, we would bear the full loss and expense of hiring and replacing any director or officer in the event of the loss of any such persons by their resignation, retirement, incapacity, or death, as well as any loss of business opportunity or other costs suffered by us from such loss of any director or officer.

The loss of any member of our management team, or of our key individuals, could have a material adverse effect on our business and results of operations. In addition, an inability to hire, or the increased costs of new personnel, including members of executive management, could have a material adverse effect on our business and operating results. At present and for the near future, we depend upon a relatively small number of contractors to develop, market, sell and support our products. The expansion of marketing and sales of our products will require us to find, hire and retain additional capable personnel who can understand, explain, market and sell our products. There is intense competition for capable personnel in all of these areas and we may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees often require significant training and security clearances, and, in many cases, take significant time before they achieve full productivity. As a result, we may incur significant costs to attract and retain contractors, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. In addition, if and when we move into new jurisdictions, we will need to attract and recruit skilled contractors in those areas.

Our directors and officers may have conflicts of interest with us.

Our directors and officers may serve as directors or officers of other similar companies or have significant shareholdings in other similar companies, and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. This could potentially result in the diversion of opportunities from us to other entities or persons with which any such director or officer is associated or has an interest, rather than offering such opportunities to us. To the extent that such conflicts of interest are approved by the disinterested directors or are not adequately disclosed, it could result in the loss of potential opportunities. Furthermore, while an effort has been made, and will continue to be made, to engage in transactions and enter into agreements with affiliated persons and other related parties on terms as favorable to us as they could have been if obtained from non-affiliated persons, there will always be an inherent conflict of interest between our interests and those of our affiliates and related parties if they have any interest adverse to ours. We may be adversely impacted if any related party agreement or transaction has been made, or is made in the future, on unfavorable terms. In the event that such a conflict of interest arises at a meeting of the directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms in accordance with the Business Corporations Act (British Columbia). In accordance with the laws of British Columbia, the directors of a company are required to act honestly, in good faith and in the best interests of such company.

For example, Bryan Safarik currently serves as a director and the president and chief operating officer and Jacob Safarik currently serves as the chief financial officer, respectively, of BC Green, a private Canada federally licensed cannabis production company. On July 23, 2020, we entered into an industrial ground lease agreement with BC Green for the Industrial Ground underlying our Facilities in Princeton, British Columbia, which was amended and restated on September 1, 2021 and was further amended on July 1, 2025 to extend the term of the lease to June 30, 2030 and to include three additional options to renew the agreement for successive terms of five years commencing on July 1, 2030.

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control may adversely affect our business.

Any natural disaster-related disruptions or other events outside of our control could negatively affect our business and harm our operating results. In addition, if our facilities, or the facilities of our suppliers, third-party service providers or customers are affected by natural disasters, such as earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, political instability or other conflict, or other events outside of our control, our business and operating results could suffer. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results. Similar disasters occurring at our vendors’ manufacturing facilities could impact our reputation and our consumers’ perception of our brand.

We currently report our financial results under IFRS, which differs in certain significant respects from U.S. generally accepted accounting principles.

We report our financial statements under IFRS and expect to continue to do so for so long as we continue to qualify as a foreign private issuer. There are, and there may in the future be, certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

The availability of adequate third-party payer coverage and reimbursement for newly approved drugs is uncertain, and failure to obtain adequate coverage and reimbursement from third-party payers could impede our ability to market any future products we may develop and could limit our ability to generate revenue.

There is significant uncertainty related to the third-party payer coverage and reimbursement of newly approved drugs. The commercial success of our future products in both Canada and international markets depends on whether such third-party coverage and reimbursement are available for our product candidates. Governmental payers, health maintenance organizations, managed care, pharmacy benefit and other third-party payers are increasingly attempting to manage their healthcare expenditures by limiting both coverage and the level of reimbursement of new drugs and, as a result, they may not cover or provide adequate reimbursement for our product candidates, which is essential for most patients to be able to afford treatments. These payers may not view our future products as cost-effective, and coverage and reimbursement may not be available to our customers, may not be sufficient to allow our future products to be marketed on a competitive basis and will impact our ability to successfully commercialize our product candidates. Government authorities and third-party payers are exerting increasing influence and control on costs, known as cost containment, on their decisions regarding the use of, and coverage and reimbursement levels for, particular medications and treatments. In particular, third-party payers may limit the covered indications. This trend in cost-control initiatives in the United States and other countries could cause us to decrease the price we might establish for products, and monitor and control company profits, which could result in lower than anticipated product revenues. If the prices for our drug candidates decrease or if governmental and other third-party payers do not provide adequate coverage or reimbursement, our prospects for revenue and profitability will suffer.

If the market opportunities for our product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer. Our ability to successfully identify patients and acquire a significant market share will be necessary for us to achieve profitability and growth.

We focus research and product development on treatments for mental health disorders, including TRD and PTSD. Our projections of both the number of individuals who are affected by our target disorder indications and have the potential to benefit from treatment with our product candidates are based on estimates. These estimates have been derived from a variety of sources, including the scientific literature, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these disorders. The number of patients may turn out to be lower than expected. The effort to identify patients with these mental health disorders we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for our product candidates that we may identify may be limited or may not be amenable to treatment with our product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates, because the potential target populations may be small, we may never achieve profitability.

If we are unable to effectively execute our growth strategies and manage risks associated with expanding the scale of our operations, our ability to grow our business and establish our international markets may be negatively affected.

To accomplish our growth strategies and manage the future growth of our operations, we will need to improve our operational and financial systems and internal controls, and expand, train and manage our growing employee base.

As we transition from early-stage operations to a more mature pharmaceutical model, we must invest in the development and refinement of operational infrastructure, including enterprise resource planning, inventory control, and financial reporting systems that can withstand audit scrutiny across multiple regulatory agencies.

The expansion of our workforce will require disciplined hiring, training, and retention strategies to ensure technical competency in highly regulated and scientific functions. Our ability to recruit and retain personnel with the requisite expertise may impair our capacity to meet compliance and supply obligations.

We will need to maintain and expand our relationships with our customers, suppliers and other third parties. Furthermore, as we enter new markets, we may face new market, technological, operational and regulatory risks and challenges with which we are unfamiliar.

We must also maintain and strengthen our commercial relationships with healthcare providers, clinical research organizations, contract manufacturing partners, and government stakeholders. Disruption in any of these partnerships - particularly those supporting our controlled substance supply chain -could compromise product availability, impact revenue forecasts, or damage our regulatory standing.

If we are unsuccessful in managing these complexities, the effect could result in delayed product launches, failed market entries, regulatory non-compliance, and reduced investor confidence, all of which would materially impair our long-term growth trajectory and financial performance.

Cyberattacks or other failures in our telecommunications or information technology systems, or those of our collaborators, contracted research organizations, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business operations which could materially affect our results.

We, our programs, our collaborators, our contracted research organizations, third-party logistics providers, distributors and other contractors and consultants rely on information technology, or IT, systems and networks to process, transmit and store electronic information, including but not limited to intellectual property, confidential information, proprietary business information, preclinical and clinical trial data and personal information in connection with our business activities (referred to herein collectively as “confidential information”). Our IT systems and those of current and future third parties on which we rely may fail and are vulnerable to breakdown, breach, interruption or damage from cyber incidents, employee error or malfeasance, misconfigurations, “bugs” or other vulnerabilities, theft or misuse, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures or other compromises. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware (e.g. ransomware), viruses, spamming, social engineering or phishing attacks, denial-of-service attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency, intensity, and sophistication. These threats pose a risk to the security of our, our programs’, our collaborators’, our contracted research organizations’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of our confidential information. There can be no assurance that we will be successful in preventing cyberattacks or successfully mitigating their effects. There can also be no assurance that our, our programs’, our collaborators’, our contracted research organizations’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ cybersecurity risk management program and processes, including policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems, networks and confidential information.

The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. In addition, varying parts of our workforce are currently working remotely on a part or full time basis. This could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. We may also experience security incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Similarly, there can be no assurance that our collaborators, contracted research organizations, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting our clinical and other data that is stored on their systems. Any loss of clinical trial data from our clients’ completed or ongoing clinical trials for any of our product candidates could result in delays in our development and regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We and certain of our service providers are from time to time subject to cyberattacks and security incidents. We have experienced and expect to continue to experience actual and attempted cyberattacks of our IT networks, such as through phishing scams and ransomware. Although we do not believe that we have experienced any significant system failure, accident or cybersecurity incidents to date, we cannot guarantee that we will not experience such incidents in the future. Any adverse impact to the availability, integrity or confidentiality of our or third-party systems or confidential information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Any or all of the foregoing could materially adversely affect our business, results of operations, and financial condition.

Any cyberattack that leads to unauthorized access, use, or disclosure of confidential information, data breach or destruction or loss of confidential information could result in a violation of applicable Canadian, U.S. and international privacy, data protection and other laws and regulations, require us to notify affected individuals or supervisory authorities, subject us to litigation and governmental investigations, proceedings and regulatory actions by federal, state and local regulatory entities in Canada and the United States and by international regulatory entities, cause our exposure to material civil and/or criminal liability and cause us to breach our contractual obligations, which could result in significant legal and financial exposure and reputational damages. As cyber threats continue to evolve, we may be required to incur significant additional expenses in order to implement further data protection measures or to remediate any information security vulnerability. Further, our general liability insurance and corporate risk program may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages as a result of the events referenced above. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage wholly or in part, of any future claim. Accordingly, if our cybersecurity measures, and those of our service providers, fail to protect against unauthorized access, attacks and the mishandling of data by our employees and third-party service providers, then our business, financial condition, results of operations and prospects could be adversely affected. There can be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and information.

Our business is subject to economic, political, regulatory and other risks associated with international operations.

As a company incorporated in British Columbia, Canada, with business outside of Canada, we are subject to risks associated with international operations. Our business strategy involves obtaining regulatory approval for and to commercialize our product candidates in patient populations outside Canada, and we may hire sales representatives and conduct physician and patient association outreach activities outside Canada. Doing business internationally involves a number of risks, including, but not limited to:

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multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

•	our failure to obtain and maintain regulatory approvals for the use of our products in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payer reimbursement regimes, government payers, or patient self-pay systems;

•	limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism, and political unrest, including the ongoing military conflict between Russia and Ukraine, conflicts in the Middle East, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•	economic weakness, including inflation or stagflation, or political instability;

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difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations, including taxes;

•	certain expenses including, among others, expenses for travel, translation, and insurance; and

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regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act of 1977, as amended or the FCPA, its books and records provisions, or its anti-bribery provisions

Any of these factors could significantly harm our potential international expansion and operations, and, consequently, our results of operations.

Risks Related to Drug Development

We face various risks associated with drug development.

We are engaged in the research of growing psilocybin mushrooms and undertaking extractions from these mushrooms with a view to ultimately developing patents and other intellectual property rights related to mushroom cultivation, extraction and formulation. We are also engaged in the research and development of MDMA capsules and the intellectual property related to MDMA formulation. However, it is uncertain whether any of our current or future product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our future product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. To achieve profitable operations, we alone or with others, must successfully develop, gain regulatory approval for, and market our current and future products. To obtain regulatory approvals for our product candidates being developed and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy. The impact of legislative regimes on our business remains uncertain, particularly as regulatory bodies continue to develop and refine their approaches to psychedelic research and commercialization.

Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Unsatisfactory results obtained from a particular study relating to a research and development program may cause us or our collaborators to abandon commitments to that program. Positive results of early pre-clinical research may not be indicative of the results that will be obtained in later stages of pre-clinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favorable outcomes in later-stage clinical trials, and we can make no assurance that any future studies, if undertaken, will yield favorable results.

If we are successful in developing our current and future product candidates into approved products, we will still experience many potential obstacles, which would affect our ability to successfully market and commercialize such approved products, such as the need to develop or obtain manufacturing, marketing and distribution capabilities, price pressures from third-party payers or proposed changes in health care systems. If we are unable to successfully market and commercialize our products, our financial condition and results of operations may be materially and adversely affected.

As of the date hereof, the clinical effectiveness and safety of any of our developmental products is not yet fully supported by clinical data and the medical community has not yet developed a large body of peer reviewed literature that supports the safety and efficacy of similar products. If future studies call into question the safety or efficacy of our products, our business, financial condition, and results of operations could be adversely affected. Our success depends on achieving necessary regulatory approvals, which involve stringent regulatory hurdles and potential delays.

We can make no assurance that any future studies, if undertaken, will yield favorable results. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, pre-clinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events.

Our products are in preclinical or clinical development with third parties, which is a lengthy and expensive process with uncertain outcomes. We cannot give any assurance that any of our future product candidates will be successfully developed and/or receive regulatory approval, which is necessary before they can be commercialized.

Before obtaining marketing approval from regulatory authorities in most jurisdictions for the sale of our product candidates, our product candidates must undergo extensive preclinical and clinical testing to evaluate their safety and efficacy for human use. We are not, and do not intend to be the clinical trial applicant for any study, rather, third parties currently conduct preclinical and clinical studies of our product candidates. Such testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. Some of our product candidates are in the preclinical stage, and their risk of failure is high. Before our clients commence clinical trials for our product candidates, they must complete extensive preclinical testing and studies that support the planned Clinical Trial Applications (“CTAs”) in Canada or Investigational New Drug Applications (“INDs”) in the United States or similar applications in other jurisdictions. We cannot be certain of the timely completion or outcome of clients’ preclinical testing and studies and cannot predict if Health Canada, the FDA or other regulatory authorities will accept the proposed clinical programs or if the outcome of preclinical studies will ultimately support the further development of the programs. As a result, we cannot be sure that we will be able to submit CTAs, INDs or similar applications for our clinical programs on the timelines we expect, if at all, and we cannot be sure that submission of CTAs, INDs or similar applications will result in Health Canada, the FDA or other regulatory authorities allowing clinical trials to begin.

Moreover, the results of preclinical studies may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials our clients commence may not be predictive of the results of the later-stage clinical trials. The results of preclinical studies and clinical trials in one set of patients or disorder indications, or from preclinical studies or clinical trials that we did not lead, may not be predictive of those obtained in another. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial protocol details and the rate of dropout among clinical trial participants. In addition, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval. A number of companies in the pharmaceutical, biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in our clinical development could have a material adverse effect on our business and operating results. Even if early-stage clinical trials are successful, our clients may need to conduct additional clinical trials of our product candidates in additional patient populations or under different treatment conditions before we are able to seek approvals from Health Canada, the FDA or other comparable foreign regulatory authorities to market and sell these product candidates. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

In addition, clinical trial design for our product candidates can be complex given their characteristics, and may not be accepted by the FDA. For example, clients will need to design clinical trials for certain product candidates to evaluate efficacy across a range of doses. Additionally, clients may utilize an “open-label” trial design for some of their future clinical trials. An open-label trial is one where both the patient and investigator know whether the patient is receiving the test article or either an existing approved drug or placebo. Open-label trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label studies are aware that they are receiving treatment. Open-label trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Patients selected for early clinical studies often include the most severe sufferers, and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The opportunity for bias in clinical trials as a result of open-label design may not be adequately handled and may cause any of our trials that utilize such design to fail or to be considered inadequate and additional trials may be necessary to support future marketing applications. Moreover, results acceptable to support approval in one jurisdiction may be deemed inadequate by another regulatory authority to support regulatory approval in that other jurisdiction. To the extent that the results of the trials are not satisfactory to Health Canada, the FDA or comparable foreign regulatory authorities for support of a marketing application, clients may be required to expend significant resources, which may not be available to them, to conduct additional trials in support of potential approval of our product candidates.

We cannot be certain that our product candidates will be successful in clinical trials. Our clients’ inability to successfully complete preclinical and clinical development could result in additional costs to us and negatively impact our ability to obtain approval and to generate revenue. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize product candidates. In addition, even if such clinical trials are successfully completed, we cannot guarantee that Health Canada, the FDA or comparable foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. In addition, Health Canada, the FDA and other regulatory authorities’ policies with respect to clinical trials may change and additional government regulations may be enacted.

If we, as supplier, or our clients are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies governing clinical trials, our development plans may be impacted.

We may not achieve publicly announced milestone expectations and forecasts according to schedule, or at all.

From time to time, we may announce the timing of certain events that we expect to occur, such as the anticipated timing of results from our clients’ clinical trials. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as a client’s initiation or completion of a clinical trial, filing of an application to obtain regulatory approval or announcement of additional clinical trials for a product candidate may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during a clinical trial or during a research phase, timing of the completion of clinical trials or any other event having the effect of delaying the publicly announced timeline. Further, any U.S. rescheduling delays or changes in Australian and Canadian policies may impact our market timelines. We undertake no obligation to update or revise any forward-looking information or statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestone expectations and forecasts could have a material adverse effect on our business plan, financial condition or operating results.

We rely on third parties to conduct clinical trials and some aspects of our research and preclinical testing, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research or testing.

We currently rely, and expect to continue to rely, on third parties, including our clients and their contracted research organizations, clinical data management firms, medical institutions and clinical investigators, to conduct research, preclinical studies, and clinical trials involving our product candidates. These third parties are responsible for designing, executing and overseeing the clinical development and regulatory submission processes. Any of these third parties may terminate their engagements or fail to fulfill their contractual obligations. If any such relationships end, we may not be able to secure alternative arrangements on commercially reasonable terms, or at all, which could delay or impair development and commercialization timelines for our products.

Although we do not conduct clinical trials ourselves, we may remain indirectly affected by the actions or failures of these third parties. Regulatory authorities such as the FDA, Health Canada and other comparable agencies require that clinical trials comply with applicable protocols, legal and regulatory standards and GCP guidelines, which govern the design, conduct, monitoring and reporting of human clinical trials. These authorities conduct periodic inspections of sponsors, investigators, clinical sites and IRBs to ensure compliance. If our clients or their contractors fail to meet these standards, the resulting data may be deemed unreliable, potentially requiring additional clinical trials and delaying regulatory approval. We cannot guarantee that any trial involving our products will be found compliant upon inspection.

Additionally, under applicable regulations, our clients are responsible for registering clinical trials and reporting results in accordance with jurisdictional requirements. In Canada, for example, all Health Canada-authorized trials must be registered in a clinical trial registry meeting World Health Organization standards before the enrollment of participants, and summary results must be submitted to the same registry. In the United States, certain trials must be registered on ClinicalTrials.gov, and results of completed trials must be posted within specified timeframes. Noncompliance can lead to fines, adverse publicity and civil or criminal penalties.

Even if our clients complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the potential commercialization of our product candidates.

Any product candidates we may develop and the activities associated with their development and potential commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by Health Canada, the FDA and other comparable foreign regulatory authorities. Failure to obtain marketing authorization for a product candidate will prevent us from commercializing the product candidate in a given jurisdiction.

We currently expect to rely on our clients to file and support the applications necessary to gain marketing authorizations for our products in jurisdictions where we cannot supply our products directly. Securing regulatory approval requires the submission of preclinical and clinical data from our clients and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy, or with respect to biological products in the U.S., the product candidate’s safety, purity and potency. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates we develop may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use, if approved.

The process of obtaining marketing authorizations, in Canada, the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing authorization policies during the development period, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Health Canada, the FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that clients’ data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining approval, or if we fail to obtain approval of any product candidates we may develop, the commercial prospects for those product candidates may be harmed, and our ability to generate revenues will be materially impaired.

Research and development of drugs targeting the central nervous system (“CNS”) is particularly difficult and it can be difficult to predict and understand why a drug has a positive effect on some patients but not others, which may reduce the likelihood our product candidates are ultimately approved and therefore may have a material adverse effect on our business and operating results.

Discovery and development of new drugs targeting brain health disorders are particularly difficult and time-consuming, evidenced by the higher failure rate for new drugs for brain health disorders compared with most other areas of drug discovery. Any such setbacks in our clients’ clinical development could have a material adverse effect on our business and operating results. In addition, our later stage clinical trials may present challenges related to conducting adequate and well-controlled clinical trials, including designing an appropriate comparator arm in trials given the potential difficulties related to maintaining the blinding during the trial or placebo or nocebo effects.

Due to the inherent complexity of the human brain and the central nervous system, it is often challenging to predict or fully understand why a drug, including psilocybin, MDMA or any other product candidates, may demonstrate therapeutic benefits in some patients but not others, or why individuals may respond differently to the same treatment. The impact and complexities that arise from comingling therapeutic treatments with psychotherapy is an added variable not present in traditional medical treatments. Moreover, most of the patients treated in our clients’ clinical trials have previously been treated with the same drugs, other drugs or therapies, introducing additional variabilities. These factors collectively complicate the evaluation of prior treatment effects and make it more difficult to assess the true efficacy of our product candidates.

If our clients encounter difficulties enrolling patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Third parties’ identification and qualification of trial participants to participate in clinical studies is critical to our success. The timing of our clients’ clinical trials depends on, among other things, the speed at which they can recruit trial participants to participate in testing our product candidates and their ability to enroll a sufficient number of patients who remain in the trial until its conclusion. Delays in enrollment and withdrawals from the trial may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates. If trial participants are unwilling to participate in our studies because of negative publicity from adverse events in our trials or other trials of similar products, or those related to specific therapeutic area, or for other reasons, including competitive clinical studies for similar patient populations, the timeline for recruiting trial participants, conducting studies, and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product candidate development, delays in testing the effectiveness of these product candidates, or termination of the clinical studies altogether.

Our clinical client partners may not be able to identify, recruit and enroll a sufficient number of trial participants, or those with required or desired characteristics to achieve diversity in a study, to complete their clinical studies in a timely manner. Patient and subject enrollment is affected by factors including:

•	the size and nature of the patient population;

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the patient eligibility criteria defined in the applicable clinical trial protocols, which may limit the patient populations eligible for clinical trials to a greater extent than competing clinical trials for the same indication;

•	the size of the study population required for analysis of the trial’s primary endpoints;

•	the severity of the disorder under investigation;

•	the proximity of patients to a trial site;

•	the inclusion and exclusion criteria for the trial in question;

•	the design of the trial protocol;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

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the approval or concurrent enrollment of clinical trials involving competing product candidates currently under development or competing clinical trials for similar product candidates or targeting patient populations meeting our patient eligibility criteria;

•	the availability and efficacy of approved medications or product candidates for the disorder or condition under investigation;

•	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available product candidates and product candidates;

•	the ability to obtain and maintain patient consents; and

•	the risk that patients enrolled in clinical trials will not complete such trials, for any reason.

If our clients have difficulty enrolling sufficient numbers of patients to conduct clinical trials as planned, they may need to delay or terminate clinical trials, either of which would have an adverse effect on our business.

Use of our product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or halt their clinical development, prevent their regulatory approval, cause our clients to suspend or discontinue clinical trials, cause us to abandon a product candidate, limit their commercial potential, if approved, or result in other significant negative consequences that could severely harm our business, prospects, financial condition and results of operations.

As is the case with pharmaceuticals generally, it is likely that there may be unexpected or undesirable side effects, adverse effects and other risks associated with the use of our product candidates. Results of clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by these product candidates could cause our clients or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by Health Canada, the FDA or other comparable foreign regulatory authorities. The side effects related to the product candidate could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly.

Moreover, if our product candidates are associated with undesirable side effects in preclinical studies or clinical trials or have characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow indications or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the product candidate if approved. Our clients may also be required to modify or terminate their study plans based on findings in preclinical studies or clinical trials. Many product candidates that initially show promise in early-stage testing may later be found to cause side effects that prevent further development. As we work to advance existing product candidates and to identify new product candidates, we cannot be certain that later testing or trials of product candidates that initially showed promise in early testing will not be found to cause similar or different unacceptable side effects that prevent their further development.

It is possible that as our product candidates are tested in larger, longer and more extensive clinical trials, or as the use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse effects that were not observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, may be reported by subjects. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.

Additionally, adverse developments in clinical trials or use in the Authorised Prescribers Scheme in Australia of pharmaceutical, biopharmaceutical or biotechnology products conducted by others may cause Health Canada, the FDA or other regulatory oversight bodies to suspend or terminate our clinical trials or to change the requirements for approval of any of our product candidates.

In addition to side effects caused by the product candidate, the administration process, such as psychotherapy, or related procedures also can cause adverse side effects. If any such adverse effects occur, our clients’ clinical trials could be suspended or terminated. If our clients are unable to demonstrate that any adverse effects were caused by the administration process or related procedures, Health Canada, the FDA or other regulatory authorities could order us to cease further development of, or deny approval of, a product candidate for any or all targeted indications. Even if our clients can demonstrate that all future serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if our clients elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our product candidates, the commercial prospects of such product candidates may be harmed, and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our ability to develop other product candidates, and may harm our business, financial condition, results of operations and prospects significantly.

Additionally, if any of our product candidates receive marketing authorization, Health Canada, the FDA or other regulatory authorities could impose contraindications or a boxed warning in the labeling of the product. For any of our drug product candidates receiving marketing authorization, Health Canada, the FDA or other regulatory authorities could require us to adopt a risk evaluation and mitigation strategy (“REMS”) or similar risk management measures and could apply elements to assure safe use to ensure that the benefits of the product outweigh its risks, which may include, among other things, a Medication Guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners. Furthermore, if we or others later identify undesirable side effects caused by our product candidates if approved, several potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw approvals of such product candidate, or seek an injunction against its manufacture or distribution;

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regulatory authorities may require additional warnings on the label, including “boxed” warnings, or issue safety alerts, Deal Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	we may be required by Health Canada, the FDA or other regulatory authorities to implement a REMS or similar risk management measures;

•	we may be required to change the way a product candidate is administered;

•	our clients may have to conduct additional clinical trials;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these occurrences could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and may harm our business, financial condition, results of operations and prospects significantly.

Even if any of our current or future product candidates receive regulatory approval in the United States, any such product candidates may fail to achieve the degree of market acceptance by physicians, patients, third-party payers and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable.

We have never commercialized a product in the United States, and even if any of our current or future product candidates is approved by the appropriate regulatory authorities for marketing and sale, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payers and others in the medical community. Physicians may be reluctant to take their patients off their current medications and switch their treatment regimen. Further, patients often acclimate to the treatment regime that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch due to lack of coverage and adequate reimbursement. In addition, even if we are able to demonstrate our product candidates’ safety and efficacy to the FDA and other regulators, safety or efficacy concerns in the medical community may hinder market acceptance.

Efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources from our partners, including management time and financial resources, and may not be successful. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of the product as demonstrated in pivotal clinical trials;

•	the potential and perceived advantages of the product compared to competitive and alternative products;

•	the prevalence and severity of any side effects;

•	whether the product is designated under physician treatment guidelines as a first-, second- or third-line therapy;

•	our ability, or the ability of any future collaborators, to offer the product for sale at competitive prices;

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the product’s convenience and ease of dosing and administration compared to alternative treatments, including the need to have products administered in clinical settings, rather than the home, for patients who are prescribed the products;

•	the willingness of the target patient population to try, and of physicians to prescribe, the product;

•	limitations or warnings, including distribution or use restrictions contained in the product’s approved labeling;

•	the strength of sales, marketing and distribution support;

•	restrictions on how the product is distributed;

•	the timing of market introduction of competitive products;

•	publicity concerning these products or competing products and treatments;

•	changes in the standard of care for the targeted indications for the product; and

•	availability and adequacy of coverage and reimbursement from government payers, managed care plans and other third-party payers.

Sales of medical products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. We cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or public or private insurers will determine that any of our products is safe, therapeutically effective and cost effective as compared with competing treatments. If any product candidates we develop do not achieve an adequate level of acceptance, they may not generate significant product revenue, and we may not become profitable.

For any of our current or future product candidates that obtain regulatory approval, any failure to achieve market acceptance or commercial success would adversely affect our business prospects. In addition, for any approved product, any negative perception of such product once commercialized, or of a similar product developed by a competitor, may adversely affect our reputation in the marketplace or among industry participants and our business prospects.

We currently, and may in the future continue to, rely on data from clinical trials for product candidates conducted outside the United States, and the FDA and other comparable foreign regulatory authorities may not accept data from such trials.

The acceptance of study data from clinical trials conducted outside the United States, Canada, Australia or another jurisdiction by the FDA or any comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the U.S., the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (“GCP”) regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, if the applicable clinical trial was not otherwise subject to an IND, the FDA will not accept the data as support for an application for marketing approval unless the study is well-designed and well-conducted in accordance with GCP and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, or any comparable foreign regulatory authority, does not accept such data, it would result in the need for additional trials, which would be costly and time consuming and delay aspects of our business plan and may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

If we are unable to obtain regulatory approval in one or more jurisdictions for any product candidates that we may identify and develop, our business will be substantially harmed.

We cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Approval by the FDA and comparable regulatory authorities is lengthy and unpredictable and depends upon numerous factors, including substantial discretion of the regulatory authorities. Approval policies, regulations or the type and amount of preclinical or clinical data necessary to gain approval may change during the course of a product candidate’s development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We cannot be certain that any of our future product candidates will receive regulatory approval or be successfully commercialized, even if they receive regulatory approval.

Obtaining marketing approval is an extensive, lengthy, expensive and inherently uncertain process, and regulatory authorities may delay, limit or deny approval of our product candidates for many reasons, including but not limited to:

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the inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that the applicable product candidate is safe and effective as a treatment for our targeted indications or otherwise meets the applicable regulatory standards for approval;

•	the FDA or comparable foreign regulatory authorities may disagree with the design, endpoints or implementation of our clients’ clinical trials;

•	the population studied in the clinical program may not be sufficiently broad or representative to assure safety or efficacy in the full population for which we seek approval;

•	the FDA or comparable foreign regulatory authorities may require additional preclinical studies or clinical trials beyond those that we currently anticipate;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of product candidates that we may identify and pursue may not be sufficient to support the submission of an NDA or other submission for regulatory approval in the United States or elsewhere;

•	we may be unable to demonstrate to the FDA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

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the FDA or comparable foreign regulatory authorities may identify deficiencies in the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may change in a manner that renders the clinical trial design or data insufficient for approval.

The lengthy approval process, as well as the unpredictability of the results of clinical trials and evolving regulatory requirements, may result in our failure to obtain regulatory approval to market product candidates that we may pursue in the United States or elsewhere, which would significantly harm our business, prospects, financial condition and results of operations.

Furthermore, approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In order to market any products outside of Canada, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and effectiveness. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional or different administrative review periods from those in Canada, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In some cases, the price that we intend to charge for our products is also subject to approval.

Seeking foreign regulatory approval could result in difficulties and costs for us and require additional preclinical studies or clinical trials by our clients, which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. The foreign regulatory approval process involves all of the risks associated with FDA approval. We currently have three products approved for sale in Australia. If we fail to comply with regulatory requirements in any markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.

We may be affected by negative results from clinical trials or studies conducted by third-parties.

From time to time, studies or clinical trials on various aspects of psychedelics are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the marketability of the substance that is the subject of the study. For example, the FDA rejected

Resilient Pharmaceuticals, Inc.’s (formerly known as Lykos Therapeutics) application for MDMA-assisted therapy for PTSD on August 9, 2024. While we were not materially affected in that instance, there can be no assurance that similar events in the future will not have a materially adverse effect on our business. In particular, the publication of negative results of studies or clinical trials or the occurrence of adverse safety events related to psychedelics could adversely affect our operations, research, share price and ability to finance future operations.

Risks Related to Intellectual Property

If we are unable to maintain or obtain sufficient intellectual property protection in the future for our existing product candidates or any other product candidates that we may identify, or if the scope of the intellectual property protection we have or may obtain in the future is not sufficiently broad, our competitors could develop and commercialize product candidates similar or identical to ours, and our ability to successfully commercialize our existing product candidates and any other product candidates that we may pursue may be impaired.

As is the case with other pharmaceutical and biopharmaceutical companies, our success depends in large part on our ability to obtain and maintain protection of the intellectual property we may own solely and jointly with others, in Canada, the United States and other countries, with respect to our product candidates and technology. We may seek to protect our proprietary position by filing patent applications in Canada, the United States and abroad and by in-licensing intellectual property related to our existing product candidates, our various proprietary technologies and any other product candidates or technologies that we may identify.

Obtaining and enforcing pharmaceutical and biopharmaceutical patents is costly, time consuming and complex, and we may not be able to file and prosecute all necessary or desirable patent applications, or to maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We may not have the right to control the preparation, filing and prosecution of patent applications or to maintain the rights to patents licensed to third parties. Therefore, these potential patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal, technological and factual questions and has in recent years been the subject of much litigation. The standards that the Canadian Intellectual Property Office (“CIPO”), the USPTO and foreign counterparts use to grant patents are not always applied predictably or uniformly. Any future patent applications may not result in patents being issued that protect our product candidates or technology, in whole or in part, or which effectively prevent others from commercializing competitive product candidates. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our future owned or licensed patents by developing similar or alternative product candidates in a non-infringing manner.

In addition, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our future patents may be challenged in the courts or patent offices in Canada, the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical product candidates to ours, or limit the duration of the patent protection of our product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property portfolio may not provide us with sufficient rights to exclude others from commercializing drugs similar or identical to ours.

Third parties may claim that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our ability to develop, manufacture, market and sell any product candidates that we may develop and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes re-examination proceedings before the CIPO, USPTO and corresponding foreign patent offices. Numerous Canadian, United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. Our competitors in Canada, the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for or obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell, if approved, our product candidates. The pharmaceutical and biotechnology industries have produced a considerable number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity may be difficult. For example, in Canada, proving invalidity in court requires a showing of clear and convincing evidence to overcome the presumption of validity that applies to issued patents. In addition, many companies in the biotechnology and pharmaceutical industries have employed intellectual property litigation as a means to gain an advantage over their competitors. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that our existing product candidates and any other product candidates that we may identify may be subject to claims of infringement of the patent rights of third parties.

There may be other third-party patents or patent applications with claims to composition of matter, materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our existing or future product candidates. Further, we may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which we are developing our product candidates, might assert are infringed by our current or future product candidates, including claims to compositions, formulations, methods of manufacture or methods of use or treatment that cover our product candidates. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our product candidates and other proprietary technologies we may develop, could be found to be infringed by our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidates unless we obtained a license under the applicable patents, or until such patents expire.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidates unless we obtained a license or until such patents expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property rights.

Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on our ability to operate effectively.

If we obtain patents in the future and are not able to obtain patent term extension in Canada, Australia, the United States and other foreign countries, in order to extend the marketing exclusivity term of our product candidates, our business may be materially harmed.

For the United States, depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one of the U.S. patents covering each of such product candidates or the use thereof may be eligible for up to five years of patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments allow a maximum of one patent to be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension also may be available in Canada under the Supplementary Protection Regulations, or in other foreign countries upon regulatory approval of our product candidates, such as the Supplementary Protection Certificates in Europe. In particular, a maximum of five and a half years of supplementary protection can be achieved in Europe for an active ingredient or combinations of active ingredients of a medicinal product protected by a basic patent, if a valid marketing authorization exists (which must be the first authorization to place the product on the market as a medicinal product) and if the product has not already been the subject of supplementary protection.

Nevertheless, we may not be granted patent term extension either in the United States or in any other country because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than we request. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product may be shortened, and our competitors may obtain approval of competing products following our patent expiration and may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to launch their product earlier than might otherwise be the case, and our revenue could be reduced, possibly materially, which would have a material adverse effect on our business, financial condition and results of operations.

Also, there are detailed rules and requirements regarding the patents that in the United States may be submitted to the FDA for listing in the Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book, or in Canada, with the Health Canada Patent Register. We may be unable to obtain patents covering our product candidates that contain one or more claims that satisfy the requirements for listing in the Orange Book (or in Canada, with the Patent Register). Even if we submit a patent for listing in the Orange Book or Patent Register, the FDA or Health Canada, respectively, may decline to list the patent, or a manufacturer of generic drugs may challenge the listing. If or when one of our product candidates is approved and a patent covering that product candidate is not listed in the Orange Book (or Patent Register in Canada), a manufacturer of generic drugs would not have to provide advance notice to us of any abbreviated new drug application (“ANDA”), filed with the FDA or any abbreviated new drug submission (“ANDS”) filed with Health Canada to obtain permission to sell a generic version of such product candidate.

If we are unable to protect the confidentiality of our trade secrets, the value of our product candidates and products could be materially adversely affected, and our business would be harmed.

We consider proprietary trade secrets, confidential know-how and unpatented know-how to be important to our business. We seek to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with parties who have access to them, including our employees, consultants, scientific advisors, contractors, contracted research organizations, contract manufacturers, collaborators and other third parties, that are designed to protect our proprietary information. However, we cannot be certain that such agreements have been entered into with all relevant parties that may have or have had access to our trade secrets or proprietary technology, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets and other confidential proprietary technology, or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including trade secrets, and we may not be able to obtain adequate remedies for such breaches. We also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective.

Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. We may not be able to obtain adequate remedies in the event of such unauthorized use. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Trade secrets will also over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic institutions to industry scientific positions. Though our agreements with third parties typically restrict the ability of our advisors, employees, collaborators, licensors, suppliers, third-party contractors and consultants to publish data potentially relating to our trade secrets and proprietary information, our agreements may contain certain limited publication rights. In addition, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of these events occur or if we otherwise lose protection for our trade secrets, the value of such information may be greatly reduced and our competitive position, business, financial condition, results of operations and prospects would be harmed.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that, even if a third-party is infringing any future issued patents or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our shareholders, or it may be otherwise impractical or undesirable to enforce our intellectual property against some third parties. Our competitors or other third parties may be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. In addition, the uncertainties associated with litigation could compromise our internal research programs, in-license needed technology or other product candidates, or enter into development partnerships that would help us bring our product candidates to market.

Risks Related to This Offering and Ownership of Our Common Shares

There has been no prior market for our common shares on a U.S. national securities exchange, and an active and liquid market for our common shares may fail to develop or be sustained, which could harm the market price of our common shares.

Prior to this offering, there has been no public market on a U.S. national securities exchange for our common shares. We plan to apply to list our common shares on the Nasdaq Capital Market under the symbol “OPTH.” There is no guarantee that Nasdaq, or any other exchange or quotation system, will permit our common shares to be listed and traded. The closing of this offering is contingent upon the successful listing of our common shares on the Nasdaq Capital Market.

Even if our common shares are approved for listing on the Nasdaq Capital Market, a liquid public market for our common shares may not develop, or if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your common shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses using our shares as consideration.

The initial public offering price for our common shares has been determined by negotiation between us and the underwriter based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects and the market valuations of similar companies. The price at which the common shares are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your common shares regardless of our operating performance or prospects.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities, as long as we remain incorporated in Canada and subject to National Instrument 55-104 in Canada;

•	the sections of the Exchange Act imposing liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

Following this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a quarterly basis, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to the information required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted, and intend, to rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. domestic issuers. This may afford less protection to holders of our common shares than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different from the standards applied to U.S. domestic issuers and could provide less protection to you than you would have under the Nasdaq rules applicable to domestic issuers.

Specifically, we intend to rely on exemptions from the following Nasdaq corporate governance requirements:

•	We do not intend to have a majority of our directors qualify as independent. This is not required under our home country practices.

•	We do not intend to hold regular scheduled meetings that independent directors exclusively attend. This is not required under our home country practices.

•	We do not intend to have a nomination committee. This is not required under our home country practices.

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We do not intend to have a compensation committee comprised solely of independent directors who are independent under applicable Nasdaq and SEC standards for members of compensation committees. This is not required under our home country practices.

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We do not intend to have director nominees selected or recommended for the Board’s selection by independent directors. We also do not intend to adopt a formal written charter or board resolution addressing the nominations process. Under our home country practices, when the Board identifies the need to fill a position, either due to a vacancy or as required to carry out the Board’s duties effectively and maintain a breadth of experience, the Board requests that current directors put forward potential candidates for consideration.

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We do not intend to follow the requirement for holding an annual meeting of shareholders no later than one year after the end of the fiscal year-end. Instead, we will follow home country practice, which requires holding a general meeting of our shareholders at least once every calendar year, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. See “Description of Share Capital – Shareholder Meetings”.

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We do not intend to follow the requirements for shareholder quorum. Instead, we will follow home country practice, which requires a quorum of two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

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We do not intend to have a fully independent audit committee for up to one year following this offering. We are relying on the phase-in rules of Nasdaq with respect to the independence of our audit committee. These rules require that all members of our audit committee must meet the independence standard for audit committee members within one year of the effectiveness of this registration statement. Accordingly, our audit committee may not be fully independent for up to one year after the competition of this offering, which could affect the effectiveness of our audit committee and the perception of our corporate governance by investors.

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We do not intend to follow Nasdaq requirements that, subject to limited exceptions, shareholder approval be obtained prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than a public offering. Instead, we will comply with the laws, rules and regulations of Canada and the Province of British Columbia and the

policies of the Canadian Securities Exchange, which do not necessarily require shareholder approval. Under applicable Canadian Securities Exchange policies, we will be required to obtain the ordinary approval of our shareholders, where the total number of securities issuable, calculated on a fully diluted basis: (i) is more than 50% of the total number of securities outstanding (calculated on a non-diluted basis) and creates a new control person; (ii) is more than 100% of the total number of securities outstanding (calculated on a non-diluted basis) or (iii) would, as determined by us or the Canadian Securities Exchange, would materially affect control of our company. Further, under the Business Corporations Act (British Columbia) and our articles, certain extraordinary company alterations, such as certain amalgamations, sales, or other dispositions of all or substantially all of the assets of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable. Under the Business Corporations Act (British Columbia), arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the Business Corporations Act (British Columbia). In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order. (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement. Lastly, under applicable Canadian Securities Exchange policies, our Equity Plan (as defined below) is subject to ordinary shareholder approval every three years. If shareholders fail to approve the resolution for the renewal of our Equity Plan, we are prohibited from granting equity-based compensation under the Equity Plan to our of officers, directors, employees or consultants, even if such renewal approval was sought prior to the end of the three-year period.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses and may impede our ability to maintain our listing on Nasdaq.

After our listing on Nasdaq, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. If we lose our foreign private issuer status on a determination date, then, beginning on the first day of the fiscal year following the determination date, we would have to comply with U.S. federal proxy rules and other requirements, and our officers, directors and principal shareholders would become subject to the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules as well as our ability under the Exchange Act to present our financial statements pursuant to IFRS instead of pursuant to U.S. GAAP. In addition, on June 4, 2025, the SEC issued a concept release seeking public comment on whether to amend the current eligibility criteria for foreign private issuer status under the U.S. securities laws to better balance investor protection and capital formation. This marks the first comprehensive review of the FPI regulatory framework since 2008 and signals a potential material shift in the FPI regulatory framework. While no rule changes have been proposed yet, any future amendments could impact our eligibility to qualify as a foreign private issuer.

As a U.S. listed public company that would not qualify as a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer, as well as increased accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. If we lose our foreign private issuer status and are unable to devote adequate funding and the resources needed to maintain compliance with Nasdaq’s corporate governance requirements applicable to domestic issuers, we may become unable to maintain the listing of our common shares on Nasdaq.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our securities that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements for such time as we remain an emerging growth company that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our securities less attractive if we elect to rely on these exemptions or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our securities.

We expect to incur increased costs and become subject to additional rules and regulations as a result of being a public company in the United States.

We will become a public company in the United States and expect to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies in the United States. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a result of becoming a public company in the United States, we will need to adopt specific policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company in the United States will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements in the United States. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

It may be difficult to enforce judgments or bring actions outside the United States against us and our directors.

We are a Canadian corporation, and our officers and directors are neither citizens nor residents of the United States. All or a substantial part of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for an investor to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and us or to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and us.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action or other shareholder litigation. We may be the target of this type of litigation in the future. Even if such claims are without merit, litigation could result in substantial legal costs, divert management’s attention from the operation of our business and damage our reputation. In addition, while we maintain directors’ and officers’ liability insurance, our insurance coverage may not be sufficient to cover all costs, judgments, or settlements associated with such claims. If our insurance coverage is inadequate or unavailable, we may be exposed to significant liabilities, which could materially and adversely affect our financial condition and results of operations.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common shares is substantially higher than the pro forma net tangible book value per common share before giving effect to this offering. Accordingly, if you purchase our common shares in this offering, you will incur immediate substantial dilution. Furthermore, if the underwriter exercises its option to purchase additional shares, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section entitled “Dilution.”

If we sell shares of our common shares in future financings, shareholders may experience immediate dilution, and, as a result, our stock price may decline.

We expect our expenses to increase significantly in the foreseeable future and we may from time to time issue additional common shares. These issuances may be at a discount from the current trading price of our common shares. As a result, our shareholders would experience immediate dilution upon the purchase of any of our common shares sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred shares or common shares. If we issue common shares or securities convertible into common shares, our common shareholders will experience additional dilution and, as a result, our share price may decline.

We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results or the price of our common shares.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our shareholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering for scaling production and distribution of our products, market expansion and sales growth and general working capital and other operating expenses. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds from this offering in ways that improve our operating results, we may fail to achieve the expected financial results, which could cause our share price to decline.

We do not currently intend to pay dividends on our common shares, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We do not currently intend to pay any cash dividends on our common shares for the foreseeable future. Therefore, you are not likely to receive any dividends on your common share for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common shares. There is no guarantee that our common share will appreciate or even maintain the price at which our holders have purchased such common shares.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our common shares, our share price and trading volume could decline.

The trading market for our common shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence or continue coverage of us, the trading price for our common shares would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, or our share performance, or if our operating results fail to meet the expectations of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We may not be able to satisfy listing requirements of the Nasdaq Capital Market or obtain or maintain a listing of our common shares.

We must meet certain financial and liquidity criteria to obtain and maintain a listing on the Nasdaq Capital Market; however, there is no guarantee that we will be able to satisfy these requirements. If we violate Nasdaq listing requirements, our common shares may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common shares may be delisted. In addition to applying its enumerated listing standards, Nasdaq has broad discretionary authority over the initial and continued listing of securities on Nasdaq in order to maintain the quality of and public confidence in its market, to prevent fraudulent and manipulative acts and practices, to promote just and equitable principles of trade, and to protect investors and the public interest. Nasdaq may use this discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, our Board of Directors may determine that the cost of maintaining our listing on a U.S. national securities exchange outweighs the benefits of such listing. A delisting of our common shares may materially impair our shareholders’ ability to buy and sell our common shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares. The delisting of our common shares could significantly impair our ability to raise capital and the value of your investment.

In the future, we may be deemed to be a controlled foreign corporation.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our common shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group. A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. We are not committing to assist investors in determining whether we or any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any investor is treated as a United States shareholder with respect to any such controlled foreign corporation, or to furnish to any United States shareholders with the information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our common shares.

In the future, we may be classified as a passive foreign investment company for United States federal income tax purposes.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Whether we are a PFIC for the current or any future taxable year is uncertain, as it will depend on our income and assets for each such year. We do not believe we were a PFIC for our most recently ended taxable year and based on current business plans and financial expectations, we do not expect to be a PFIC for our current taxable year. However, no assurance can be giving concerning our PFIC status for our current taxable year and for any subsequent tax years. Accordingly, we may be classified as a PFIC in the future. If we are characterized as a PFIC, U.S. holders of our common shares may suffer adverse tax consequences. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance, as well as our plans, objectives and expectations for our business operations and financial performance and condition. All statements other than statements of historical facts included in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “plans”, “expects”, “projected”, “estimated”, “forecasts”, “anticipates”, “intend”, “guidance”, “outlook”, “potential”, “prospects”, “seek”, “aim”, “strategy”, “targets” or “believes”, or variations of such words and phrases or statements that certain future conditions, actions, events or results “will”, “may”, “could”, “would”, “should”, “might” or “can”, or negative versions thereof, “occur”, “continue” or “be achieved” and other similar expressions. In addition, statements that “we believe” or similar statements reflect our beliefs and opinions on the relevant subject.

Forward-looking statements include, but are not limited to, statements with respect to:

•	our ability to achieve our growth strategy;

•	the demand for our products;

•	expectations regarding revenue, expenses and operations;

•	government regulations of our products;

•	sufficiency of current working capital to support future operating and working capital requirements;

•	the stability of general economic and market conditions;

•	currency exchange rates and interest rates;

•	equity and debt markets continuing to provide us with access to capital;

•	our ability to comply with applicable laws and regulations; and

•	our continued compliance with third party intellectual property rights.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section entitled “Risk Factors” and elsewhere in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, including applicable Canadian and U.S. securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriting discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately US$13.7 million from this offering (or approximately US$15.8 million if the underwriter exercises the over-allotment option in full), based on an assumed public offering price of US$7.00 per common share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$7.00 per common share would increase (decrease) the net proceeds to us from this offering by US$2.0 million, assuming the underwriter does not exercise its option to purchase additional common shares and the number of common shares offered by us, as set forth on the front cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

•	25.5% of the net proceeds (approximately US$3.5 million) for scaling production and distribution of our products in our current markets;

•	16.0% of the net proceeds (approximately US$2.2 million) for preparing additional market entry to Israel and the United States and sales growth; and

•	58.5% of the net proceeds (approximately US$8.0 million) for general working capital and other operating expenses.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. We believe that the net proceeds of this offering will be sufficient to meet our needs for scaling production and distribution of our products in our current markets. We also believe that the net proceeds of this offering will be sufficient to meet our needs for preparing additional market entry to Israel and the United States and sales growth for the next 12 months. However, we anticipate that we will need additional funds to continue preparing for market entry to the United States after the next 12 months as we do not expect to gain market entry to the United States within the next 12 months. Due to the uncertainty around the extent and timing of regulatory approval in the United States, we cannot currently estimate the amount of additional funds that will be needed to prepare for market entry to the United States. Any such additional fundraising efforts may divert our management’s attention from their day-to-day responsibilities and result in dilution to shareholders. For more information, see “Risk Factors – Risks Related to Our Business and Industry – If we are unable to obtain additional financing and on acceptable terms, we could be forced to delay, limit or discontinue product candidate development and sales efforts.”

Our management will have broad discretion in the way that we use the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, investment-grade securities.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the near future on our common shares. We currently intend to retain most, if not all, of our available funds and any future earnings to finance the operation, development and expansion of the business. Any future declaration and payment of cash dividends or other distributions of capital will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and any other factors that our Board deems relevant in making such a determination.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2025:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale of 2,142,857 common shares in this offering, and the receipt of approximately US$12.3 million in estimated net proceeds, at an assumed initial public offering price of US$7.00 per common share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised).

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31, 2025		December 31, 2025
	Actual		As Adjusted
	C$	US$	C$	US$
Cash and cash equivalents	491,750	358,627	17,297,605	12,614,939

Current liabilities
Accounts payable and accrued liabilities	1,549,202	1,129,815	781,409	569,872
Amounts due to related parties	917,869	669,391	917,869	669,391
Deferred revenue	207,759	151,516	207,759	151,516
Current portion of lease liabilities	27,426	120,001	27,426	20,001
Current portion of loans payable (unguaranteed, secured)	2,916,000	2,126,604	2,916,000	2,126,604
Convertible debt	3,450,000	2,516,044	3,450,000	1,129,815
Long-term liabilities
Long-term portion of lease liabilities	150,934	110,074	150,934	110,074

Total liabilities	9,219,190	6,823,445	8,451,397	4,777,273
Shareholders’ equity:
Common shares, no par value; unlimited common shares authorized and 3,225,897 common shares (96,638,169 shares pre-Reverse Share Split) issued and outstanding, actual; unlimited common shares authorized and 5,368,756 common shares (161,062,680 common shares pre-Reverse Share Split) issued and outstanding, as adjusted	31,691,943	23,112,561	48,498,798	35,368,873
Reserves	1,636,858	1,193,741	1,636,858	1,193,741
Accumulated deficit	(28,311,788)	(20,647,453)	(28,311,788)	(20,647,453)

Total shareholders’ equity	5,017,013	3,658,848	21,822,868	15,915,161

Total capitalization	14,236,203	10,382,295	30,274,265	20,692,434

The above table is based on the number of shares outstanding at December 31, 2025, as adjusted for the Reverse Share Split and giving effect to the pro forma adjustments indicated therein.

DILUTION

If you invest in our common shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the offering price per share and the pro forma as adjusted net tangible book value per share after this offering. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the pro forma as adjusted net tangible book value per common share immediately after the consummation of this offering.

As of December 31, 2025, our net tangible book value was C$5,017,013 (US$3,658,848), or C$1.56 (US$1.13) per common share, after giving effect to the Reverse Share Split based on 96,638,169 common shares issued and outstanding. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value after giving effect to this offering.

After giving effect to our sale of 2,142,857 common shares in this offering at an assumed initial public offering price of US$7.00 per common share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been US$15.9 million, or US$2.96 per common share. This amount represents an immediate increase in pro forma net tangible book value of US$1.83 per common share to existing shareholders and an immediate dilution in pro forma net tangible book value of US$4.04 per common share to purchasers of our common shares in this offering, as illustrated in the following table.

	Per Common Share

Assumed initial public offering price per common share	US$	7.00

Pro forma, as adjusted net tangible book value per share as of December 31, 2025	US$	1.13

Increase in pro forma net tangible book value per share attributable to new investors in this offering	US$	1.83

Pro forma, as adjusted net tangible book value per share immediately after this offering	US$	2.96

Dilution per share to new investors in this offering	US$	4.04

Each US$1.00 increase (decrease) in the assumed public offering price of US$7.00 per common share, would increase (decrease) our as adjusted net tangible book value, after this offering by approximately US$2.0 million, or US$0.37 per common share and the dilution to new investors by US$0.63 per common share, in each case assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

A 100,000 share increase (decrease) in the number of common shares offered by us would increase (decrease) our as adjusted net tangible book value by approximately US$0.6 million, or US$0.12 per common share, and increase (decrease) in the dilution to new investors by approximately (US$0.12) per share, in each case assuming the public offering price of US$7.00 per common share remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter was to fully exercise its over-allotment option in full to purchase additional common shares, our pro forma net tangible book value would be approximately US$18.0 million or US$3.35 per common share. This represents an increase in pro forma as adjusted net tangible book value of US$2.21 per share to our existing investors and an immediate dilution of US$3.65 per share to new investors.

The following table summarizes the differences between our existing shareholders and the new investors with respect to the number of common shares purchased from us in this offering, the total consideration paid and the average price per common share paid at an assumed initial public offering price of US$7.00 per common share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus and before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option). As the table shows, new investors purchasing common shares in this offering may in certain circumstances pay an average price per common share substantially higher than the average price per common share paid by our existing shareholders.

	Shares Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share

Existing shareholders	3,221,274	60	US$23,112,561		US$7.17

New investors	2,142,857	40	US$15,000,000		US$7.00

Total	5,368,756	100	US$38,112,561		US$7.10

The above discussion and tables are based on the number of shares outstanding at December 31, 2025, as adjusted for the Reverse Share Split and giving effect to the pro forma adjustments indicated therein.

CORPORATE HISTORY AND STRUCTURE

We were incorporated under the Business Corporations Act (British Columbia) on May 27, 2020 under the name “1251418 B.C. Ltd.”. We changed our name to “Optimi Health Corp.” on August 17, 2020. Optimi Health Corp. owns all of the issued and outstanding equity securities of Optimi Labs Inc., a company incorporated under the Business Corporations Act (British Columbia) (“Optimi Labs”), and Optimi Nutraceuticals Corp., a company incorporated under the Business Corporations Act (British Columbia) (“Optimi Nutraceuticals”). Optimi Labs is our operating subsidiary that is in the business of operating our manufacturing facilities and our related research and development initiatives and sales and marketing efforts. Optimi Nutraceuticals acts as our retail subsidiary, providing consumers with high quality, natural, plant-based products. However, we are in the process of permanently winding down that business to focus our efforts on our pharmaceutical grade manufacturing business. The following discussions do not reflect the Reverse Share Split.

Financing Activities

Following incorporation, we were capitalized by completing the First Private Placement, which raised C$1,000,000 and was completed on July 6, 2020.

On September 11, 2020, we closed the Special Warrant Private Placement, issuing 17,963,005 Special Warrants for gross proceeds of C$4,490,751. Each Special Warrant entitled the holder to acquire, without further payment, one SW Unit and was automatically deemed exercised on January 12, 2021. There are no Special Warrants outstanding as of the date of this prospectus. In connection with the Special Warrant Private Placement, we issued 25,150 broker units. Each broker unit was exercisable until September 11, 2021 at a price of C$0.25 for one Common Share and one Common Share purchase warrant, with each such warrant exercisable at C$0.40 per Common Share until September 11, 2021. The broker units and resulting warrants have been fully exercised.

On February 25, 2021, we announced the closing of our initial public offering in Canada of 27,600,000 units at a price of C$0.75 per unit for aggregate gross proceeds of C$20,700,000, with each unit composed of one Common Share and one-half of one Common Share purchase warrant (each, an “IPO Warrant”). The Common Shares and IPO Warrants commenced trading on the CSE on February 25, 2021 under the symbols “OPTI” and “OPTI.WT”, respectively.

On October 7, 2022, we issued 5,692,308 units at a price of C$0.325 per unit, for gross proceeds of C$1,850,000. Each unit consisted of one Common Share and one half of a Common Share purchase warrant. Each warrant was exercisable at C$0.50 for a period of two years from the date of issuance.

On August 4, 2023, we issued 100,000 common share purchase warrants as consideration for the entry into a loan agreement and general security agreement with Catcher Investments Ltd., a company controlled by John James Wilson, a director and non-executive Chair of the Board. The loan is secured against the assets of the Company and bears interest at a rate of 7.5% per annum, payable by us to Catcher Investments Ltd. quarterly on the last business day of every fiscal quarter until the loan is repaid. The loan will mature, and all outstanding principal shall be payable, on August 4, 2026. Each share purchase warrant entitles the holder to purchase one Common Share at a price of C$0.50 for a period of three years from the date of issuance.

On August 29, 2023, we issued 100,000 common share purchase warrants as consideration for the entry into a loan agreement and general security agreement with two independent third party lenders. The loan is secured against the assets of the Company and bears interest at a rate of 7.5% per annum, payable by us to the lenders quarterly on the last business day of every fiscal quarter until the loan is repaid. The loan will mature, and all outstanding principal shall be payable, on August 29, 2026. Each share purchase warrant entitles the holder to purchase one Common Share at a price of C$0.50 for a period of three years from the date of issuance.

On November 1, 2023, we issued 100,000 common share purchase warrants as consideration for the entry into a loan agreement and general security agreements with an independent third party. The loan is secured against the assets of the Company and bears interest at a rate of 7.5% per annum, payable by us to the lender quarterly on the last business day of every fiscal quarter until the loan is repaid. The loan will mature, and all outstanding principal shall be payable, on April 30, 2025. Each share purchase warrant entitles the holder to purchase one Common Share at a price of C$0.50 for a period of three years from the date of issuance.

On February 23, 2024, we issued 1,850,033 units at a price C$0.30 per unit, for gross proceeds of C$555,009. Each unit consisted of one Common Share and one-half of a common share purchase warrant. Catcher Investments Ltd., a company controlled by John James Wilson, and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 units and 1,000,000 units, respectively.

On May 10, 2024, we issued 1,333,334 units at a price C$0.30 per unit, for gross proceeds of C$400,000. Each unit consisted of one Common Share and one-half of a common share purchase warrant. Catcher Investments Ltd., a company controlled by John James Wilson, and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 666,667 units each.

On May 29, 2024, we issued 1,816,633 units at a price C$0.30 per unit, for gross proceeds of C$544,990. Each unit consisted of one Common Share and one-half of a common share purchase warrant. Each warrant entitles the holder to purchase one Common Share at a price of C$0.40 and is exercisable for two years from the date of issuance, subject to an accelerated expiry provision.

On August 15, 2024, we issued 1,796,666 units at a price of C$0.30 per unit, for gross proceeds of C$538,999.80. Each unit comprised of one Common Share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one Common Share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 of these units.

On January 24, 2025, we issued 1,316,668 units at a price of C$0.30 per unit for gross proceeds of C$395,000. Each unit is comprised of one Common Share and one-half of one transferable common share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson, and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 583,334 units and 733,334 units, respectively.

On July 24, 2025, we issued 3,450 unsecured convertible debentures at a price of C$1,000 per convertible debenture for gross proceeds of C$3,450,000. The convertible debentures bear interest at a rate of 15.0% per annum, calculated and payable quarterly in arrears in cash, maturing July 24, 2026, twelve months from the date of issuance, unless extended by and at the option of the holders for a further twelve months. The principal amount of each convertible debenture is convertible into our common shares at a conversion price of C$0.15, being the closing price of our common shares on the CSE on July 16, 2025, the date preceding the execution by each holder of the subscription agreement for the convertible debentures. On maturity, any outstanding principal amount of the convertible debentures, plus any accrued and unpaid interest thereon, will be repaid by the Company in cash or, at the option of the holders, through the issuance of our common shares. Catcher Investments Ltd., a company controlled by John James Wilson, and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 3,000 convertible debentures and 450 convertible debentures, respectively.

On July 24, 2025, we issued 400,000 common share purchase warrants as consideration for the entry into a loan amendment with an independent third party to an original loan agreement dated November 1, 2023. Each warrant is exercisable at C$0.25 for a period of two years from the date of issuance. Under the terms of the loan amendment the maturity date was extended from April 30, 2025 to April 30, 2026.

Although not yet effective, our Board of Directors has approved a reverse share split with a share split ratio of 1-for-30 (“Reverse Share Split”). We anticipate effecting the Reverse Share Split immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The Reverse Share Split is intended to allow us to meet the minimum share price requirement of Nasdaq.

Buildout of the Facilities in Princeton, British Columbia

On July 23, 2020, we entered into an industrial ground lease agreement with BC Green for the Industrial Ground underlying our Facilities situated in Princeton, British Columbia, which was amended and restated on September 1, 2021 and was further amended on July 1, 2025 to extend the term of the lease to June 30, 2030 and to include three additional options to renew the agreement for successive terms of five years commencing on July 1, 2030. Bryan Safarik currently serves as a director and the president and chief operating officer and Jacob Safarik currently serves as the chief financial officer, respectively, of BC Green, a private Canadian federally licensed cannabis production company.

Pursuant to the terms of the Lease Agreement, during the term of the Lease Agreement, as extended and renewed from time to time, the title to and ownership of the Facilities (including all alterations, additions, changes, substitutions or improvements thereto) shall be vested in us and shall automatically vest in the name of BC Green at the expiry or earlier termination of the Lease Agreement. In June 2022, we completed the construction of the Facilities, which are two GMP-capable 10,000 sq. ft. purpose-built mushroom cultivation and processing facilities in Princeton, British Columbia. We continue to invest in automated production technologies at the Facilities to enhance scalability and cost efficiency.

Dealer’s Licence

We currently hold a Dealer’s Licence issued under the CDSA authorizing our possession of limited quantities of psilocybin, psilocin, and MDMA (as well as other controlled substances), as well as our production, assembly, sale and delivery of products containing the same within the confines of the regulatory framework prescribed by Health Canada. The Dealer’s Licence enables us to conduct research and development with in-house scientific and quality teams.

Precursors Licence

We were granted a Precursors Licence by Health Canada in December 2023 authorizing our import of 3,4-METHYLENEDIOXYPHENYL-2-PROPANONE (a chemical precursor for MDMA synthesis).

Drug Establishment Licence

In May 2024, we received a DEL for the fabrication, packaging, labeling and sale of our MDMA and psilocybin capsules as well as extraction of our psilocybin mushrooms to generate active pharmaceutical ingredients. As Health Canada is a participant in several Mutual Recognition Agreements (“MRAs”) for drug and medicinal products, our GMP-compliant manufacturing processes may be accepted by other regulatory authorities in participating jurisdictions, which may facilitate international distribution of our psilocybin and MDMA drug products. Examples of countries covered by MRAs include the Netherlands, Norway and the United Kingdom. We may consider these markets in the future. The DEL confirms that our Canadian facilities conform to Health Canada’s GMP compliance standards and those jurisdictions with equivalent GMP standards. The DEL differentiates us from other psychedelic manufacturers in the space and enables us to provide competitively priced products for human therapeutic use within the GMP psychedelics market. The DEL allows us flexibility to adapt to international licensing demands and changes in legislation and also gives our clients and patients assurance of a fully GMP product. Canadian companies without a DEL may not be issued export permits to supply Australia, or other countries where a market is established. In the Authorised Prescribers Scheme, authorized psychiatrists will be able to prescribe MDMA-assisted therapy for patient suffering from PTSD and psilocybin-assisted therapy for patients suffering from TRD. All products supplied to the Authorised Prescribers Scheme should be certified GMP compliant as per the Therapeutic Goods Administration of Australia.

Clinical Trials and Related Approvals

We currently are not the clinical trial applicant for any study. Rather, our third-party partners conduct preclinical and clinical studies of our product candidates and produce data upon which we rely.

In February 2024, we announced our supplier partnership with Tel Aviv University to supply GMP-compliant MDMA and psilocybin for research and clinical development on the effects of MDMA in animal models of alcohol addiction.

In May 2024, we entered into a letter of intent with ATMA CENA Healthcare Solutions relating to the supply of natural psilocybin extract for a phase II clinical trial in patients with major depressive disorder. In February 2025, we entered into a definitive supply agreement with ATMA CENA Healthcare Solutions. We are awaiting confirmation from ATMA CENA Healthcare Solutions regarding next steps under the agreement and expect to supply psilocybin extract in connection with their planned clinical trial.

In June 2024, Health Canada issued three export permits to us to supply patients under Australia’s Authorised Prescribers Scheme. Two of these permits are active, and one has since expired. In particular, we received export permits for shipment of 160 doses of MDMA and psilocybin for patients with PTSD and TRD to Australia.

In September 2024, the first patients were dosed in Australia’s Authorised Prescribers Scheme in Australia with our MDMA capsules for PTSD.

In November 2025, we announced we were selected to supply the MDMA capsules for MAPS Israel’s Healing October 7th project, which includes a clinical trial for PTSD that has received formal approval from the Israeli Ministry of Health. The open-label, multicenter, non-inferiority study will evaluate the safety and effectiveness of individual versus group MDMA-assisted therapy for PTSD in patients diagnosed in the context of recent collective trauma. The trial is being conducted as part of MAPS Israel’s Healing October 7th initiative, which supports survivors, veterans, and community-based care. The study will enroll 168 participants, with initial approval already granted by the Israeli Ministry of Health for the first 20 patients.

Intellectual Property and Trademark Protection

On September 16, 2020, we applied for trademark protection for “Optimi” and “Optimi Health” in Canada and the United States and were granted trademark protection for “Optimi” and “Optimi Health” in Canada on January 12, 2024. We received a non-final office action letter from the United States Patent and Trademark Office, objecting to the registration of the “Optimi” and “Optimi Health” marks due to the likelihood of confusion with four prior U.S. registered trademarks. We have also received a cease and desist letter from a U.S. public company, alleging that the use and attempted registration of the “Optimi” and “Optimi Health” marks infringes the registered trademarks of the U.S. company. At this time, we do not intend to continue to pursue registration of the “Optimi” and “Optimi Health” marks in the U.S. due to the anticipated costs and time required. We may file a petition to revive the trademark applications in the future.

Other Key Events

On April 1, 2021, we obtained the symbol “OPTHF” to commencing trading on the OTCPINK market in the United States.

On April 6, 2021, we commenced trading on the Frankfurt Stock Exchange under the symbol “8BN”.

In April 2024, we completed validated GMP production of 5mg natural psilocybin extract capsules with a certificate of analysis (“COA”).

In May 2024, we completed validated GMP production of MDMA 40mg & 60mg capsules with a COA. In addition, we received an export permit issued by Health Canada for our first international shipment of MDMA to Israel. In addition, in June 2024, we secured an import certificate from Mind Med Australia for 160 doses of MDMA and psilocybin capsules for therapeutic use in Australian patients.

In September 2024, upon receipt of our inaugural shipment into Australia, our MDMA capsules became available for prescription in Australia through the Authorised Prescribers Scheme.

In April 2025, we received our FDA Establishment Identifier (FEI) number, which is a key regulatory step for engaging in FDA filings and commercial supply into the United States.

Combined with our GMP certification and Health Canada DEL, we are in position to advance our strategy to supply MDMA and psilocybin into clinical, research and future commercial markets, in compliance with U.S. laws and requisite approvals for such activities.

In April 2025, we engaged mdi Consultants, Inc. to act as our U.S. agent for foreign manufacturers who intend to or are importing pharmaceuticals to the United States and or Official Correspondent, another key regulatory step for engaging in FDA filings and eventual commercial supply into the United States.

In May 2025, we completed our largest international export to date of MDMA capsules to Australia, supporting the treatment of PTSD under the Authorised Prescriber Scheme. The shipment, conducted in partnership with Mind Medicine Australia, included 1,000 GMP MDMA capsules in both 40mg and 60mg strengths.

In September 2025, we commercially launched our natural psilocybin capsules in Australia, which are now being prescribed to patients with TRD under the Authorised Prescribers Scheme. We completed an initial shipment of 1,000 psilocybin capsules.

In January 2026, we exported 1,000 capsules of 5mg psilocybin product and 1,000 capsules of 60mg MDMA to Australia.

Our Corporate Information

Our principal executive offices are located at 269 David Brown Way, Princeton, British Columbia, V0X 1W0. Our telephone number at this address is (778) 761-4551. Our registered and records office is located at 2054 Dowad Drive, Squamish, British Columbia, V8B 0Y8. Our agent for service of process in the United States, Cogency Global Inc., is located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.optimihealth.ca. The information contained on, or accessible through, our website is not a part of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our condensed interim consolidated financial statements for the three month period ended December 31, 2025 and 2024 and the audited consolidated financial statements for the year ended September 30, 2025 and 2024 and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See also “Special Note Regarding Forward-Looking Statements.”

The condensed interim consolidated financial statements for the three month period ended December 31, 2025 and 2024 and the audited consolidated financial statements for the years ended September 30, 2025 and 2024 are prepared pursuant to IFRS. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

We are a Canadian GMP compliant, pharmaceutical drug manufacturer licensed by Health Canada for the handling of controlled substances and GMP production. We specialize in controlled substances with our products being MDMA and psilocybin derived from botanical sources. With a vertically integrated approach, we own two approximately 10,000-square-foot production facilities on leased land in Princeton, British Columbia and operate under a DEL awarded by Health Canada. Our DEL certifies that our facilities and quality management systems comply with GMP for the formulation of designated drug products and the manufacture of certain active pharmaceutical ingredients (“API”) from plant sources. Additionally, we hold a DL under Canada’s Narcotic Control Regulations, allowing us to possess, produce, assemble, sell and deliver psilocybin and other psychedelic substances within the regulated framework set forth by Health Canada. The DL allows us to possess up to 20kg of psilocybin and 200g of psilocin (equivalent to approximately 2,000kg of dried full-body psilocybin-containing mushrooms) and 2kg of MDMA. We also hold a Precursor License under Canada’s Precursor Regulations allowing us to import 3,4-Methylenedioxypheny-2-Propanone if used in the synthesis of MDMA.

The legal status of psychedelic drugs varies by country and our various licenses allow us to supply markets where it is legal and position ourselves for new markets. Our products are currently available in Australia where psilocybin and MDMA have been rescheduled to allow prescription by an Authorized Prescriber only for TRD and PTSD. In Canada, our products are available via the SAP, which we are authorized to supply as a provision of our DL whereby sale or provision to the holder of a Controlled Drugs and Substances Act subsection 56(1) exemption is not prohibited for licensed dealers to provide psilocybin and MDMA in relation to an SAP authorization. The SAP patient authorization process has been successfully achieved for MDMA products. Our psilocybin product is currently in phase 2b clinical trials in Canada conducted by third parties. In all other countries, access is restricted to approved clinical trials, including in Israel, one of our planned target markets, where our MDMA product is currently in phase 2 clinical trials conducted by third parties. We are currently restricted from selling our products in the United States, another one of our planned target markets, where psilocybin and MDMA are considered Schedule I “controlled or “scheduled” substances, meaning their manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use is subject to a significant degree of regulation by the DEA. While our MDMA and botanical psilocybin products are currently being accessed in Canada and Australia, in any new market, a regulatory approval would be required for our products – be that a clinical trial application approval, a marketing authorization approval or access via a change to regulatory access for these products.

Our DEL enables us to supply validated psilocybin API, psilocybin drug products and MDMA drug products to patients in Australia under the Authorised Prescribers Scheme. Through strategic collaborations and ongoing compliance with global regulatory authorities, we aim to expand our product availability to additional jurisdictions where psychedelic-assisted therapies are gaining regulatory approval.

The key differentiator of a DEL is that it enables our MDMA and psilocybin capsules to be prescribed by authorized physicians in Australia for the treatment of PTSD and TRD. Unlike most companies in the psychedelic sector that remain in clinical or pre-commercial phases, we are currently supplying regulated medicines under prescription in certain markets – supported by a DEL that also permits the legal manufacture and international export of both products.

As part of our commitment to innovation and broadening accessibility to psychedelic-based therapies, we continuously refine our production methodologies, invest in advanced extraction technologies and enhance our regulatory compliance frameworks to remain ahead of industry standards. By prioritizing sustainable and responsible production practices, we are dedicated to becoming a global leader in the psychedelic pharmaceutical sector. Our research initiatives focus on optimizing extraction efficiency, improving formulation stability, and ensuring scalable manufacturing techniques that align with future market expansion plans. Although we do not currently own any patents, nor do we have any pending patent applications related to our MDMA and botanical psilocybin products, the design, formulation, and large-scale manufacture of these products are founded on—and would be materially impaired without—a comprehensive body of proprietary know-how, specialized production methodologies, and rigorously safeguarded trade secrets that we protect through internal controls and confidentiality agreements.

Principal Factors Affecting Our Results of Operations

Our operational and financial performance is primarily driven by our ability to execute on the manufacture and distribution of regulated psychedelic substances within the constraints of evolving global regulatory frameworks. We have established a defensible and scalable GMP platform, secured relevant licensing under Health Canada and demonstrated commercial supply capabilities to authorized markets, currently only to Australia. Our near-term results will be influenced by regulatory developments in key jurisdictions, order volume from existing partners, cost optimization through automation and disciplined capital deployment. As international access expands, we believe we are well positioned to scale responsibly and grow our share of the emerging global market for psychedelic-assisted therapies.

The operational and financial factors below materially affect our results of operations. Unlike traditional biotechnology issuers focused solely on clinical development, our performance is influenced by our role as a GMP-certified manufacturer with regulatory clearance to product and export controlled substances, including MDMA and psilocybin, for legal therapeutic use in international markets.

Commercial Manufacturing and Export Activity

Our revenue-generating operations depend primarily on the manufacture and export of MDMA and psilocybin drug products produced under our DEL. We are currently supplying commercial and investigational quantities of drug product to authorized markets, including Australia, where prescribers may access these compounds under the Authorised Prescriber Scheme.

As we expand into new jurisdictions and scale production capacity, the volume and consistency of export orders will directly impact revenue recognition, working capital utilization and gross margin performance. Our operational results are also sensitive to delivery timelines, batch release schedules, and the regulatory conditions under which orders are fulfilled.

Production Capacity and Operational Efficiency

Our ability to fulfill export orders and achieve meaningful gross margins depends on the efficiency of our manufacturing operations. Key performance drivers include capsule throughput, process yield, batch consistency and the integration of new automation technologies.

Implementation of automated encapsulation and bottling equipment is expected to significantly increase capacity while reducing unit cost. The timing of these automation upgrades and their impact on operational efficiency will affect our margins, cost of goods sold, and ability to serve additional markets.

Cost of Goods and Input Supply Chain

The cost and availability of raw materials—including precursor chemicals for MDMA synthesis and cultivation inputs for psilocybin production—affect both our production cost structure and delivery lead times. These inputs are subject to compliance with controlled substance regulations and international sourcing constraints.

Although current input pricing is stable under existing contracts, fluctuations in chemical precursor availability, changes in controlled substance import/export policy or disruptions in agricultural input supply chains may affect our production cost and timing. Our financial performance is dependent on effective supply chain management, inventory planning and procurement discipline.

Regulatory Licensing and Compliance

Our operational continuity is dependent on maintaining full regulatory compliance with Health Canada, including our Drug Establishment Licence, Controlled Substances Licence, and adherence to GMP obligations. Compliance with these licenses and Health Canada inspections directly impacts our ability to manufacture, release, and export finished drug product.

In addition, our FDA Facility Establishment Identifier (“FEI”) registration and U.S. Agent appointment (mdi Consultants, Inc.) are critical to our future commercial participation in the U.S. market, particularly in the event of U.S. Drug Enforcement Administration (“DEA”) rescheduling of MDMA or psilocybin. Our results of operations will be materially impacted by the speed and extent of U.S. regulatory change, as well as our ability to rapidly activate supply chains and commercial relationships in the U.S. market.

Strategic Partnerships and Market Access

Our ability to grow revenue is also dependent on our partnerships with distributors, prescribers and clinical research sponsors. We are currently engaged in commercial supply agreements with entities in Australia and are supporting multiple research-stage collaborations. The scale, structure and renewability of these partnerships are central to our forward sales visibility and revenue growth.

As additional jurisdictions begin permitting regulated access to psychedelic-assisted therapies, we anticipate expanding our partnership model, which may include distribution, licensing or data-sharing arrangements. Our operational results will be influenced by the pace of these expansions and the cost structures attached to third-party engagements.

Research Support, Formulation Development, and Technical Upgrades

Although we are not currently a drug development company, we incur research-related costs in the areas of stability studies, shelf-life validation, analytical testing and formulation refinement. These costs are capitalized or expensed based on regulatory requirements and are expected to increase modestly as we support expanded shelf-life targets, international regulatory submissions, or technical method updates.

We also maintain internal technical teams dedicated to continuous process improvement, which may incur project-based costs related to method revalidation, equipment calibration or IT system integration. These initiatives are essential to long-term compliance and efficiency.

Capital Expenditure and Financing Strategy

Our ability to execute on scaling plans—particularly increased manufacturing automation, warehousing upgrades and regulatory submissions in new jurisdictions—is dependent on access to capital. As of the date hereof, we have operated with a lean capital structure, prioritizing core infrastructure and essential quality systems.

Future capital allocation decisions, including any equity raises, debt facilities or strategic investments, will impact our working capital, margin trajectory, and the timing of expansion milestones. Our ability to raise capital on favorable terms will affect our capacity to participate meaningfully in global supply opportunities.

Key Components of Our Results of Operations

The following section presents the key components of our results of operations by the nature of corresponding operating activities for the periods indicated.

Revenue

The following table sets forth a breakdown of our revenue by nature, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated.

	Three Months Ended December 31,
	2025			2024
Revenue	C$	US$	%	C$	%
Drug products and licensing revenue	—	—	—	134,253	57.7
Nutraceutical products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	—	—	—	98,447	42.3

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .	—	—	—	232,700	100

	Year Ended September 30,
	2025			2024
Revenue	C$	US$	%	C$	%
Drug products and licensing revenue	303,048	217,598	71.1	11,026	2.8
Nutraceutical products	123,253	88,499	28.9	378,824	97.2

Total	426,301	306,097	100	389,850	100

Our drug products and licensing revenue include the sale of GMP psychedelic substances, including MDMA and psilocybin, for research and therapeutic applications and licensing of intellectual property.

As of December 31, 2025, we have C$207,759 (US$151,516) in deferred revenue related to deposits received from a customer in advance of fulfilling drug product purchase orders. During the period ended December 31, 2025, the Company was focused on production planning for commercial shipments valued at C$93,000 (US$67,824) to this customer that occurred in January 2026.

We have historically generated revenue from the sale of nutraceutical products. We are in the process of permanently winding down the business segment that was responsible for the sale of nutraceutical products. We consider the assets, liabilities and operations of this business segment to be immaterial to our overall consolidated operations. While this business did contribute a significant portion of our historical revenue, it generated a net loss overall. The winding down of this business will bolster our financial performance given its history of recurring losses.

The following table sets forth a breakdown of our revenue by geography, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated.

	Three Months Ended December 31,
	2025			2024
Revenue	C$	US$	%	C$	%
Australia and New Zealand	—	—	—	134,253	57.4
Canada	—	—	—	97,399	42.1
Israel	—	—	—	—	—
United States . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	—	—	—	1,048	0.5

Total	—	—	—	232,700	100

	Year Ended September 30,
	2025			2024
Revenue	C$	US$	%	C$	%
Australia and New Zealand	219,753	157,789	51.5	2,750	0.7
Canada	201,483	144,671	47.3	377,602	96.9
Israel	3,795	2,725	0.9	4,526	1.2
United States	1,270	912	0.3	4,972	1.2

Total	426,301	306,097	100	389,850	100

Cost of Sales

The following table sets forth a breakdown of our cost of sales by nature, each expressed in the absolute amount and as a percentage of our total cost of sales, for the periods indicated.

	Three Months Ended December 31,
	2025			2024
Cost of Sales	C$	US$	%	C$	%
Finished goods drug products	—	—	—	15,955	25.5
Finished goods nutraceutical products	—	—	—	44,672	71.5
Other	—	—	—	1,846	3.0

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . .	—	—	—	62,473	100

	Year Ended September 30,
	2025			2024
Cost of Sales	C$	US$	%	C$	%
Finished goods drug products	77,390	55,568	18.8	4,986	2.1
Finished goods nutraceutical products	102,838	73,841	25.0	226,426	95.0
Impairment of inventory	225,900	162,203	55.0	—	—
Other	4,588	3,294	1.1	6,976	2.9

Total	410,716	294,906	100	238,388	100

Our cost of sales consists of finished goods drug products, finished goods nutraceutical products, impairment of inventory and others. During the year ended September 30, 2025, we elected to take a provision against mushroom biomass inventory due to the aging of the inventory. The cost of inventory of C$225,900 (US$162,203) was recorded through cost of sales and the fair value component of $83,715 (US$60,110) was recorded through the fair value adjustment of biological assets and inventory.

Expenses

The following table sets forth a breakdown of our expenses by nature, each expressed in the absolute amount and as a percentage of our total expenses, for the periods indicated.

	Three Months Ended December 31,
	2025			2024
Expenses	C$	US$	%	C$	%
Advertising, promotion and public relations	1,949	1,421	0.1	30,503	2.1
Amortization and depreciation	264,749	193,078	17.0	228,917	15.9
Bank charges and interest	278,791	203,319	17.9	108,004	7.5
Consulting	279,193	203,612	17.9	219,734	15.3
Consumables, supplies and overhead	39,016	28,454	2.5	73,188	5.1
Insurance	56,592	41,272	3.6	82,863	5.8
Investor relations	184,670	134,678	11.8	-	-
Office, rent and administration	32,313	23,565	2.1	57,690	4.0
Professional fees	30,671	22,368	2.0	38,152	2.7
Research and development	48,495	35,367	3.1	201,998	14.1
Share-based compensation	327	238	0.0	2,825	0.2
Shipping	7,629	5,564	0.5	26,849	1.9
Transfer agent and filing fees	59,471	43,371	3.8	33,661	2.3
Travel and accommodation	11,435	8,339	0.7	11,179	0.8
Wages and benefits	264,087	192,596	16.9	320,893	22.3

Total	1,559,388	1,137,243	100	1,436,456	100

	Year Ended September 30,
	2025			2024
Expenses	C$	US$	%	C$	%
Advertising, promotion and public relations	33,390	23,975	0.7	216,135	3.4
Amortization and depreciation	950,348	682,378	18.7	867,947	13.8
Bank charges and interest	531,680	381,762	10.5	429,339	6.8
Consulting	819,067	588,114	16.1	1,122,812	17.8
Consumables, supplies and overhead	235,712	169,248	4.6	307,971	4.9
Insurance	257,376	184,804	5.1	325,369	5.2
Investor relations	20,844	14,967	0.4	104,086	1.6
Office, rent and administration	171,221	122,942	5.9	295,654	4.7
Professional fees	301,361	216,386	0.9	160,551	2.5
Research and development	347,698	249,657	0.9	387,591	6.1
Share-based compensation	46,422	33,332	0.9	60,079	1.0
Shipping	62,056	44,558	1.2	144,368	2.3
Transfer agent and filing fees	166,190	119,329	3.3	156,955	2.5
Travel and accommodation	39,966	28,697	0.8	63,425	1.0
Wages and benefits	1,092,498	784,447	21.5	1,667,152	26.4

Total	5,075,829	3,644,596	100	6,309,434	100

Amortization and depreciation expenses relates to the natural deterioration of plant and equipment due to the passage of time.

Bank charges and interest relates to interest and accretion on the Company’s loans and bank fees. Consulting expenses include amounts paid or payable to management and third-party consultants.

Consumables, supplies and overhead relate to facility operating costs not capitalized to biological assets or inventory.

Professional fees relate to legal and audit fees. Wages and benefits include amounts paid to management and employees.

Results of Operations

The following tables set forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended December 31,
	2025		2024
Statements of Comprehensive Loss	C$	US$	C$
Revenue	—	—	232,700
Cost of sales	—	—	(62,473)
Gross margin	—	—	170,227
Expenses	(1,559,388)	(1,137,243)	(1,436,456)
Interest and other income	5,413	3,948	7,249

Loss and comprehensive loss	(1,553,975)	(1,133,296)	(1,258,980)

Period Ended December 31, 2025 Compared to Year Ended December 31, 2024

Three-Month Period Ended December 31, 2025

During the three-month period ended December 31, 2025, the Company generated a net loss of $1,553,975 (US$1,133,296). The main factors that contributed to the loss in the fiscal period were amortization expense of $264,749 (US$193,078), bank charges and interest of $278,791 (US$203,319), consulting of $279,193 (US$203,612), and wages and benefits of $264,087 (US$192,596) .

Three-Month Period Ended December 31, 2024

During the three-month period ended December 31, 2024, the Company generated revenue of $232,700 and a net loss of $1,258,980. The main factors that contributed to the loss in the fiscal period were amortization expense of $288,917, consulting of $219,734, research and development costs of $201,998, and wages and benefits of $320,893.

During the period ended December 31, 2024, the Company received $335,000 in share subscriptions received in advance which formed a portion of the proceeds for the private placement that was completed during the year ended September 30, 2025.

	Year Ended September 30,
	2025		2024
Statements of Comprehensive Loss	C$	US$	C$
Revenue	426,301	306,097	389,850
Cost of sales	(410,716)	(294,906)	(238,388)
Gross margin before fair value adjustments	15,585	11,191	151,462
Fair value adjustment of biological assets and inventory, net	(83,715)	(60,110)	119,448
Gross margin	(68,130)	(48,919)	270,910
Expenses	(5,075,829)	(3,644,596)	(6,309,434)
Interest and other income	14,313	10,277	2,665
Debt forgiveness	1,417,615	1,017,890	—

Loss and comprehensive loss	(3,712,031)	(2,665,348)	(6,035,859)

Year Ended September 30, 2025 Compared to Year Ended September 30, 2024

Year Ended September 30, 2025

During the year ended September 30, 2025, the Company generated revenue of $426,301 (US$306,097) and a net loss of $3,712,031 (US$2,665,348). The main factors that contributed to the loss in the fiscal year were amortization expense of $950,348 (US$682,378), bank charges and interest of $531,680 (US$381,762), consulting of $819,067 (US$588,114), and wages and benefits of $1,092,498 (US$784,447).

During the year ended September 30, 2025, the Company received debt forgiveness of $1,417,615 (US$1,017,890) of which certain directors forgave $1,331,052 ($US972,138) in accounts payable.

Year Ended September 30, 2024

During the year ended September 30, 2024, the Company generated revenue of $389,850 and a net loss of $6,035,859. The main factors that contributed to the loss in the fiscal year were amortization expense of $867,947, consulting of $1,122,812, and wages and benefits of $1,667,152.

Liquidity and Capital Resources

The Company’s future capital requirements will depend upon many factors including, without limitation, its ability to produce, market and sell its products, consumer demand for its products, the Company’s ability to secure required financing, and in the event consumer demand is strong for its products, the Company’s ability to expand its business to facilitate this demand. The Company has limited capital resources and has historically relied upon the sale of equity securities for cash required for research and development purposes, for acquisitions and to fund the administration of the Company. The Company intends to finance its future requirements through a combination of debt and/or equity issuances. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms. These uncertainties cast significant doubt on the Company’s ability to continue as a going concern. The condensed interim consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

The following table sets forth a summary of our cash flows for the periods presented.

	Period Ended December 31,
	2025		2024
	C$	US$	C$
Cash used in operating activities	(636,987)	(464,547)	(308,988)
Cash used in investing activities	(3,428)	(2,500)	(21,674)
Cash provided by financing activities	(12,900)	(9,408)	309,500
Changes in cash and cash equivalents	(653,315)	(476,455)	(21,162)
Cash and cash equivalents, beginning of year	1,145,065	835,082	103,660

Cash and cash equivalents, end of year	491,750	358,627	82,498

Three-Month Period Ended December 31, 2025 and December 31, 2024

Operating Activities

Net cash used in operating activities was C$636,987 (US$464,547) for the three-months ended December 31, 2025, primarily due to net loss of C$1,553,975 (US$1,133,296), adjusted for certain non-cash items and changes in non-cash working capital items. Adjustments for such non-cash items primarily include amortization and depreciation of C$264,749 (US$193,078) and loan accretion of C$31,500 (US$22,973). The amount was further adjusted by changes in non-cash working capital items that had a positive effect on cash flow, primarily an increase in amounts due to related parties of C$393,543 (US$287,006).

Net cash used in operating activities was C$308,988 for the three-months ended December 31, 2024, primarily due to net loss of C$1,258,980, adjusted for certain non-cash items and changes in non-cash working capital items. Adjustments for such non-cash items primarily include amortization and depreciation of C$228,917 and loan accretion of C$48,500. The amount was further adjusted by changes in non-cash working capital items that had a positive effect on cash flow, primarily an increase in amounts due to related parties of C$216,793.

Investing Activities

Net cash used in investing activities was C$3,428 (US$2,500) for the three-months ended December 31, 2025, which was attributed to plant and equipment expenditures of lab equipment purchased for the Facilities.

Net cash used in investing activities was C$21,674 for the three-months ended December 31, 2024, which was attributed to plant and equipment expenditures of lab equipment purchased for the Facilities.

Financing Activities

Net cash provided by financing activities was (C$12,900) (US$9,408) for the three-months ended December 31, 2025, which related to payment of lease obligations.

Net cash provided by financing activities was C$309,500 for the three-months ended December 31, 2025, which was primarily attributed to subscriptions received in advance of C$335,000 less share issue costs of (C$15,000) payment of lease obligations of (C$10,500).

	Year Ended September 30,
	2025		2024
	C$	US$	C$
Cash used in operating activities	(2,627,901)	(1,886,911)	(4,281,693)
Cash used in investing activities	(88,375)	(63,456)	(154,024)
Cash provided by financing activities	3,757,681	2,698,127	3,194,599
Changes in cash and cash equivalents	1,041,405	747,760	(1,241,118)
Cash and cash equivalents, beginning of year	103,660	74,431	1,344,778

Cash and cash equivalents, end of year	1,145,065	822,191	103,660

Year Ended September 30, 2025 and September 30, 2024

Operating Activities

Net cash used in operating activities was C$2,627,901 (US$1,886,911) in fiscal year 2025, primarily due to net loss of C$3,712,031(US$ 2,665,349), adjusted for certain non-cash items and changes in non-cash working capital items. Adjustments for such non-cash items primarily include amortization and depreciation of C$950,348 (US$682,378) and loan accretion of C$166,000 (US$ 119,193), which was offset by debt forgiveness of C$1,417,615 (US$1,017,890). The amount was further adjusted by changes in non-cash working capital items that had a positive effect on cash flow, primarily an increase in amounts due to related parties of C$670,110 (US$481,159).

Net cash used in operating activities was C$4,281,693 in fiscal year 2024, primarily due to net loss of C$6,035,859, adjusted for certain non-cash items and changes in non-cash working capital items. Adjustments for such non-cash items primarily include amortization and depreciation of C$867,947 and loan accretion of C$184,750, which was offset by unrealized gain in fair value of biological assets of C$119,448. The amount was further adjusted by changes in non-cash working capital items that had a positive effect on cash flow, primarily an increase in amounts due to related parties of C$786,378.

Investing Activities

Net cash used in investing activities was C$88,375 (US$63,456) for fiscal year 2025, which was attributed to plant and equipment expenditures of lab equipment purchased for the Facilities.

Net cash used in investing activities was C$154,024 for fiscal year 2024, which was attributed primarily to plant and equipment expenditures of lab equipment purchased for the Facilities.

Financing Activities

Net cash provided by financing activities was C$3,757,681 (US$2,698,127) for fiscal year 2025, which was primarily attributed to proceeds from convertible debentures of C$3,450,000 (US$ 2,477,203) and private placements, net of share issue costs, of C$395,000 (US$283,622).

Net cash provided by financing activities was C$3,194,599 for fiscal year 2024, which was primarily attributed to private placements, net of share issue costs, of C$2,036,599 and proceeds from loans of C$1,000,000 and exercise of warrants for proceeds of C$200,000.

Capital Commitments and Contractual Obligations

We have lease commitments for the Industrial Ground. Cash commitments for minimum lease payments in relation to the Industrial Ground leases as at December 31, 2025 were payable as follows:

$
Within 1 year	52,374
Between 1 year and 5 years	195,785

248,159

Reverse Share Split

Although not yet effective, our Board of Directors has approved a reverse share split with a share split ratio of 1-for-30 (“Reverse Share Split”). We anticipate affecting the Reverse Share Split immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The Reverse Share Split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the Reverse Share Split as if it was effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Share Split, when effective, will combine each 30 shares of our outstanding common shares into one common share, without any change in the par value per share which will remain no par value, and the Reverse Share Split correspondingly will adjust, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of other convertible securities. No fractional shares will be issued in connection with the Reverse Share Split, and any fractional shares resulting from the Reverse Share Split will be rounded to the nearest whole share.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures About Market Risk

We examine the various financial instrument risks to which we are exposed and assesses the impact and likelihood of these risks. These risks arise from the normal course of operations and all transactions undertaken are to support our ability to continue as a going concern. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner. The risks associated with financial instruments and the policies on how to mitigate these risks are set out below.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. Interest rate risk is limited to potential decreases in the interest rate offered on cash held with chartered Canadian financial institutions. We consider this risk to be limited, as we hold no assets or liabilities subject to variable rates of interest.

Credit risk

Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The financial instruments that potentially subject us to credit risk consist of cash and cash equivalents and trade receivables. We limit exposure by maintaining our cash with major Canadian commercial banks and credit unions.

Liquidity risk

Liquidity risk is the risk that we will be unable to meet our financial obligations as they become due. We are reliant upon equity issuances and loans as our main sources of cash. We manage liquidity risk by maintaining an adequate level of cash to meet our ongoing obligations. We continuously review our actual expenditures, forecasts cash flows and matches the maturity dates of its cash to capital and operating needs. All of our existing commitments are budgeted and funded as at the date of the consolidated financial statements. All financial liabilities have contractual maturities of less than one year and are subject to normal trade terms with the exception of our lease liabilities, which matures based on the lease agreement, and loans payable, which have terms ranging from one and a half to three years.

Currency risk

We are not exposed to financial risk related to the fluctuation of foreign exchange rates.

Critical Accounting Judgments and Estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the year. Actual results may differ from these estimates. Significant estimates and judgments are evaluations and assumptions about the future and other sources of estimation uncertainty that management has made, which could result in a material adjustment to the carrying amounts of assets and liabilities. Significant estimates and judgments used in the preparation of these consolidated financial statements include, but are not limited to, the following:

Going concern

The assessment of whether the concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, twelve months from the end of the reporting period.

Provisions and contingencies

The amount recognized as a provision, including legal, contractual, constructive, and other exposures or obligations, is the best estimate of the consideration required to settle the related liability, including any related interest charges, taking into account the risks and uncertainties surrounding the obligation. In addition, contingencies will only be resolved when one or more future events occur or fail to occur. Therefore, assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. We assess our liabilities and contingencies based upon the best information available.

Impairment of property, plant and equipment

Management considers both external and internal sources of information in determining if there are any indications that our property, plant and equipment is impaired. Management considers the market, economic and legal environment in which we operate that are not within our control and affect the recoverable amount of our plant. Management considers the manner in which the property, plant and equipment is being used or is expected to be used an indication of economic performance of the assets.

Valuation of inventory

Inventories are valued at the lower cost and net realizable value except for biological inventory which includes a fair value component. Purchased inventory is accounted for using the weighted average purchase cost of the components that comprise finished goods inventory. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs to sell.

Valuation of share-based payments

We use the Black-Scholes option pricing model for valuation of share-based compensation. Option pricing models require the input of subjective assumptions including expected price volatility, interest rate and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate our earnings and equity reserves. We estimate volatility based on our historical share prices, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities’ expected share price volatility.

Biological assets and inventory

In calculating the value of the biological assets, management is required to make a number of estimates, including estimating the stage of growth of the mushrooms up to the point of harvest, harvesting costs, selling costs, sales price, wastage and expected yields for the mushrooms. In calculating final inventory values, management is required to determine an estimate of spoiled or expired inventory and compare the inventory cost versus net realizable value. The cost and fair value of biological assets are capitalized to the extent that their cost and fair value will be recoverable.

Loans payable

The identification of loan components is based on interpretation of the substance of the contractual arrangement and therefore, requires judgment from management. The separation of the components affects the initial recognition of the loans payable at issuance and the subsequent recognition of interest on the liability component. The determination of the fair value of the liability component is also based on a number of assumptions, including contractual future cash flows and discount rate.

Estimated useful lives of property, plant and equipment

Depreciation of property, plant and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment.

Recent Accounting Pronouncements

Certain pronouncements have been issued by the IASB that are effective for the Company’s accounting period beginning on October 1, 2023. The Company reviewed these updates and determined that none are applicable or consequential to the Company and have been excluded from the discussion within these material accounting policies. Additionally, the Company did not adopt any new accounting policies during the fiscal year ended September 30, 2025.

Standards Issued But Not Yet Effective

IFRS 18, Presentation and Disclosure of Financial Statements (“IFRS 18”), which will replace IAS 1 Presentation of Financial Statements, aims to improve how companies communicate in their financial statements, with a focus on information about financial performance in the statement of profit or loss, in particular additional defined subtotals, disclosures about management-defined performance measures and new principles for the aggregation and disaggregation of information. IFRS 18 is accompanied by limited amendments to the requirements of IAS 7 Statement of Cash Flows. IFRS 18 is effective from January 1, 2027. Companies are permitted to apply IFRS 18 before that date.

BUSINESS

Overview

We are a Canadian GMP compliant, pharmaceutical drug manufacturer licensed by Health Canada for the handling of controlled substances and GMP production. We specialize in controlled substances with our products being MDMA and psilocybin derived from botanical sources. With a vertically integrated approach, we own two approximately 10,000-square-foot production facilities on leased land in Princeton, British Columbia and operate under a DEL awarded by Health Canada. Our DEL certifies that our facilities and quality management systems comply with GMP for the formulation of designated drug products and the manufacture of certain active pharmaceutical ingredients (“API”) from plant sources. Additionally, we hold a DL under Canada’s Narcotic Control Regulations, allowing us to possess, produce, assemble, sell and deliver psilocybin and other psychedelic substances within the regulated framework set forth by Health Canada. The DL allows us to possess up to 20kg of psilocybin and 200g of psilocin (equivalent to approximately 2,000kg of dried full-body psilocybin-containing mushrooms) and 2kg of MDMA. We also hold a Precursor Licence under Canada’s Precursor Regulations allowing us to import 3,4-Methylenedioxyphenyl-2-Propanone if used in the synthesis of MDMA.

The legal status of psychedelic drugs varies by country and our various licenses allow us to supply markets where it is legal and position ourselves for new markets. Our products are currently available in Australia where psilocybin and MDMA have been rescheduled to allow prescription by an Authorized Prescriber only for TRD and PTSD. In Canada, our products are available via the SAP, which we are authorized to supply as a provision of our DL whereby sale or provision to the holder of a Controlled Drugs and Substances Act subsection 56(1) exemption is not prohibited for licensed dealers to provide psilocybin and MDMA in relation to an SAP authorization. The SAP patient authorization process has been successfully achieved for MDMA products. Our psilocybin product is currently in phase 2b clinical trials in Canada conducted by third parties. In all other countries, access is restricted to approved clinical trials, including in Israel, one of our planned target markets, where our MDMA product is currently in phase 2 clinical trials conducted by third parties. We are currently restricted from selling our products in the United States, another one of our planned target markets, where psilocybin and MDMA are considered Schedule I “controlled or “scheduled” substances, meaning their manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use is subject to a significant degree of regulation by the DEA. While our MDMA and botanical psilocybin products are currently being accessed in Canada and Australia, in any new market, a regulatory approval would be required for our products – be that a clinical trial application approval, a marketing authorization approval or access via a change to regulatory access for these products.

Our DEL enables us to supply validated psilocybin API, psilocybin drug products and MDMA drug products to patients in Australia under the Authorised Prescribers Scheme. Through strategic collaborations and ongoing compliance with global regulatory authorities, we aim to expand our product availability to additional jurisdictions where psychedelic-assisted therapies are gaining regulatory approval.

The key differentiator of a DEL is that it enables our MDMA and psilocybin capsules to be prescribed by authorized physicians in Australia for the treatment of PTSD and TRD. Unlike most companies in the psychedelic sector that remain in clinical or pre-commercial phases, we are currently supplying regulated medicines under prescription in certain markets – supported by a DEL that also permits the legal manufacture and international export of both products.

As part of our commitment to innovation and broadening accessibility to psychedelic-based therapies, we continuously refine our production methodologies, invest in advanced extraction technologies and enhance our regulatory compliance frameworks to remain ahead of industry standards. By prioritizing sustainable and responsible production practices, we are dedicated to becoming a global leader in the psychedelic pharmaceutical sector. Our research initiatives focus on optimizing extraction efficiency, improving formulation stability and ensuring scalable manufacturing techniques that align with future market expansion plans. Although we do not currently own any patents, nor do we have any pending patent applications related to our MDMA and botanical psilocybin products, the design, formulation, and large-scale manufacture of these products are founded on—and would be materially impaired without—a comprehensive body of proprietary know-how, specialized production methodologies, and rigorously safeguarded trade secrets that we protect through internal controls and confidentiality agreements.

Our Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

•	Our ability to manufacture at scale and vertically integrate operations ensures pricing advantages and quality control.

•	Our two 10,000-square-foot production facilities allow for rapid scaling, one of which is covered under the DEL.

•	Holding a DEL and a DL gives us the capability to commercialize psychedelic drugs today and supply patients in Australia for the treatment of PTSD with MDMA, and TRD with psilocybin.

•	Our commitment to research and development, with continuous investments in supplying clinical trials and on-going product improvement.

•	Our formulation expertise and strategic partnerships allows us to legally bring finished drug product to patients in Australia and supply clinical trials to certain countries around the world.

•	Our earlier-mover advantage with two psychedelic drugs available in the prescription market in Australia, and be ready for future markets should regulations allow.

Our Growth Strategies

We intend to pursue the following growth strategies to solidify our market leadership and achieve sustainable growth:

•	Expand into additional markets such as Israel and the United States.

•	Continue to invest in research and development for drug formulations.

•	Continue to strengthen regulatory compliance.

•	Continue to collect of real world evidence (“RWE”) and patient-reported outcomes (“PROs”) for regulatory submissions in Australia.

•	Further collaborations with healthcare providers and government agencies to advocate for safe and effective psychedelic-assisted therapies.

We anticipate margin expansion through:

•	Economies of scale in precursor and raw material procurement;

•	Higher batch yields and throughput efficiencies;

•	Automation of capsule filling and packaging processes;

•	Fixed-cost dilution as production sales;

•	Ongoing process optimization under GMP frameworks;

•	GMP and DEL licensing infrastructure that provides durable competitive advantages in terms of cost efficiency, quality assurance and regulatory readiness; and

•	GMP laboratory efficiencies and the build out of our on-site testing and analytical laboratory.

Description of Principal Products

We are licensed to provide GMP psychedelic substances, including MDMA and psilocybin, for research and therapeutic applications in certain countries. On May 24, 2024, we were awarded a DEL. Securing a DEL positions us as a pharmaceutical company with a strong portfolio of government approved licenses for controlled substances.

The DEL confirms that our Canadian facilities conform to Health Canada’s GMP compliance standards. The DEL differentiates us from other psychedelic manufacturers in the space and enables us to provide competitively priced products for human therapeutic use within the GMP psychedelics market. The DEL allows us flexibility to adapt to international licensing demands and changes in legislation and also gives our clients and patients assurance of a fully GMP product. Canadian companies without a DEL may not be issued export permits to supply Australia or other countries where a market is established.

Our MDMA capsules are manufactured for use by patients in Australia’s Authorised Prescribers Scheme, as well as licensed entities conducting clinical trials around the world. It is available in two dosages (40mg and 60mg) in hard gelatine capsule format for oral administration. Our product is stable over extended periods in HDPE (High Density Polyethylene) bottles at room temperature under both real-time and accelerated storage conditions for up to 24 months for all chemical and microbial attributes. The API remains stable under both real-time and accelerated storage conditions for up to 24 months for all chemical and microbial attributes. The MDMA capsules and API conform to the Therapeutic Goods (Standard for MDMA) (TGO 112) Order 2024 published by the Australian regulatory agency.

Our psilocybin extract (API) is manufactured for use in qualified patients with TRD within the Authorised Prescribers Scheme, as well as licensed entities conducting clinical trials around the world. It is formulated into 5mg hard HPMC capsule format for patients in Australia via oral administration. For clinical studies, a 10mg capsule is also available for clinical trials requiring a second dose format for study. The API product has maintained its original potency level without any degradation during stability testing of nine months. The psilocybin API and capsules conform to the Therapeutic Goods (Standard for Psilocybine) (TGO 113) Order 2024.

For each of the active products, we also have developed matching placebo capsules in order to facilitate clinical trials of our clients. The capsule size and color are the same, while the inner component is a mannitol blend without active ingredient.

All product development is in accordance with guidelines established by the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) and the requirements of GMP.

Some of our recent key developments include:

•	Obtained Health Canada DEL in May 2024.

•	Granted Precursor Licence by Health Canada for 3,4-Methylenedioxyphenyl-2-propanone (“MDP2P”), the precursor for MDMA synthesis.

•	Completed validation of GMP extraction of psilocybin containing mushrooms to develop botanical API.

•	Completed validated GMP production of 5mg natural psilocybin extract capsules.

•	Completed validated GMP production of MDMA 40mg and 60mg capsules.

•	Patients dosed in Australia’s Authorised Prescribers Scheme with MDMA capsules produced by us.

•	Approval from Health Canada for use of our psilocybin extract capsules in a Phase 2 clinical trial.

•	Secured import permit from Mind Medicine Australia for 160 doses of MDMA and psilocybin for therapeutic use.

•	Signed supply agreements with leading institutions, including Tel Aviv University.

•	Preparing Drug Master File (“DMF”) for Psilocybin Extract Capsules.

•	Exported psilocybin extract for a clinical trial in New Zealand.

•	Receipt of additional permits to import MDMA into Australia, 500 capsules of 40mg, and 500 capsules of 60mg.

•	Completion of the encapsulation and manufacturing of GMP grade MDMA capsules for export, with certificates of analysis (“COAs”) confirming uniformity and quality of releasable product.

•	Completion of third shipment to Australia of 1,000 MDMA capsules.

•	Receipt of BICON permit from Australian Government for our Natural Psilocybin Extract to enter Australia.

•	Receipt of import permit from the TGA, and export permit from Health Canada for 1,000 capsules of 5mg natural psilocybin extract in May 2025.

•

Commercially launched natural psilocybin capsules in Australia and completed initial shipment of 1,000 capsules in September 2025 to be prescribed to patients with TRD under the Authorised Prescribers Program.

We have historically, through Optimi Nutraceuticals, developed a nutraceutical brand that focuses on the health and wellness food markets. We sold our products directly to consumers, through Amazon and through distributors/brokers. However, this business was wound down in fiscal 2025 to focus our efforts on our pharmaceutical grade manufacturing business

We have evolved into a pharmaceutical grade manufacturer of MDMA and psilocybin capsules, with the ability to supply to authorized subscribers in Australia. Currently, we are only authorized to supply Australia’s Authorised Prescribers Scheme for those indications where psilocybin and MDMA are rescheduled as well as any approved clinical trial (currently approved trials in Canada and Israel).

Further, as a Canadian-based manufacturer, we can enter the U.S. market by exporting MDMA and psilocybin products, for clinical trials, research and development and for therapies contingent upon their rescheduling and approval for medical use in the U.S. This process involves compliance with both Canadian and U.S. regulations governing the export and import of controlled substances. Currently, these products are available in Canada via the Special Access Program (“SAP”).

Canadian Regulatory Compliance

Controlled Substances Licence: We currently hold a valid Dealer’s Licence under the CDSA, authorizing the production and distribution of MDMA and psilocybin for scientific or medical purposes.

Export Permit: For each shipment to any jurisdiction outside of Canada, we are required to obtain an export permit from Health Canada, which requires the submission of an import permit issued to the importer by the appropriate regulatory authority in receiving jurisdiction. These permits ensure that the export complies with Canadian regulations in respect of the export of controlled substances and/or precursor chemicals and the import regulations of the receiving jurisdiction. Export permits authorizing commercial exportation are only issued to licensed dealers, licensed producers or registered dealers.

DEL: We possess a DEL, which authorizes the fabrication, packing, labeling, distribution and/or wholesale of medical grade MDMA and psilocybin drug formulations and psilocybin active pharmaceutical ingredients in compliance with GMP standards.

U.S. Regulatory Compliance

FDA Approval: Prior to importing our products into the U.S. in the future, MDMA and psilocybin must be approved by the FDA for medical use. This involves:

IND: The process of conducting clinical trials with a new drug product generally cannot begin until a company has submitted the appropriate regulatory authorities an application to do so and the required number of days have lapsed without objection from the applicable regulatory authority (in certain jurisdictions, a no objection letter or approval may be required before the clinical trial can proceed). In the U.S., this application is called an investigational new drug study, or “IND”, and in Canada and most European countries, a clinical trial application, or “CTA.” For the U.S., the sponsor of the study must submit the results of the non-clinical tests, manufacturing information, analytical data and available clinical data or literature, within the IND, to the FDA. Some information may be omitted from the IND in instances where prior FDA findings of safety or efficacy of a drug product are being relied upon. Even once the IND is submitted, non-clinical testing may continue to occur. An IND becomes effective automatically 30 days after receipt of the document by the FDA, unless within that time the FDA raises concerns or questions, in which case a clinical hold may be put in place until the concerns are adequately addressed by the study sponsor with the FDA.

GMP: Ensuring that our manufacturing processes meet FDA’s GMP standards to guarantee product quality and consistency.

DEA Import Permit: The DEA requires U.S. based entities intending to import controlled substances to obtain a DEA registration authorizing the importation of specific substances. For each shipment, the registered importer must secure an import permit from the DEA, confirming compliance with U.S. regulations.

Rescheduling: Products which involve Schedule I controlled substances under the U.S. Controlled Substances Act must be rescheduled.

Australian Regulatory Compliance

The Australian Poisons Standard governs the classification (“scheduling”) and control of poisons, including those for therapeutic use. This scheduling system controls how medicines are made available to the public. Medicines and chemicals are classified into schedules according to the level of regulatory control over the availability of the medicine or chemical, required to protect public health and safety. In 2023, Australia announced that for TRD and PTSD, psilocybin and MDMA will be listed as Schedule 8 (Controlled Drugs). For all other uses, they will remain in Schedule 9 (Prohibited Substances), which largely restricts their supply to clinical trials.

To access products containing MDMA or psilocybin, the psychiatrist must be registered as a specialist with the Medical Board of Australia as well as be an Authorised Prescriber for each product they want to access. The source and compliance of the intended drug to be prescribed will be assessed in the application for product including if the source is GMP and that the quality standard for the products are met.

Australia has published quality standards for both APIs and drug products that are prescribed under the Scheme – Therapeutic Goods (Standard for Psilocybine) (TGO 113) Order 2024 and Therapeutic Goods (Standard for MDMA) (TGO 112) Order 2024 and prescribers are responsible for ensuring their supply chain conforms to these requirements.

Collaborative Importation Strategy

U.S. Importer Partnership: We aim to establish a partnership with a U.S.-based importer who holds the necessary DEA registration. This collaborator will handle the importation process, including obtaining import permits and ensuring adherence to DEA regulations.

Anticipating Rescheduling and Market Entry

Monitoring Regulatory Changes: We aim to stay informed about developments regarding the rescheduling of MDMA and psilocybin by U.S. authorities, as this will impact the legality of importation and distribution.

Pre-Approval Preparations: We aim to engage with regulatory consultants to prepare the necessary documentation and ensure that all manufacturing practices align with both Health Canada and FDA requirements.

Facilities

We own and operate two 10,000 sq. ft, state-of-the-art pharmaceutical-grade mushroom cultivation and drug processing facilities in Princeton, British Columbia (the “Facilities”), purpose-built to meet the highest standards of product quality, regulatory compliance, and operational excellence. The Facilities are being used for cultivation, processing, extraction, formulation, packaging and labeling, research and distribution of psilocybin and other psychedelic substances approved by Health Canada. Scale efficiencies are technically and commercially viable through state-of-the-art horticultural lighting and sensor technology intended to maximize production per square foot. We currently house a genetics bank of more than 200 varieties of psilocybe cubensis and other species.

Our infrastructure and quality systems are aligned with Canadian regulatory requirements, including Drug Establishment Licence and Dealer’s Licence standards, and are operated to Good Manufacturing Practice guidelines.

Our Facilities are designed to support all critical stages of production and testing, with specialized spaces that ensure environmental and product integrity:

•	Five incubation and fruiting rooms supporting controlled growth environments;

•	Two GMP manufacturing sites for compliant drug manufacturing and handling;

•	Level 8 vault for secure storage of controlled substances;

•	Industrial autoclaves and pasteurization equipment for upstream mycology systems;

•	Advanced environmental controls to support both our growth areas and GMP suites;

•	Analytical laboratory enabling in-house testing; and

•	Warehouse and processing areas for material storage, handling and batching processing under validated conditions.

Operations

Our operations encompass the full production lifecycle, from cultivation and extraction to formulation and distribution. We maintain state-of-the-art Facilities in Princeton, British Columbia that integrate climate-controlled growing rooms with automated environmental controls and one-way airflow, ensuring consistent high-quality yields.

We also operate a fully equipped analytical laboratory, featuring high-performance liquid chromatography (“HPLC”), mass spectrometry, and stability testing equipment. This enables in-house testing on various stages of production, with the goal of eventually being able to release certificates of analysis (“COAs”) for both psychedelic substances. We currently have a production capacity scalable to 500,000 or more doses annually of MDMA and 1,000,000 5mg doses of psilocybin.

MDMA Production

We have an active Class A Precursor Licence from Health Canada that allows for the purchase or production of controlled materials that are used for synthesis of MDMA. Synthesis of R&D-grade MDMA has been completed.

Manufacturing of the product was performed on a 32 g scale (87% yield). Further scale up and process validation are in process. Once completed, Master Batch Records (“MBRs”) will be generated and the synthesis process will be added to the current DEL. Further, testing methodologies have been developed for identification of MDMA, assay of MDMA content, assay of chloride content, microbial content and water content.

Manufacture of formulated products of specific dosages (i.e., capsules) has been validated and is recognized as GMP-certified under our DEL. For MDMA, capsules have been manufactured and validated at 40 and 60 mg dosages as a scale of 4000 and 2800 capsules, respectively. MBR’s have been developed and optimized for the process.

Testing methodologies for the MDMA encapsulated products have been developed that allow for release of product into clinical trials in certain countries and the Authorised Prescribers Scheme in Australia. These tests include dosage array, content uniformity, dissolution, disintegration, microbial content and water content. As of the date of this prospectus, we have capabilities to manufacture 40mg and 60mg MDMA capsules.

Psilocybin Production

Psilocybin is a naturally occurring psychedelic product prodrug compound produced by more than 200 species of mushrooms, collectively known as “magic mushrooms”. The most potent are members of the genus Psilocybe, such as P. azurescens, P. semilanceata, and P. cyanescens, but psilocybin has also been isolated from about a dozen other genera. Psilocybin is quickly converted by the body to psilocin, which has mind-altering effects similar, in some respects, to those of LSD. Our Dealer’s Licence allows us to possess up to 20kg of pure psilocybin.

In fiscal year 2023, we commenced production and harvest of psilocybin mushrooms to be used for commercial purposes. Although we can sell our raw mushroom biomass, we further process the raw mushroom biomass into psilocybin extract.

GMP production of 2-5% Psilocybin Spectrum Mushroom Extract has been validated and is recognized as GMP-certified under our DEL. MBRs have been developed for production of 100 and 400 g batches of extract. Key steps in the process are: processing of dry mushrooms (input from Good Agricultural and Collection Practices (“GACP”) mushroom cultivation at the Company), extraction with solvent, filtration, removal of solvent and processing of final product. Greater than 80% recovery of psilocybin is achieved. Extract is a fine powder that is amendable for further processing into an encapsulated product. Stability studies have been completed 2-8ºC and at 25ºC and show that the psilocybin content is stable for up to 12 and 6 months, respectively. Testing methodologies have been developed for key application parameters (potency of psilocybin and psilocin, water content) and safe use as per pharmacopeia requirements (microbial content, heavy metals, aflatoxins, residual solvents). Testing methods are applicable with current international standards for use of pharma-grade products, including for specific use of psilocybin products under the Authorised Prescribers Scheme in Australia.

For 2-5% Psilocybin Full Spectrum Mushroom Extract, capsules have been manufactured and validated at 5 mg psilocybin dosage at 1000 capsule scale. Larger dosage formats have been generated (10 mg) under R&D conditions and are available to be manufactured under GMP for clinical programs. A higher dosage format will be developed once market demand has been evaluated. In line with the MDMA encapsulation process, scale up to 4000 capsules is planned. Testing methodologies for psilocybin encapsulated products have been developed that allow for release of product into clinical trials in certain countries and the Authorised Prescribers Scheme in Australia. These tests include dosage array, content uniformity, dissolution, disintegration, microbial content and water content.

As of the date of this prospectus, we have (i) confirmed one year stability testing for our psilocybin extract API; (ii) received finished product test results and a CAO for GMP natural psilocybin extract; (iii) signed a psilocybin supply agreement with Matai Medical Research; (iv) secured Import Permit from Mind Medicine Australia for 160 doses of psilocybin capsules to be exported to Australia; (v) received a “No Objection Letter” from Health Canada, permitting the use of our GMP natural psilocybin extract capsules in a phase 2 clinical trial; and

(vi) commercially launched our natural psilocybin capsules in Australia, completing an initial shipment of 1,000 capsules, to be prescribed to patients with TRD under the Authorised Prescribers Scheme.

Currently, we have capabilities to manufacture both 5mg and 10mg capsules of psilocybin. Our 5mg natural psilocybin extract capsule is set to be used in a phase 2 clinical trial for major depressive disorder. This trial could validate our drug development initiative for psilocybin as a safe and viable treatment for depression.

Psilocybin Mushroom Cultivation Summary

Overview

We operate a Canada federally licensed psilocybin mushroom cultivation facility in British Columbia, in compliance with GMP. The facility is purpose-built for the scalable production of pharmaceutical-grade mushroom biomass and psilocybin extract. The cultivation program is governed by standardized operating procedures (“SOPs”), with environmental control systems, genetic tracking, batch-level traceability and microbiological surveillance integrated throughout the production lifecycle. Our psilocybin cultivation operation is highly controlled with all process steps documented and aligned with pharmaceutical production practices. Through environmental controls, validated genetics, microbial surveillance, and SOP-driven production, we deliver pharmaceutical-grade biomass suitable for standardized extraction, clinical trial formulation, and therapeutic applications in regulated markets.

Genetic Library and Strain Validation

We maintain a curated library of genetically isolated Psilocybe species. Each strain is phenotyped, catalogued and preserved in sterile slant cultures. Prior to commercial production, strains are evaluated through internal R&D protocols, which assess:

•	Biological efficiency (yield per kilogram of substrate);

•	Potency uniformity (psilocybin and psilocin concentration);

•	Morphological consistency and fruiting timelines; and

•	Strains that meet performance benchmarks are assigned internal nomenclature and linked to a unique batch identification system throughout cultivation and processing.

Cultivation Process

All stages of mushroom production—from inoculation to drying—are governed by detailed SOPs and performed in controlled environments. First, grain (typically millet or rye) is hydrated, drained, and sterilized. Upon cooling, the sterile grain is inoculated with verified mycelial culture under a Class II biosafety cabinet. Inoculated grainspawn is incubated until full colonization (typically 10–14 days). Next, substrate is formulated with hardwood sawdust and soybean hulls to achieve a certain moisture content. The material is sterilized in filter-patch grow bags. After sterilization and cooling, bags are aseptically inoculated with grain spawn by weight under ISO 8 HEPA-filtered conditions, sealed, labeled, and incubated. Next, colonized substrate is incubated at a certain temperature with a certain relative humidity (RH). Bags remain sealed during this period, which lasts 12–18 days. Progress is monitored by visual inspection and random bag sampling prior to transfer to fruiting. Then, substrate bags are transferred to climate-controlled fruiting chambers. Air filters are removed to allow gas exchange. Environmental controls are maintained via programmable HVAC systems. Mushrooms typically begin pinning within 7-14 days, depending on strain. Next, fruits are hand-harvested at optimal maturity (veil break and cap flattening) using sterile tools under full personal protective equipment. Biomass is weighted, batch-logged, and transferred for immediate drying. Finally, harvested mushrooms are dried on stainless-steel mesh trays with continuous airflow. Drying proceeds until water activity (Aw) falls below a certain level. The dried product is vacuum-sealed in food-grade Mylar, labeled with full batch and strain information, and stored in secure, climate-controlled vaults. Retained samples are archived for stability testing.

Traceability and Regulatory Compliance

Each cultivated batch is linked to a Batch Production Record (“BPR”) documenting the entire lifecycle from Spore/genetic to mother culture to finished product. Records include inoculation logs, incubation parameters, harvest data, drying output and final yield metrics.

Warehousing and Distribution

We hold all products for sale in our level 8 secure vault on the premises until such time as clients are ready for shipment. Distribution is performed according to strict protocols whereby the licensing of the receiver is reviewed and shipment chain of custody is in place prior to shipment. Only approved carriers for controlled substances are used for shipments of these products.

Quality Control

Sanitation and quality controls are implemented at all critical stages in order to have strict controls on quality control parameters, especially microbials. The benefits of the indoor cultivation space allow us to have tight controls on the environment, testing and inputs to the cultivation process, such as:

•	Environmental plates placed throughout cleanrooms and inoculation stages to monitor room performance;

•	Hydrogen Peroxide Vapour (HPV) disinfection of our grow rooms;

•	Sanitization of tools and materials entering production zones; and

•	Engineering controls in room construction and personnel flow.

Gowning procedures include sleeve guards, sterile gloves, lab coats and boot covers.

Our infrastructure allows for operational control, ensuring products are consistently manufactured to quality and regulatory specifications.

Our GMP-compliant Quality Management System (“QMS”) supports every stage of production and release, ensuring that all activities meet GMP, GACP and regulatory standards. Key elements include:

•	Document Control: secure management of controlled procedures, protocols and records.

•	Change Management: formalized systems for evaluating and implementing process or system changes.

•	Deviation and CAPA Management: immediate investigation and corrective action to resolve any non-conformances.

•	Supplier Qualification: rigorous selection and monitoring of critical material and service suppliers.

•	Training and Qualification: Structured programs ensuring all personnel are trained, qualified and competency-verified for their roles.

•	Audit Programs: Regular internal and external audits to maintain system integrity and regulatory readiness.

•

Client Programs: under quality agreements, clients will retain oversight of products released to their clinical programs. Optimi enables regulatory dossier submission via access to our technical experts and drafted quality summaries.

To ensure the highest standard of product quality, we employ a stage-gated release process:

•	GACP outputs: all raw materials and agricultural outputs are tested against predefined quality parameters prior to release for GMP processing.

•	GMP Inputs and Drug Products: all manufacturing inputs and final drug products undergo analytical testing and batch record review prior to quality release.

•	Final Quality Release: only products that meet all release specifications, documentation requirements, and quality assurance reviews are approved for distribution.

Our infrastructure and systems have been successfully validated through Health Canada licensing processes and internal performance audits. Our facility operates with a mindset of continuous improvement, ensuring that quality systems are not only compliant today but built to support future scale-up and international regulatory requirements.

Our robust facility, combined with a mature and comprehensive quality system, positions us to reliably produce, test, and release products to the highest standards of safety, efficacy and regulatory compliance. We are operationally ready to scale as market demand grows.

Research and Development

We were initially focused on the research and development of functional mushroom (non-psychedelic) cultivation and extraction. We are now focused on the research into mushroom-derived psilocin and psilocybin. This research is designed to investigate the use of psilocin and psilocybin in the treatment of mental illness, addiction, and other health conditions if and as permitted by applicable laws and regulations. We are also researching and producing a MDMA formulation that is used in clinical studies for PTSD and other applications.

We hold a Dealer Licence that allows us to possess, produce, assemble, sell, and deliver psilocybin and other psychedelic substances within the regulated framework set forth by Health Canada. The Dealer’s Licence allows us to possess up to 20kg of psilocybin and 200g of psilocin (which is estimated to be equal to approximately 2000kg of dried full-body psilocybin-containing mushrooms) and 2kg of MDMA. We have submitted and received approval for an additional 16 psychedelic substances providing opportunity for us to pursue research opportunities and clinical trial supply as opportunities arise.

We also hold a Controlled Substance Licence issued by Health Canada to possess, produce, assemble, sell, and deliver the following controlled substances in the specified quantities:

Controlled Substance

Controlled Substance	Quantity Authorized for Production
Per Calendar Year
2,5-DIMETHOXYPHENETHYLAMINE	500g
3,4-METHYLENEDIOXYAMPHETAMINE (MDA)	2000g
4-BROMO-2,5-DIMETHOXY-N-(2-METHOXYBENZYL)PHENETHYLAMINE (25B-NBOME)	500g
4-BROMO-2,5-DIMETHXOYBENZENE ETHANAMINE (2C-B)	4000g
4-CHLORO-2,5-DIMETHOXY-N-(2-METHOXYBENZYL)PHENETHYLAMINE (25C-NBOME)	500g
4-HYDROXYBUTANOIC ACID (GHB)	200g
4-IODO-2,5-DIMETHOXY-N-(2-METHOXYBENZYL)PHENETHYLAMINE (25l-NBOME)	500g
HARMALINE	40g
HARMALOL	100g
KETAMINE	200g
LYSERGIC ACID DIETHYLAMIDE	100g
MESCALINE	400g
N,N-DIMETHYLTRYPTAMINE (DMT)	400g
N-METHYL-3,4-METHYLENEDIOXY AMPHETAMINE	20000g
PHENCYCLIDINE	100g
PSILOCIN	200g
PSILOCYBIN	20000g
SALVINORIN A	400g

We possess a fully-equipped analytical laboratory capable of conducting analytical testing for our psychedelic products release, as well as for use by third parties as a source of additional revenue. We hold the authorization for third-party cannabis testing, but have not yet implemented the GPP and GMP systems and validation requirements in order to perform this testing under GMP.

Further, to enhance our internal testing capabilities, we have completed the acquisition of advanced analytical instrumentation designed to significantly increase in-house productivity. This equipment includes stability chambers, gas chromatography-mass spectrometry with flame ionization detection (GC-MS-FID), backup high-performance liquid chromatography systems (HPLC), instrumentation supporting inductively coupled plasma mass spectrometry (ICP-MS), formulation support equipment, and all necessary tools for full panel microbial testing. Our next steps for implementation of the laboratory include development and validation of the methodologies according to USP or EP standards, validation of the instrumentations and software, staffing the laboratory, and completing the QMS requirements for GMP. There are also infrastructure requirements to put in place some of the larger instrumentation. After these efforts are completed, we will be equipped to generate complete Certificates of Analysis (COAs) for our psychedelic product lines as well as third party testing.

Our analytical capabilities encompass a range of assays, including potency testing via high-performance liquid chromatography (HPLC) with diode array detection. This allows for simultaneous quantification of multiple substances at various wavelengths. We also perform identity through thin layer chromatography (TLC), ultraviolet-visible (UV-Vis) spectroscopy, and mass spectrometry, ensuring comprehensive characterization of our materials. We also intend to bring in house stability testing of our products. Our stability chambers have been installed and licensed by Health Canada as storage devices for controlled substances. To complete this program we require validation of the chambers and the supporting lab infrastructure to bring stability in house.

On the production side, we are advancing the scale up of the encapsulation program by validating an automatic encapsulator for use on our products as order volumes increased. We are advancing an intellectual property strategy that targets innovation in the areas of delivery mechanisms, extraction techniques, synthetic compound isolation, novel formulations, and testing protocols specific to mushroom-based products. To accelerate this work, we actively engage in both academic collaborations and strategic development partnerships.

For example, through a partnership with Mind Medicine Australia, we will have access to relevant patient outcomes and evidence pertaining to the use of MDMA & psilocybin as a treatment for PTSD and TRD. This data will allow us to collect relevant information for global NDA submissions using real patient outcomes for both indications.

On March 22, 2024, we entered into the Collaborative Research Agreement with the Kwantlen Polytechnic University, whereby we and Kwantlen Polytechnic University agreed to conduct a research project relating to the genetic identification of psilocybin containing mushrooms. This is in support of an ongoing research program relating to genomics and metabolomic solutions for agriculture in British Columbia, as part of a Build Innovation Enhancement grant by the Natural Sciences and Engineering Resources Council to Kwantlen Polytechnic University. During this project we were able to successfully cultivate over 200 species of psilocybin containing mushrooms and create a genetic bank that is unparalleled. We are also expanding our research partnerships beyond Canada and Australia into Israel and the U.S.

Recent Regulatory Communications

We are in the process of completing our Drug Master File (“DMF”) in Canada for psilocybin. Recently, we received a “No Objection Letter” from Health Canada to supply our 5mg psilocybin drug candidate to ATMA CENA Healthcare Solutions for a phase 2B clinical study. This critical documentation showcases our commitment to regulatory compliance and transparency, laying the foundation for streamlined communication with regulatory authorities.

DMFs are submissions to Health Canada and the FDA used to provide confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of human drug products, therefore allowing parties interested in the our drug candidates to reference our material without having to disclose DMF contents. DMF’s become “plug and play” documentation which supports a clinical trial application intending to have us supply our drug candidates.

Sales and Marketing

On February 28, 2023, we signed purchase orders with Mind Medicine Australia Limited (“Mind Medicine”) to ensure that patients in Australia with treatment resistant PTSD have access to medical grade GMP MDMA and patients with TRD have access to GMP grade psilocybin as part of therapy through their authorized treating psychiatrists.

On February 28, 2023, we entered into a supply agreement (the “Supply Agreement” ) with KMT Pharmaceuticals Pty Ltd (“KMT Pharmaceuticals”), an Australian company, with Mind Medicine acting as guarantor. Pursuant to the Supply Agreement, we have agreed to supply certain encapsulated products to KMT Pharmaceuticals for distribution in Australia. The Supply Agreement includes an exclusivity provision under which we will not supply MDMA or psilocybin products to any other party in Australia, and KMT Pharmaceuticals agrees not to source such products from third parties. This restriction does not apply to the supply of such products for clinical trials, provided that we notify the proposed purchaser of KMT Pharmaceuticals’ existence and its ability to supply those products. Either party may terminate the exclusivity arrangement with nine months’ written notice. The Supply Agreement has a term of five years and may be terminated earlier by either party for cause, including insolvency, breach of confidentiality, or regulatory non-compliance, or without cause upon nine months’ notice. There are no minimum purchase requirements under the Supply Agreement. Payment terms require a 25% deposit within ten business days of invoice issuance and the remaining 75% within twenty business days of product delivery. Mind Medicine guarantees the payment obligations of KMT Pharmaceuticals under the Supply Agreement.

MDMA and psilocybin drug candidates have been produced, encapsulated, and packaged entirely inside of our Facilities in compliance with GMP standards and the first commercial shipment of MDMA capsules was fulfilled in August 2024.

On November 3, 2023, we entered into a supply agreement with Sunshine Earth Labs Ltd., whereby we committed to manufacturing and supplying it with full spectrum API and encapsulated psilocybin product, and encapsulated MDMA products for a period of five years. Under the terms of the agreement, each purchase quantity order will be determined on a case-by-case basis to meet the evolving needs of the market.

On March 22, 2024, we entered into an international natural psilocybin supply agreement with New Zealand-based Mātai Medical Research Institute (“Mātai”), on behalf of the Tū Wairua Project, whereby we agreed to provide Mātai with a quantity of our validated GMP full spectrum natural psilocybin extract. We completed our initial shipment to Mātai in December 2024.

On September 3, 2025, we announced the commercial launch of our natural psilocybin capsules in Australia, which are now being prescribed to patients with TRD under the Authorised Prescribers Scheme. We completed an initial shipment of 1,000 psilocybin capsules, each containing 5mg of standardized naturally-derived psilocybin. Mind Medicine will oversee distribution and patient coordination through Australia’s network of clinics and hospitals.

We are actively engaged in identifying and closing further supply deals with international and domestic partners seeking GMP drug substance and encapsulated drug candidates. This includes negotiations with partners in Canada, Australia, the United States and Israel. We will supply a phase 2b study in Canada led by ATMA CENA Healthcare Solutions. This is a phase 2 study assessing the efficacy of psilocybin-assisted psychotherapy when administered to frontline mental healthcare workers suffering from major depressive disorder related to COVID-19. The enrollment will be 200 patients divided into cohorts of 12 patients and is the first clinical supply deal for us approved by Health Canada using our natural psilocybin extract 5mg capsules.

Intellectual Property

Our success depends on our ability to protect our core technology and intellectual property. We utilize a combination of trademarks, copyrights, trade secrets and confidentiality policies to protect our proprietary rights in our MDMA and botanical psilocybin drug products. We currently do not own any patents and we do not have any pending patents. We applied to register the trademark “Optimi Health” and “Optimi” with the Canadian Intellectual Property Office and the USPTO on September 16, 2020, and obtained registration with the Canadian Intellectual Property Office on January 12, 2024.

We received a non-final office action letter from the USPTO, objecting to the registration of the “Optimi” and “Optimi Health” marks due to the likelihood of confusion with four prior U.S. registered trademarks. We have also received a cease and desist letter from a U.S. public company, alleging that the use and attempted registration of the “Optimi” and “Optimi Health” marks infringes the registered trademarks of the U.S. company. At this time, we do not intend to continue to pursue registration of the “Optimi” and “Optimi Health” marks in the U.S. due to the anticipated costs and time required. We may file a petition to revive the trademark applications in the future.

Raw Materials

We source all materials used in the manufacture of our MDMA and psilocybin drug products through GMP-qualified and licensed (where required) suppliers, in accordance with our DEL, Controlled Substances Licence, and the applicable provisions of the Food and Drug Regulations and Controlled Drugs and Substances Act.

MDMA Production Inputs

For GMP MDMA production, the API inputs are sourced from a GMP-compliant vendor approved in our quality management system with a quality agreement in place and periodically audited by us. Each shipment is subject to incoming quality control procedures including identification testing, Certificate of Analysis (CoA) verification, and documentation review prior to use. Material receipt, storage, and inventory controls are conducted in accordance with our controlled substance handling standard operating procedures.

For R&D MDMA production, all precursor chemicals including 3,4-METHYLENEDIOXYPHENYL-2-PROPANONE are obtained from approved vendors or equivalent international suppliers under valid permits.

Other non-controlled inputs include GMP-grade excipients and capsules, and various small scale chemicals, solvents and reagents. All non-controlled inputs are available from multiple vendors and interchangeable if required for scale or quality.

Psilocybin Production Inputs

Psilocybin is produced using in-house cultivated psilocybe mushrooms under our Controlled Substances Licence and under GACP. All non-active inputs (e.g., culture media, solvents, processing agents) are sourced from qualified suppliers. These inputs are reviewed by the quality assurance department against internal specifications and COAs. The cultivation and drying process uses raw material inputs that are qualified by quality assurance and generally readily available from large scale farm suppliers.

Extraction, and purification are carried out within our GMP-compliant facility and the inputs include solvents and reagents that have been risk assessed for use in human drug products and are available from multiple vendors and interchangeable if required for scale or quality.

Quality Assurance and Supply Chain Management

To date, we have not encountered material disruptions in the availability or quality of raw materials. All inventory levels are reviewed routinely under our inventory control program (SOP INV-005 “Inventory Control of CDS and GMP Materials”), with safety stock maintained for high-risk materials.

Although input costs have remained stable under existing contracts, we recognize that certain raw materials, including certain solvents or agricultural inputs, may be subject to supply chain volatility due to regulatory, political, or enforcement-related factors.

All sourcing, testing, and documentation procedures comply with Health Canada’s Good Manufacturing Practices Guidelines, relevant guidance on precursor and controlled substance handling, and our internal SOPs and QA systems.

Employees

As of December 31, 2025, we have six full time employees, four part-time employees and one independent contractor, in addition to the Board of Directors and the Advisory Board (as described in the section immediately following). All of our employees are based in Canada. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Advisory Board

In order to prudently pursue the development of our business, we have appointed an advisory board (the “Advisory Board”) comprised of technical experts and global leaders in the health, wellness and consumer goods industries, as set forth below. The Advisory Board provides advice to the Board of Directors and senior management on an ad hoc basis. There are no formal rules or procedures governing the Advisory Board. We paid members of the Advisory Board a one-time share-based payment vested over a period of three years when they first joined the Advisory Board. Additional compensation after joining the Advisory Board may be made at the discretion of the Board of Directors. The names of the individuals who serve on the Advisory Board and a summary of their relevant experience and qualifications to serve the Company in such capacity are included below.

Chip Wilson

Chip Wilson is a Canadian businessman and philanthropist, who has founded several retail apparel companies, most notably yoga-inspired athletic apparel company Lululemon Athletica (NASDAQ: LULU). Wilson is widely considered to be the creator of the athleisure trend.

Harley Pasternak

As a fitness and nutrition specialist, Mr. Pasternak’s client roster includes Ariana Grande, Lady Gaga, Rihanna, Kim Kardashian, Halle Berry, Katy Perry, Megan Fox, Robert Downey Jr., Robert Pattinson, Adam Levine, Jessica Simpson, Charlie Puth, Gwen Stefani, Ke$ha, Hilary Duff and Jennifer Hudson. He currently stars on the E! channel’s Revenge Body with Khloe Kardashian, makes regular appearances as a fitness contributor to Good Morning America on ABC, and formerly starred on ABC’s The Revolution, and as a judge on Top Model. Mr. Pasternak has made worldwide speaking appearances in over 30 countries and is a bestselling fitness and diet author published in 14 languages in over 25 countries. He holds a Master of Science in Exercise Physiology and Nutritional Sciences from the University of Toronto and an Honors Degree in Kinesiology from University of Western Ontario. He is also certified by The American College of Sports Medicine and The Canadian Society of Exercise Physiology, and served as an exercise and nutrition scientist for Canada’s Department of National Defense.

Edward Safarik

Mr. Safarik is a Member in good standing of the Law Society of British Columbia and former Founder, President and CEO of Ocean Fisheries Limited. Mr. Safarik offers extensive past board experience including six year board member of Genome BC, Chairman of the Fisheries Counsel of Canada, Co-chair of the Food Agriculture/Fisheries Initiative on Sustainable Economic Fisheries, Founder and Chairman of the Herring Conservation & Research Society of BC (HCRS), and a member of the Pacific Scientific Advice Review Committee (PSARC) and the Herring Industry Advisory Board (HIAB).

Dr. Azim Jamal

Dr. Jamal is the chief executive officer and co-founder of Pacific Reach, established in 2014, and is responsible for leading all business activities for that company. He is a respected industry leader who has extensive experience overseeing a diverse portfolio of business investments including hotels, commercial properties and seniors care communities. For over 20 years, Dr. Jamal was the president and chief executive officer of Retirement Concepts. Over that time, he grew that company from two small seniors care communities in Chilliwack and Victoria to 25 communities across British Columbia, Alberta and Quebec, making Retirement Concepts one of the largest and most respected seniors care companies in Canada. In 2004, Dr. Jamal purchased the Sheraton Vancouver Guildford to diversify Pacific Reach’s portfolio into alternative classes of real estate. This portfolio is now consolidated under the Pacific Reach banner and includes hotel properties such as the iconic Rosewood Hotel Georgia, multifamily and office assets located in Vancouver, Toronto, Los Angeles and Phoenix. Most recently, Dr. Jamal has joined the board of directors at a television production company, Thunderbird Studios.

Dr. Jamal is a former family physician who graduated as a medical doctor from the University of British Columbia in 1994. After practicing as a family physician in Greater Vancouver, Dr. Jamal went on to found Dermal Laser Centers — a chain of medical aesthetic clinics, which he subsequently sold. He is a member of the Young Presidents’ Organization in Vancouver, B.C., a recipient of the Ernst & Young Entrepreneur of the Year Award and a winner of the Business in Vancouver Top 40 Under 40 Outstanding Achievement Award.

Elfi Daniel-Ivad

Ms. Daniel-Ivad formally served as Head of Submissions, Regulatory at Eurofins Experchem Laboratories Inc. In this role, she led a team of regulatory professionals in the development of regulatory submission strategies for NHPs, OTC drugs, cosmetics, medical devices, food products, site licenses, medical establishment licenses and applicants to become licensed producers and dealers of federally controlled substances.

Harrison Newlands

Mr. Newlands has extensive experience in business development and corporate strategy of high growth companies and has led numerous strategic initiatives such as mergers and acquisitions, private and public company fund raises, as well as developing and executing growth strategies across North America. He is skilled in entrepreneurship, business development, corporate strategy, venture capital and capital markets. Mr. Newlands is a partner at North King Capital.

Regulatory Environment

Controlled Substances

The psychoactive substances, psilocybin, psilocin, and MDMA are controlled in Canada under the CDSA and associated regulations in addition to being subject to the FD Act. The CDSA is the federal statute that provides a framework for the control of substances that can alter mental processes and may produce harm to health or society when diverted to an illegal market or misused. Unless otherwise authorized by regulations or exempted in accordance with section 56, the trafficking, possession for the purposes of trafficking, import, export, and production of all controlled substances and possession of controlled substances listed in Schedules I through III are prohibited.

The Precursor Control Regulations, SOR/2002-359 (“PCR”) sets out a framework within which activities with precursor chemicals are regulated. Under the PCR, a license is required for any person to produce, package, sell, provide, import, export, and possess for the purpose of export Class A precursors, and a registration is required for any person to produce for the purpose of sale, import and export Class B precursors. The PCR also specify record keeping, security and reporting requirements for licensed or registered dealers.

We currently hold a Precursor Licence issued by Health Canada for 3,4-Methylenedioxyphenyl-2-propanone (a Class A precursor), the precursor chemical used in the synthesis Methylenedioxymethamphetamine, more commonly known as MDMA. This Precursor Licence permits us to import 3,4-Methylenedioxyphenyl-2- propanone.

In addition, we currently hold the Dealer’s Licence issued by Health Canada under the CDSA which authorizes us to possess, produce, assemble, sell, and deliver psilocybin, psilocin and MDMA within the regulated framework set forth by Health Canada and the terms of the license itself. The Dealer’s Licence allows Optimi Labs to possess up to 20 kg of psilocybin and 200 g of psilocin (which is estimated to be equal to approximately 2000 kg of dried full-body psilocybin-containing mushrooms) and 2kg of MDMA. Optimi Labs has submitted and received approval for an additional 16 psychedelic substances providing opportunity for us to pursue research opportunities and clinical trial supply as opportunities arise.

Drugs for Export

Prior to December 8, 2022, it was possible for manufacturers of drugs for export only to invoke section 37 of the FD Act and thereby avoid most Canadian requirements imposed by the FD Act and the Food and Drug Regulations thereunder, including in relation to a DEL. However regulatory changes meant that as of December 8, 2022, many of the provisions of the FDR are prescribed under Section 37 of the FD Act, including the requirements of Division 1A of Part C. This part imposes requirements for exporter of a drug product to another country – which is considered a sale in Canada. As such, to export a drug, a DEL that authorizes the sale of the drug in Canada is required. We undertook the process to obtain the DEL in 2023 and was awarded the DEL in 2024. This regulatory change allows Canada to meet its international obligations in ensuring that “export only” drugs still meet the high standards of GMP which protect human health.

The DEL confirms that our Canadian facilities conform to Health Canada’s GMP compliance standards. The DEL differentiates us from other psychedelic manufacturers in the space and enables us to provide competitively priced products for human therapeutic use within the GMP psychedelics market. The DEL allows us flexibility to adapt to international licensing demands and changes in legislation and also gives our clients and patients assurance of a fully GMP product. Canadian companies without a DEL may not be issued export permits to supply Australia or other countries where a market is established.

Australia’s Authorised Prescribers Scheme allows authorized psychiatrists in Australia to prescribe MDMA assisted therapy for patients suffering from PTSD and Psilocybin Assisted therapy for patients suffering from TRD. Australia has published quality standards for both APIs and drug products that are prescribed under the Scheme—Therapeutic Goods (Standard for Psilocybine) (TGO 113) Order 2024 and Therapeutic Goods (Standard for MDMA) (TGO 112) Order 2024 and prescribers are responsible to ensure their supply chain conforms to these requirements. We have updated the product specifications, where required, to conform to the orders.

See “Risk Factors- Risks Related to Government Regulations” for more information on the various regulatory risks we face.

Market for Products

Australian Total Addressable Market (TAM) and Production Capacity Overview

Australia has emerged as one of the first regulated jurisdictions globally for psychedelic-assisted therapies following the July 1, 2023 rescheduling of MDMA and psilocybin for prescription use in treatment-resistant patients under the Authorised Prescribers Scheme. We believe that Australia’s early adoption of regulated psychedelic therapies, combined with our scalable GMP manufacturing operations, provides us with a first-mover advantage in capturing meaningful patient volume, generating near-term revenue and validating products in real-world clinical environments. We are strategically positioned to address a significant portion of this early-stage market through our existing manufacturing capabilities.

MDMA-Assisted Therapy for PTSD

According to the Australian Bureau of Statistics, an estimated 5.7% of Australians aged 16–85 experience PTSD within a 12-month period, equating to approximately 1.48 million individuals nationwide. Taking a conservative estimated prevalence of PTSD among Australian adults of approximately 5%, results in an approximate addressable market of approximately 1,000,000 individuals nationwide. Standard treatment protocols for MDMA-assisted psychotherapy typically involve three treatment sessions, each requiring an approximate dose of 160mg of MDMA. Based on this protocol, each patient requires approximately nine capsules per course of therapy (comprising six 60mg capsules and three 40mg capsules).

For a 1,000,000-patient PTSD population, the total capsule demand would equate to approximately 9,000,000 capsules per year.

Psilocybin-Assisted Therapy for Treatment Resistant Depression (TRD)

In parallel, Australia’s rescheduling of psilocybin enables the prescription of psilocybin-assisted therapy for patients suffering from TRD. According to Royal Australian College of Practitioners, the estimated TRD patient population in Australia is approximately 300,000 individuals, based on broader depression prevalence rates and the expected 30% of cases classified as treatment-resistant.

A standard psilocybin therapy protocol typically involves two treatment sessions, each utilizing a 25mg dose. Based on our 5mg capsule format, each patient would require approximately ten capsules for a complete treatment course.

To fully service the 300,000-patient TRD market, approximately 3,000,000 5mg capsules would be required.

Separately, per ScienceDirect and the Royal Australian College of General Practitioners, based on an approximate depression prevalence rate of 5.9% (approximately 1.3 million Australians) and established clinical estimates that approximately 30% of patients with depression are treatment-resistant, the TRD population in Australia is estimated at approximately 390,000 individuals.

United States Total Addressable Market (TAM) and Production Capacity Overview

In the United States, based on current production levels, we believe we can supply up to 100,000 PTSD patients (36,000g – 54,000g of MDMA) with MDMA therapy and 200,000 TRD (10,000g – 15,000g of psilocybin) patients with psilocybin therapy annually. As regulatory frameworks evolve, our scalable production platform, early GMP infrastructure and global export readiness position us to expand market share and revenue across multiple jurisdictions.

In the United States, the rescheduling of MDMA and psilocybin would be expected to catalyze the formation of a regulated commercial market for psychedelic-assisted therapies. Both substances have been part of therapies which have historically received Breakthrough Therapy Designation from the U.S. Food and Drug Administration, and multiple late-stage trials are progressing toward New Drug Application (“NDA”) submissions. Our GMP infrastructure, FDA drug establishment registration (FEI) and U.S. Agent designation (mdi Consultants, Inc.) will enable lawful cross-border positioning in advance of DEA rescheduling or controlled access frameworks.

According to the National Institute of Mental Health, approximately 3.6% of U.S. adults experience PTSD in a given year, equating to an estimated 12.3 million individuals. Existing first-line therapies, including SSRIs and trauma-focused psychotherapies, exhibit limited efficacy in a meaningful subset of patients. MDMA-assisted psychotherapy has emerged from Phase 3 trials as a credible potential alternative, with durable clinical response rates exceeding those of conventional pharmacologic treatments.

For TRD, clinical literature indicates that approximately 30.9% of individuals diagnosed with Major Depressive Disorder (MDD) are considered treatment-resistant. With MDD affecting approximately 28.3 million U.S. adults annually (8.3% of the adult population), the estimated TRD patient population is approximately 8.7 million individuals. Psilocybin, currently under investigation in multi-site Phase 3 trials, has demonstrated rapid-onset and durable responses in TRD populations. These figures define the U.S. total addressable patient base across two distinct but adjacent indications.

A standard MDMA-assisted therapy protocol for PTSD involves three sessions, with an average dose of 160mg per session, totaling approximately 480mg per patient across the full course of treatment. Using a capsule formulation of 60mg and 40mg doses, this equates to roughly nine capsules per patient (six 60mg + three 40mg). To treat the entire U.S. PTSD patient population, an estimated 110.7 million capsules would be required (12.3 million × 9).

Similarly, for psilocybin, a standard TRD treatment protocol typically involves two 25mg sessions, totaling 50mg per patient. In our current 5mg capsule format, this corresponds to 10 capsules per patient. Based on an estimated TRD population of 8.7 million individuals, full national demand would require approximately 87 million capsules annually.

The United States represents a strategically critical and commercially significant jurisdiction for psychedelic-assisted therapies, particularly those targeting PTSD and TRD. With high prevalence rates, persistent treatment gaps, and expanding regulatory openness toward novel therapeutics, the U.S. market is positioned to become the largest global demand center for MDMA- and psilocybin-based interventions. By virtue of our regulatory footprint, current production capabilities, and strategic infrastructure, we believe we are equipped to engage in early-stage cross-border supply and to scale participation as regulatory, policy and clinical frameworks evolve.

Regulatory Status and U.S. Entry Pathway

We hold a valid DEL issued by Health Canada, authorizing the GMP-compliant manufacture, testing, and release of controlled substances. In addition, we are registered with the FDA and have been issued a Facility Establishment Identifier (“FEI”) number, formally recognizing its presence within the FDA Drug Registration and Listing System. This registration and future successful FDA inspection will enable the lawful shipment of active pharmaceutical ingredients and finished dosage forms into the United States for approved use by authorized institutions under applicable investigational or expanded access frameworks.

Pursuant to 21 C.F.R. § 207.69, we have appointed mdi Consultants, Inc. as our designated U.S. Agent. mdi Consultants, Inc. is responsible for interfacing with the FDA on our behalf, including for purposes of facility inspection coordination, document submission, and compliance communications. These elements—FDA registration, FEI assignment, and U.S. Agent appointment—form the required regulatory architecture for future lawful foreign manufacturer participation in the U.S. supply chain.

Both MDMA and psilocybin have been part of therapies which have historically received Breakthrough Therapy Designation from the FDA, entitling such therapies to expedited regulatory review. MDMA is expected to be re-submitted for New Drug Application (“NDA”) approval in upon successful completion of Resilient Pharmaceuticals, Inc.’s (formerly known as Lykos Therapeutics) Phase 3 clinical trial, with psilocybin to follow on a similar trajectory upon the Completion of Compass Pathways phase 3 clinical trials. In the event of FDA approval of NDAs related to therapies involving psilocybin and/or MDMA, such potential approvals may prompt rescheduling by the DEA under the Controlled Substances Act. Upon rescheduling, we will be able to pursue expanded commercial supply arrangements with licensed U.S. distributors, prescribers, and healthcare institutions.

Current Production Capacity

Under our GMP infrastructure, we currently have the capacity to support:

•	Up to 100,000 PTSD (36,000g – 54,000g) patients annually with encapsulated MDMA, based on clinical protocols calling for three administration sessions per patient, totaling 360–540 mg per course; and

•	Up to 200,000 TRD (10,000g-15,000g) patients annually with psilocybin, assuming 50-75 mg per patient administered over two-three controlled sessions.

These capacity figures are supported by completed release testing, validated stability data and observed production yields from active export orders fulfilled under the Australian Authorised Prescriber scheme. Our facility maintains validated SOPs for weighing, encapsulation, environmental control, and packaging, all operated in compliance with GMP standards set forth by Health Canada and internationally recognized under PIC/S.

Strategic Positioning in the U.S. Market

We are one of the only vertically integrated psychedelic manufacturers globally that currently meets the following three criteria for entering the U.S. market: (i) regulatory clearance to manufacture controlled substances under a DL and DEL in Canada; (ii) FDA drug establishment registration and an assigned FEI number; and (iii) formal representation by a qualified U.S. Agent. These attributes will allow us in the future to be able to:

•	Export MDMA and psilocybin into the United States for approved clinical research and investigational use;

•	Support authorized prescriber programs in other jurisdictions (e.g., Australia) while generating real-world data that will inform future U.S. payer and regulatory engagement; and

•	Expand capacity in alignment with U.S. market demand without dependence on third-party manufacturing.

This capacity represents a first-mover foothold in a market where the majority of companies remain in pre-revenue clinical phases and lack commercial production authorization.

With a regulatory framework that meets Health Canada requirements, a validated GMP facility, and a track record of commercial exports to authorized jurisdictions, we believe we are better positioned among our peer group to support early-stage entry into the United States. The combination of licensed production in other jurisdictions, cross-border readiness, and scalable output defines a credible platform for participation in what may become the world’s largest regulated psychedelic therapy market.

Competitive Conditions

Company	Market Position	Regulatory Status	Revenue Model	Challenges
Optimi Health	Currently in-market	GMP-certified, DEL holder	Prescription sales, research supply, lab services	Scaling production, U.S. market entry

Company A	Drug developer	Phase 3 trials, no market sales	R&D, future prescription sales	High burn rate, uncertain approval timeline

Company B	Drug developer & incubator	Multiple pre-market R&D projects	Investments, drug trials	Expensive clinical trials, no revenues

Company C	Research & development	Phase 2 trials for LSD & MDMA analogs	R&D, future sales	No market-ready product

Currently, there are high barriers to entry into the market for pharmaceutical drug manufacturing of controlled substances such as MDMA and botanical psilocybin. High regulatory standards and rigorous compliance requirements limit new entrants. The high cost and complexity of manufacturing GMP-certified controlled substances presents an additional hurdle for companies seeking into our market. Further, our intellectual property, formulation expertise and strategic partnerships create a barrier around us from competitors.

Future Developments

We believe we are strategically positioned to supply pharmaceutical-grade MDMA and psilocybin capsules to regulated treatment providers in the United States immediately following rescheduling and FDA approval events.

We intend to prepare for full abbreviated new drug application (“ANDA”) filings to access broader generic market channels post-exclusivity. This dual-pathway strategy enables both early revenue generation and long-term commercial positioning within the emerging psychedelic therapeutics sector.

Strategic Pathway to Generic MDMA and Psilocybin Supply Post-Rescheduling

Before we may supply MDMA or psilocybin into the United States market, two regulatory events must occur: (i) MDMA and/or psilocybin must be rescheduled from Schedule I to a lower schedule (e.g., Schedule II or III) under the Controlled Substances Act, and (ii) the FDA must approve an innovator-branded version of the compound, such as the products under development by Resilient Pharmaceuticals, Inc. (formerly known as Lykos Therapeutics) or Compass Pathways Plc. Following FDA approval, the innovator product would be listed as a Reference Listed Drug (“RLD”) in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”). Upon the occurrence of both events, lawful prescription, manufacturing, and distribution activities would be permissible in the United States under federal law within certain regulatory constraints.

Immediate Supply Pathway

Following rescheduling and FDA approval of a branded product and we obtain and maintain (i) a partnership with a third-party holding a DEA-licensed drug manufacturing establishment, (ii) an FDA Establishment Identifier (FEI) number, and (iii) compliance with current Good Manufacturing Practices (cGMP), we would be positioned to supply capsules into the United States market independently of formal ANDA pathways. Though we would not promote or commercialize products for off-label use, off-label prescribing by licensed physicians in the United States is lawful and does not require additional FDA approvals. Pharmacies, clinics, and treatment providers may procure substances that meet quality and controlled substance requirements from licensed manufacturers. Under this framework, we would not promote off-label uses but would lawfully supply capsules that meet all applicable DEA and FDA standards. We believe this pathway would enable early revenue generation concurrent with the clinical adoption of psychedelic-assisted therapies.

Mid-Term Pathway – ANDA Submission for Generic Drug Approval

Following expiration of marketing exclusivity periods applicable to the RLD (typically five years for new chemical entities), we intend to prepare and submit one or more ANDAs referencing the approved MDMA or psilocybin products. ANDA submissions would require us to demonstrate bioequivalence to the RLD and submit complete chemistry, manufacturing, and controls (CMC) data, stability data, and labeling materials. Approval of an ANDA would permit broader commercial distribution within the formal generic pharmaceutical supply chain, including access to formulary listings, insurance reimbursement, and pharmacy distribution channels.

Impact of Marketing Exclusivity and Market Exclusivity

Marketing exclusivity refers to regulatory protections awarded to an innovator product following FDA approval that prevent the FDA from accepting or approving competing ANDA submissions for a defined period. Typical exclusivity periods for new chemical entities extend five years. Market exclusivity, by contrast, reflects practical commercial dominance achieved through branding, payer contracts, and clinical adoption independent of regulatory protections. While marketing exclusivity bars generic approval through an ANDA for a limited time, it does not prevent DEA-licensed partners from supplying the same active pharmaceutical ingredients under lawful off-label frameworks, subject to compliance with federal controlled substance laws.

Key Regulatory and Commercial Considerations

Our ability to supply MDMA and psilocybin capsules would require strict compliance with Health Canada manufacturing, recordkeeping, reporting and diversion control regulations and export into the U.S. would require compliance to the DEA requirement for import and other FDA requirements. While off-label prescribing is lawful under United States law, marketing for off-label indications is prohibited. Pricing pressures, reimbursement limitations, and physician adoption rates could impact early revenue realization. Any further rescheduling actions by the DEA and FDA that reclassify MDMA or psilocybin into less restrictive schedules could materially improve commercial access and market penetration opportunities. Patent protections held by the innovator sponsors could delay generic ANDA approvals but would not prevent us from manufacturing and supplying separate non-infringing formulations for lawful use.

Properties

We are headquartered in Princeton, British Columbia. The following table sets forth the location, approximate size, primary use and lease term of our leased Industrial Land as of December 31, 2025.

Location	Approximately Size in Square Meters	Primary use	Lease term
Princeton, B.C.	1,858	Cultivation and processing facilities and office	July 1, 2025 – June 30, 2030

Legal Proceedings

We are currently not party to any material legal or arbitration proceedings, which may have, or have had in the recent past, significant effects on our financial position or profitability.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus. Unless otherwise stated, the business address of our directors and executive officers is our principal executive offices at 269 David Brown Way, Princeton, British Columbia, V0X 1W0.

NAME	AGE	POSITION
Dane Stevens	37	Chief Executive Officer, Chief Marketing Officer and Director
Jacob Safarik	38	Interim Chief Financial Officer and Director
Bryan Safarik	40	Chief Operating Officer and Director
John James Wilson	37	Chairman
Jason Mosberian	39	Independent Director

Dane Stevens

Mr. Stevens has served as our Chief Executive Officer since October 2024 and our Chief Marketing Officer and Director since May 2020. Mr. Stevens is an entrepreneur with 18 years of experience in product sourcing, development, management, manufacturing, and quality control, he is the founder of multiple successful wholesale and direct-to-consumer jewelry businesses, including Cavalier Jewelers Limited (“Cavalier Jewelers”). He developed an integral understanding of effective sourcing and reliable distribution by vertically integrating all areas of the jewelry supply chain. To ensure product quality and viability, Mr. Stevens guided the growth of operations internationally throughout South America and Asia, setting up partnership offices to source gemstones and diamonds directly. Mr. Stevens’ experience in digitalizing, modernizing, and operating in today’s retail landscape allowed Cavalier Jewelers to achieve year-over- year growth, both online and in-person, in a highly competitive business arena.

Jacob Safarik

Mr. Safarik has served as our Chief Financial Officer and Director since May 2020. He is currently our Interim Chief Financial Officer. Mr. Safarik has over 16 years of experience in accounting, project finance, business development and quality assurance. He graduated from McGill University with a Bachelor of Commerce degree and is a Chartered Professional Accountant. Mr. Safarik is also a co-founder of BC Green and currently serves as its Chief Financial Officer.

Bryan Safarik

Mr. Safarik has served as our Chief Operating Officer and Director since May 2020. Mr. Safarik has over 19 years of experience in senior management roles, and he is also the founder and president of a number of profitable private companies. Mr. Safarik’s experience highlights include developing operational efficiencies in Ocean Fisheries Ltd.’s fresh packing and canning facilities before most notably serving as Director of Marine Operations prior to the company’s sale to the Jim Pattison group, where he oversaw fishing operations, logistics and quota management. After assisting with the successful sale of Ocean Fisheries Ltd., he co-founded BC Green, where he currently serves as a director and President and Chief Operating Officer. Mr. Safarik received a Bachelor of Science degree from Wingate University. Mr. Safarik is an employee and provides services on a part time (50%) basis to the Company, or such greater or lesser amount of time as may be required.

John James Wilson

Mr. Wilson has served as our Chairman since May 2020. Mr. Wilson is the current Chief Executive Officer and Co-Founder of Ride Cycle Club, an indoor cycling studio with locations in Toronto and Vancouver, and a Partner at Very Polite Agency, an international integrated communications and creative agency, headquartered in Vancouver, B.C. Mr. Wilson is also the founder of Reyal Performance, a men’s performance skincare and supplements company headquartered in Vancouver, B.C. Mr. Wilson’s previous experience includes leading the international expansion of the apparel brand Kit and Ace, in addition to developing the businesses’ brand, and e-commerce and retail platforms. Mr. Wilson now focuses on strategic growth initiatives and development for his operating companies, in addition to independent strategic investments and philanthropy.

Jason Mosberian

Mr. Mosberian has served as our independent director since December 2025. Mr. Mosberian graduated from the Sauder School of Business at the University of British Columbia and earned his CPA designation in 2011 working in audit in public practice for six years. He currently serves as Senior Vice President at BFL Canada and has over a decade of experience providing tailored risk management and insurance solutions to clients in various industries, including manufacturing, distribution and life sciences.

The Company has previously engaged BFL Canada as a broker for its purchase of director and officer insurance products. Mr. Mosberian’s title of Senior Vice President is related to his division specifically, namely the Construction Department in Vancouver. Mr. Mosberian was not involved with the Company’s file and will not be involved with the Company’s file at BFL Canada.

Relationships Among Officers and Directors

Jacob Safarik, our Interim Chief Financial Officer and Director, is the brother of Bryan Safarik, our Chief Operating Officer and Director. There are no other family relationships among our officers and directors.

Employment Arrangements

Compensation of Dane Stevens

We have an arrangement with Dane Stevens with an effective date of April 1, 2021, as approved by the Board on May 6, 2021 (the “Stevens Agreement”), pursuant to which Mr. Stevens provides his services to the Company. In consideration for his services, Mr. Stevens receives an annual salary of C$75,000 and may be awarded cash or share bonuses.

Compensation of Jacob Safarik

We entered into an employment agreement with Jacob Safarik dated as of July 2, 2021, confirming the compensation arrangement effective as of April 1, 2021, and as amended on August 1, 2023, pursuant to which Mr. Safarik provides his services as Interim Chief Financial Officer of the Company (the “Jacob Safarik Agreement”). In consideration for his services, Mr. Safarik receives an annual salary of C$150,000; is eligible for bonus or incentive payments at the discretion of the Board; is entitled to participate in the Equity Plan; the reimbursement of professional fees, dues and reasonable business expenses; four weeks’ vacation each calendar year; and reimbursement of up to 50% of insured life and health benefits, such benefits to be reasonable and to commensurate with market comparatives for his position. The Company may terminate the Jacob Safarik Agreement at any time and without any notice of termination for just cause. The Company may terminate the Jacob Safarik Agreement without just cause by providing the greater of: (i) the minimum amount of notice of termination or pay in lieu of notice of termination as required by the applicable employment standards legislation; or (ii) three (3) months of pay in lieu of notice of termination. Mr. Safarik may resign his employment at any time by providing the Company with two (2) weeks written notice of resignation, in which case the Company may elect, in its sole discretion, to direct Mr. Safarik not to attend at work for any portion of the notice period in which case the Company’s sole obligation will be to continue Mr. Safarik’s salary during the shorter of the balance of the notice period provided by Mr. Safarik and the minimum notice of termination required by the applicable employment standards legislation.

Compensation of Bryan Safarik

We entered into an employment agreement with Bryan Safarik dated as of July 2, 2021, confirming the compensation arrangement effective as of April 1, 2021, and as amended on August 1, 2023, pursuant to which Mr. Safarik provides his services as Chief Operating Officer of the Company (the “Bryan Safarik Agreement”). In consideration for his services, Mr. Safarik receives an annual salary of C$150,000; is eligible for bonus or incentive payments at the discretion of the Board; is entitled to participate in the Equity Plan; the reimbursement of professional fees, dues and reasonable business expenses; four weeks’ vacation each calendar year; and reimbursement of up to 50% of insured life and health benefits, such benefits to be reasonable and to commensurate with market comparatives for his position. The Company may terminate the Bryan Safarik Agreement at any time and without any notice of termination for just cause. The Company may terminate the Bryan Safarik Agreement without just cause by providing the greater of: (i) the minimum amount of notice of termination or pay in lieu of notice of termination as required by the applicable employment standards legislation; or (ii) three (3) months of pay in lieu of notice of termination. Mr. Safarik may resign his employment at any time by providing the Company with two (2) weeks written notice of resignation, in which case the Company may elect, in its sole discretion, to direct Mr. Safarik not to attend at work for any portion of the notice period in which case the Company’s sole obligation will be to continue Mr. Safarik’s salary during the shorter of the balance of the notice period provided by Mr. Safarik and the minimum notice of termination required by the applicable employment standards legislation.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

Board of Directors

Our Board of Directors consists of five directors, including one independent director, namely Jason Mosberian. A director is not required to hold any of our common shares to qualify to serve as a director. The listing rules of the Nasdaq Stock Market, LLC (the “Nasdaq Listing Rules”) generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the rules permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our Board of Directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Director Independence

The Board has elected to evaluate the independence of each director in accordance with the Nasdaq Listing Rules. Prior to this offering, the Company’s common shares were not listed on any Nasdaq market, and, as such, the Company is not currently, and has not previously been, subject to regulation or oversight by Nasdaq. The discussion below regarding independence uses the Nasdaq Listing Rules solely for disclosure purposes herein regarding director independence and committee composition. The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management, including the beneficial ownership of our share capital by each non-employee director and any transactions with the Company involving them. As a result, the Board has affirmatively determined that Jason Mosberian is independent in accordance with the Nasdaq Listing Rules.

Board Committees

We have established an audit committee and a compensation committee of our Board of Directors. We have adopted a charter for each of the committees, which will be available on our website. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of three directors, namely, Jason Mosberian, John James Wilson and Dane Stevens. We have determined that Jason Mosberian satisfies the “independence” requirements of Section 5605(c)(2) of the Nasdaq Listing Rules. We are relying on the phase-in exemption permitted under Nasdaq listing rules for the requirement of a fully independent audit committee. Jason Mosberian is the chairperson of our audit committee. We have also determined that Jason Mosberian qualifies as an “audit committee financial expert” within the meaning of the applicable rules and regulations of the SEC.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee consists of three directors, namely, Jason Mosberian, John James Wilson and Jacob Safarik. We have determined that Jason Mosberian satisfies the “independence” requirements of Section 5605(c)(2) of the Nasdaq Listing Rules. Jason Mosberian is the chairperson of our compensation committee.

Because we are a “foreign private issuer” under the corporate governance rules of the Nasdaq Capital Market, we are not required to have a compensation committee and our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a foreign private issuer under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.

Our compensation committee assists the Board of Directors in discharging its responsibilities with respect to setting director and senior executive compensation and assessing and making recommendations to the Board regarding certain compensation related matters as delegated by the Board of Directors. The objective of the Board of Directors in setting compensation levels is to attract and retain individuals of high caliber to serve the Company, to motivate their performance in order to achieve the Company’s strategic objectives and to align the interests of the executive officers with the long-term interests of the shareholders. These objectives are designed to ensure that the Company’s business continues to grow and develop.

The Board of Directors sets the compensation received by the executive officers so as to be generally competitive with the compensation received by persons with similar qualifications and responsibilities who are engaged by other companies of corresponding size and stage of development, asset bases, number of employees and market capitalization. The Board has considered a number of peer group companies active in the mushroom, indoor cultivation and consumer products groups in determining compensation.

Compensation of Directors and Officers

We pay each of our independent directors a cash retainer of C$36,000 per year, with an additional cash retainer of C$129,000 per year to the Non-Executive Chair of the Board. In addition, the members of each committee of the Board receive a cash fee of C$1,000 per Audit Committee or Compensation Committee meeting. The independent directors are also eligible for equity-based compensation at the discretion of the Board.

Our directors do not have service contracts with us relating to their position as a director that provide for benefits upon termination of their position as a member of the Board.

The following tables sets forth all compensation paid or accrued, payable, awarded, granted, given or otherwise provided, directly or indirectly, by the Company or any subsidiary thereof, to each executive officer and director of the Company, for each of the two most recently completed fiscal years ended September 30, 2025 and 2024.

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting fee, retainer or commission (C$)	Bonus (C$)	Committee or meeting fees (C$)	Value of perquisites (C$)	Value of all other compensation (C$)	Total compensation (C$)
CIPRICK, William Former Chief Executive Officer	2025	17,234	Nil	Nil	Nil	Nil	17,234
	2024	350,000	Nil	Nil	Nil	Nil	350,000
SAFARIK, Jacob Interim Chief Financial Officer and Director	2025	150,000	Nil	Nil	Nil	Nil	150,000
	2024	150,000	Nil	1,000	Nil	Nil	151,000
SAFARIK, Bryan Chief Operating Officer and Director	2025	150,000	Nil	Nil	Nil	Nil	150,000
	2024	150,000	Nil	Nil	Nil	Nil	151,000
STEVENS, Dane Chief Executive Officer, Chief Marketing Officer and Director	2025	75,000	Nil	Nil	Nil	Nil	75,000
	2024	75,000	Nil	2,000	Nil	Nil	77,000
WILSON, John James Director	2025	165,000	Nil	Nil	Nil	Nil	165,000
	2024	165,000	Nil	3,000	Nil	Nil	168,000
SCHINTLER, Jonathan Former Director	2025	36,000	Nil	Nil	Nil	Nil	36,000
	2024	36,000	Nil	4,000	Nil	Nil	40,000

Exercise of Compensation Securities
Name and position	Type of compensation security	Number of underlying securities exercised	Date of exercise
STEVENS, Dane Chief Executive Officer, Chief Marketing Officer and Director	Restricted Share Rights	525 525	November 6, 2023 May 6, 2024
SAFARIK, Jacob Interim Chief Financial Officer and Director	Restricted Share Rights	525 525	November 6, 2023 May 6, 2024
SAFARIK, Bryan Chief Operating Officer and Director	Restricted Share Rights	525 525	November 6, 2023 May 6, 2024
WILSON, John James Director	Restricted Share Rights	525 525	November 6, 2023 May 6, 2024
SCHINTLER, Jonathan Former Director	Restricted Share Rights	525 525	November 6, 2023 May 6, 2024

Share Option Plans and Other Incentive Plans

The following is a summary of our equity incentive plan (the “Equity Plan”), which is the only incentive plan in place. The Equity Plan was adopted and approved by our shareholders on October 9, 2020, and ratified, adopted and re-approved at the annual general meetings held on September 8, 2025, February 22, 2024, January 9, 2023 and February 24, 2022. The aggregate number of Common Shares that may be subject to issuance under the Equity Plan, together with any other securities-based compensation arrangements of the Company, is not to exceed 15% of the Company’s issued and outstanding share capital from time to time.

The Equity Plan provides for the grant to eligible directors, officers, employees and consultants, of share options (each a “Share Option” or “Option”) and restricted share rights (each an “RSR”). The Equity Plan also provides for the grant to eligible directors of deferred share units (“DSU”) which the directors are entitled to redeem for 90 days following retirement or termination from the Board.

Share Options

The Equity Plan authorizes the Board to grant Share Options. The number of Common Shares, the exercise price per Common Share, the vesting period and any other terms and conditions of Options granted from time to time pursuant to the Equity Plan, are determined by the Board at the time of the grant, subject to the defined parameters of the Equity Plan. The date of grant for the Options is to be the date such grant was approved by the Board. The exercise price of any Option cannot be less than the closing market price of the Common Shares on (a) the trading day prior to the date of grant of the Option; and (b) the date of grant of the Option (the “Fair Market Value”). Options are generally exercisable for a period of five years from the date the Option is granted or such greater or lesser period as determined by the Board. Options may be earlier terminated in the event of death or termination of employment or appointment. Vesting of Options is determined by the Board. Failing to include a specific vesting determination by the Board, Options automatically become exercisable incrementally over a period of eighteen months from the date of grant, as to: (i) 25% of the total number of shares under Option immediately upon the date of grant; and (ii) at each six-month interval thereafter, an additional 25% of the total number of shares under Option such that after the eighteenth month of the Option period, 100% of the Options will be exercisable. The terms of a Share Option are not to be amended once issued and the expiry date of a Share Option is to be no more than 10 years from the date of grant of such Option.

RSR

The Equity Plan authorizes the Board to grant RSRs, in its sole and absolute discretion, to any eligible director, officer, consultant or employee. Each RSR provides the recipient with the right to receive Common Shares as a discretionary payment in consideration of past services or as an incentive for future services, subject to the

Equity Plan and with such additional provisions and restrictions as the Board may determine. Each RSR grant is to be evidenced by a RSR grant letter which is subject to the terms of the Equity Plan and any other terms and conditions which the Board deems appropriate. Concurrent with the granting of the RSR, the Board determines the period of time during which the RSR is not vested and the holder of such RSR remains ineligible to receive Common Shares. Such period of time may be reduced or eliminated from time to time for any reason as determined by the Board. Once the RSR vests, the RSR is automatically settled through the issuance of an equivalent number of underlying Common Shares as RSRs held. Participants who are resident in Canada for the purposes of the Income Tax Act (Canada) may elect to defer some or all of any part of the Common Share grant until one or more later dates. In the event the participant retires or is terminated during the vesting period, any RSR held by the participant is terminated immediately, provided however that the Board shall have the absolute discretion to accelerate the vesting date. In the event of death or total disability, the vesting period shall accelerate and the Common Shares underlying the RSRs shall be issued.

DSU

The Equity Plan authorizes the Board to grant DSUs, in its sole and absolute discretion in a lump sum amount or on regular intervals to eligible directors. Each DSU grant is to be evidenced by a DSU grant letter which is subject to the terms of the Equity Plan and any other terms and conditions which the Board deems appropriate. The DSUs held by each eligible director who is not a U.S. taxpayer will be redeemed automatically and with no further action by the eligible director on the 20th business day following the date such director ceases to hold any directorship. The DSUs held by any eligible directors who are U.S. taxpayers will be automatically redeemed with no further action by such director on the date that is 6 months following the date such director ceases to hold any directorship, or if earlier, upon such director’s death. Upon redemption, the director is entitled to receive (subject to any share issuance limits in the Equity Plan), the number of Common Shares equal to the number of DSUs in the director’s account. If the director ceases to hold office during a year where DSUs have been granted in advanced of being earned and they have not held office for the entire year, the director will only be entitled to a pro-rated issuance of shares.

The following table summarizes, as of the date of this prospectus, the number of common shares under the equity awards that we granted to our directors and executive officers.

Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price (C$)	Expiry date
STEVENS, Dane Chief Executive Officer, Chief Marketing Officer and Director	Share Options	11,667	May 6, 2021	$45.00	May 6, 2026
SAFARIK, Jacob Interim Chief Financial Officer and Director	Share Options	11,667	May 6, 2021	$45.00	May 6, 2026
SAFARIK, Bryan Chief Operating Officer and Director	Share Options	11,667	May 6, 2021	$45.00	May 6, 2026
WILSON, John James Director	Share Options	11,667	May 6, 2021	$45.00	May 6, 2026
Jason Mosberian Director	Share Options RSRs	11,667 2,625	January 15, 2026 January 15, 2026	$15.00 N/A	January 15, 2031 January 15, 2029

Pension Disclosure

We do not have any defined benefit or defined contribution pension plans in place which provide for payments or benefits at, following, or in connection with retirement of its directors or executive officers.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of the common shares as of the date of this prospectus by (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to own beneficially more than 5% of the common shares.

The calculations in the table below are based on 3,225,897 common shares (96,776,919 common shares before the effect of the Reverse Share Split) outstanding as of the date of this prospectus and 5,368,756 common shares (161,062,680 common shares before the effect of the Reverse Share Split) outstanding immediately after the completion of this offering (assuming the underwriter does not exercise its over-allotment option).

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the business address of each of the individuals below is 269 David Brown Way, Princeton, British Columbia, V0X 1W0.

	Common Shares Beneficially Owned Prior to This Offering		Common Shares Beneficially Owned Immediately After This Offering
	Number	Percent of Class(1)	Number	Percent of Class(1)
Directors and Executive Officers:
Dane Stevens(2)	456,626	14.0	456,626	8.5
Jacob Safarik(3)	115,304	3.6	115,304	2.1
Bryan Safarik(4)	126,647	3.9	126,647	2.4
John James Wilson(5)	327,083	10.0	327,083	6.0
Jason Mosberian(6)	12,542	0.4	12,542	0.2
All directors and executive officers as a group	1,038,202	31.1	1,038,202	19.3

Principal Shareholders:
Dane Stevens(2)	456,626	14.0	456,626	8.5
John James Wilson(5)	327,083	10.0	327,083	6.0
Edward and Diana Safarik(7)	326,133	10.1	326,133	6.1

(1)

For each person and group included in this table, percentage ownership is calculated by dividing the number of common shares beneficially owned by such person or group by the sum of (i) 3,225,899, being the number of common shares outstanding as of the date of this prospectus (96,776,919 common shares before the effect of the Reverse Share Split) or 5,368,756 (161,062,680 common shares before the effect of the Reverse Share Split), being the number of common shares outstanding immediately after the completion of this offering, as applicable, and (ii) the number of common shares underlying share options, warrants or other instruments (if any) held by such person or group that are exercisable within 60 days after the date of this prospectus.

(2)

Represents options and warrants exercisable for 11,667 common shares (350,000 common shares before the effect of the Reverse Share Split) held by Dane Stevens; and 427,181 common shares (12,815,438 common shares before the effect of the Reverse Share Split) and options and warrants exercisable for 17,778 common shares (533,333 common shares before the effect of the Reverse Share Split) held by Cathay Visions Enterprises Inc., a British Columbia corporation that is wholly-owned by Dane Stevens. The business address of Cathay Visions Enterprises Inc. is 215-4800 No 3 Road, Richmond, British Columbia, V6X 3A6, Canada.

(3)

Represents 3,637 common shares (109,109 common shares before the effect of the Reverse Share Split) and options exercisable for 11,667 common shares (350,000 common shares before the effect of the Reverse Share Split) held by Jacob Safarik; and 100,000 common shares (3,000,000 common shares before the effect of the Reverse Share Split) held by BC Green Pharmaceuticals Inc., a British Columba corporation where Jacob Safarik serves as chief financial officer. Mr. Safarik disclaims beneficial ownership of the common shares held by BC Green Pharmaceuticals Inc. except to the extent of his pecuniary interest therein. The business address of BC Green Pharmaceuticals Inc. is 251 David Brown Way, Princeton, British Columbia V0X 1W0, Canada. Jacob Safarik is the brother of Bryan Safarik.

(4)

Represents 10,314 common shares (309,406 common shares before the effect of the Reverse Share Split) and options exercisable for 11,667 common shares (350,000 common shares before the effect of the Reverse Share Split) held by Bryan Safarik; 1,333 common shares (40,000 common shares before the effect of the Reverse Share Split) held by Vancouver ATM Corp., a British Columba corporation that is wholly-owned by Bryan Safarik; 3,333 common shares (100,000 common shares before the effect of the Reverse Share Split) held by Skaag Fisheries Inc., a British Columba corporation where Bryan Safarik serves as a director; and 100,000 common shares (3,000,000 common shares before the effect of the Reverse Share Split) held by BC Green Pharmaceuticals Inc., a British Columba corporation where Bryan Safarik serves as a director and president and chief operating officer. Mr. Safarik disclaims beneficial ownership of the common shares held by Skaag Fisheries Inc. and BC Green Pharmaceuticals Inc. except to the extent of his pecuniary interest therein. The business address of Vancouver ATM Corp. is 2108 W 47th Avenue, Vancouver, British Columbia, V6M 2M7, Canada and the business address of Skaag Fisheries Inc. is 901 - 77 Walter Hardwick Ave, Vancouver, British Columbia, V5Y 0C6, Canada. Bryan Safarik is the brother of Jacob Safarik.

(5)

Represents 22,533 common shares (676,000 common shares before the effect of the Reverse Share Split) and options and warrants exercisable for 11,667 common shares (350,000 common shares before the effect of the Reverse Share Split) held by John James Wilson; and 252,050 common shares (7,561,501 common shares before the effect of the Reverse Share Split) and options and warrants exercisable for 40,833 common shares (1,225,000 common shares before the effect of the Reverse Share Split) held by Catcher Investments Limited, a British Columba corporation that is wholly-owned by John James Wilson. The business address of Catcher Investments Limited is 600-21 Water St., Vancouver, British Columbia, V6B 1A1, Canada.

(6)

Represents 875 common shares (26,250 common shares before the effect of the Reverse Share Split) and options exercisable for 11,667 common shares (350,000 common shares before the effect of the Reverse Share Split) held by Jason Mosberian.

(7)

Represents 105,367 common shares (3,161,000 common shares before the effect of the Reverse Share Split) held jointly by Edward and Diana Safarik; 116,700 common shares (3,501,000 common shares before the effect of the Reverse Share Split) held by Diana Safarik; 733 common shares (22,000 common shares before the effect of the Reverse Share Split) held by Edward Safarik; 3,333 common shares (100,000 common shares before the effect of the Reverse Share Split) held by Skaag Fisheries Inc., a British Columba corporation that is wholly-owned by Edward and Diana Safarik; and 100,000 common shares (3,000,000 common shares before the effect of the Reverse Share Split) held by BC Green Pharmaceuticals Inc., a British Columba corporation where Edward Safarik serves as a director and chief executive officer. Edward and Diana Safarik disclaims beneficial ownership of the common shares held by BC Green Pharmaceuticals Inc. except to the extent of their pecuniary interest therein. Edward and Diana Safarik are the parents of Jacob Safarik and Bryan Safarik.

None of the major shareholders have different voting rights from other shareholders. As of the date of this prospectus, a total of approximately 71,579 common shares (2,147,365 common shares before the effect of the Reverse Share Split) are held by registered holders in the United States, representing 2.2% of the outstanding common shares, and such shares are held by seven holders of record in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Compensation of Officers and Directors

We have entered into arrangements or written agreements with each of our executive officers and directors providing for renumeration for their service as executive officers or directors, as applicable. For more information, see “Management—Employment Arrangements” and “Management—Compensation of Directors and Officers.”

Private Placements

John James Wilson and Dane Stevens have participated in the offering of our securities in private placement transactions. These private placement transactions are described below and does not reflect the Reverse Share Split.

On February 23, 2024, we issued 1,850,033 units at a price C$0.30 per unit, for gross proceeds of C$555,010. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for a period of two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 and 1,000,000 of these units, respectively.

On May 10, 2024, we issued 1,333,334 units at a price C$0.30 per unit, for gross proceeds of C$400,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for a period of two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 666,667 of these units each.

On August 15, 2024, we issued 1,796,666 units at a price of C$0.30 per unit, for gross proceeds of C$539,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 of these units.

On January 24, 2025, we issued 1,316,668 units at a price of C$0.30 per unit for gross proceeds of C$395,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 583,334 and 733,334 of these units, respectively.

On July 24, 2025, we issued 3,450 unsecured convertible debentures at a price of C$1,000 per convertible debenture for gross proceeds of C$3,450,000. The convertible debentures bear interest at a rate of 15.0% per annum, calculated and payable quarterly in arrears in cash, maturing July 24, 2026, twelve months from the date of issuance, unless extended by and at the option of the holders for a further twelve months. The principal amount of each convertible debenture is convertible into our common shares at a conversion price of C$0.15, being the closing price of our common shares on the CSE on July 16, 2025, the date preceding the execution by each holder of the subscription agreement for the convertible debentures. On maturity, any outstanding principal amount of the convertible debentures, plus any accrued and unpaid interest thereon, will be repaid by us in cash or, at the option of the holders, through the issuance of our common shares. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 3,000 convertible debentures and 450 convertible debentures, respectively.

Loan Agreement

On August 4, 2023, we entered into a loan agreement with Catcher Investments Ltd., a company controlled by John James Wilson, a director and non-executive Chair of the Board. Pursuant to the terms of the loan agreement with Catcher Investments Ltd., we borrowed from Catcher Investments Ltd. C$1,000,000, on a secured basis, at an interest rate of 7.5% per annum, calculating monthly, and with an initial repayment date of August 4, 2026 but repayable quarterly on the last business day of every fiscal quarter until the loan is repaid. As consideration for the entry into the loan, we issued 3,333 common shares purchase warrants to Catcher Investments Ltd., Each share purchase warrant entitles the holder to purchase one common share in the capital of the Company at a price of C$15.00 for a period of three years from the date of issuance.

Lease Agreement

On July 23, 2020, we entered into an industrial ground lease agreement with BC Green for the Industrial Ground underlying our Facilities situated in Princeton, British Columbia, which was amended and restated on September 1, 2021 and was further amended on July 1, 2025 to extend the term of the lease to June 30, 2030 and to include three additional options to renew the agreement for successive terms of five years commencing on July 1, 2030. Bryan Safarik currently serves as a director and the president and chief operating officer and Jacob Safarik currently serves as the chief financial officer, respectively, of BC Green, a private Canada federally licensed cannabis production company. Their respective compensation from BC Green is not materially impacted by BC Green’s interest in the Lease Agreement and the Lease Agreement is not material to BC Green. Bryan Safarik and Jacob Safarik own around 13.7% and 14.2%, respectively, of the equity interests in BC Green.

Pursuant to the terms of the Lease Agreement, the premises are to only be used for the purposes of producing, researching, storing, packaging and shipping agri-foods, with the only exclusion being cannabis and hemp products provided that such uses are permitted by applicable federal, provincial and municipal laws, rules and regulations and further provided that we have obtained all necessary permits and approvals. During the term of the Lease Agreement, as extended and renewed from time to time, the title to and ownership of the Facilities (including all alterations, additions, changes, substitutions or improvements thereto) shall be vested in us and shall automatically vest in the name of BC Green at the expiry or earlier termination of the Lease Agreement. Annual rent under the Lease Agreement is $4,300 per month for the first twelve months of the initial extended term of the Lease Agreement, subject to adjustments based on the Consumer Price Index beginning July 1, 2026, and escalating each year thereafter. We pay all electricity, gas, other fuel, water, sewer and other utilities consumed at the premises.

Debt Forgiveness

During the year ended September 30, 2025, our directors forgave an aggregate of C$1,331,052 in compensation earned by them but not yet paid for their services as directors or officers. In particular, John James Wilson forgave C$451,238 in compensation for his services as a director, Dane Stevens forgave C$258,595 in compensation for his services as a director and executive officer, Jacob Safarik forgave C$302,938 in compensation for his services as a director and executive officer and Bryan Safarik forgave C$318,281 in compensation for his services as a director and executive officer.

DESCRIPTION OF SHARE CAPITAL

Common Shares

Our authorized capital consists of an unlimited number of Common Shares, with no par value, of which 3,225,897 common shares (96,776,919 common shares before the effect of the Reverse Share Split) are issued and outstanding as at the date of this prospectus as fully paid and non-assessable. Holders of the Common Shares are entitled to vote at all meetings of the holders of the Common Shares and, subject to the rights of holders of any shares ranking in priority to or on a parity with the Common Shares, to participate ratably in any distribution of our property or assets upon liquidation or wind-up. There are no pre-emptive, redemption, purchase or conversion rights attaching to our Common Shares. There are no sinking fund provisions applicable to our Common Shares. Holders of our Common Shares have equal rights of participation in the dividends and other distributions of our cash, stock or property when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor and shall have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

The Board is authorized to issue additional Common Shares on such terms and conditions and for such consideration as the Board may deem appropriate without further security holder action. We will issue 2,142,857 common shares (64,285,710 common shares before the effect of the Reverse Share Split) in this offering.

Warrants

As at the date of this prospectus, there are 141,889 warrants outstanding, each exercisable for one Common Share, the terms of which are set out below.

Date of Issuance	Date of Expiry	Number of Warrants	Exercise Price per Common Share
August 4, 2023	August 4, 2026	3,333	C$	15.00
August 29, 2023	August 29, 2026	3,333	C$	15.00
November 1, 2023	November 1, 2026	3,333	C$	15.00
February 23, 2024	February 23, 2026	25,278	C$	12.00
May 10, 2024	May 10, 2026	11,111	C$	12.00
May 29, 2024	May 29, 2026	30,277	C$	12.00
August 15, 2024	August 15, 2026	29,945	C$	12.00
January 24, 2025	January 24, 2027	21,944	C$	12.00
July 17, 2025	July 17, 2027	13,333	C$	7.50

Underwriter Warrants

Please see “Underwriting” for a full description of the warrants (and the common shares underlying such warrants) that we are issuing to the Underwriter in connection with this offering.

Share Options and RSRs

As at the date of this prospectus, there are 162,832 Share Options outstanding to purchase Common Shares and 13,875 RSRs, the terms of which are set out below.

Number of Share Options	Price	Date of Grant	Date of Expiry
64,167	C$45.00	May 6, 2021	May 6, 2026
333	C$19.50	March 29, 2023	March 29, 2028
3,333	C$19.50	April 26, 2023	April 26, 2028
3,333	C$19.50	November 1, 2023	November 1, 2028
23,333	C$4.95	April 19, 2025	April 19, 2028
20,000	C$6.00	April 19, 2025	April 19, 2028
20,000	C$9.00	April 19, 2025	April 19, 2028
28,333	C$15.00	January 15, 2026	January 15, 2031
13,875	N/A – RSRs	January 15, 2026	January 15, 2029

Anti-Takeover Provisions

Some provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our Common Shares.

In addition, the ability of our Board, without action by our stockholders, to create and issue undesignated shares in such classes and in such series as determined by our Board, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Certain Important Provisions of our Articles and the Business Corporations Act (British Columbia)

The following is a summary of certain important provisions of our articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.

Stated Objects or Purposes

Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which a director is materially interested. Under the BCBCA a director who has a material interest in a contract or transaction, whether made or proposed, that is material to us, must disclose such interest to us, subject to certain exceptions such as if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our company or of one of our affiliates; (iv) relates to a loan to our company while the director is the guarantor of some or all of the loan; or (v) is with a corporation that is affiliated to us while the director is also a director or senior officer of that corporation or an affiliate of that corporation.

Voting on certain proposals, arrangement, or contract by directors. A director who holds such disclosable interest in respect of any material contract or transaction into which we have entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Our articles restrict our directors’ power to vote on a proposal, arrangement, or contract in which the directors are materially interested, but do not restrict our directors’ power to vote with regard to compensation payable to themselves or any other members of their body in the absence of an independent quorum. Directors are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest. Neither our articles or the BCBCA contemplate the borrowing of monies by our directors.

Directors’ power to determine the remuneration of directors. The remuneration of our directors is determined by our directors subject to our articles. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.

Number of shares required to be owned by a director. Neither our articles nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our Board of Directors has discretion to prescribe minimum share ownership requirements for directors.

Retirement Policy for Directors. We do not have a retirement policy for our directors, nor does our articles or the BCBCA prescribe an age limit requirement.

Action Necessary to Change the Rights of Holders of Our Shares

Our directors can authorize the amendment of our articles to create or vary the special rights or restrictions attached to any of our shares by passing an ordinary resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution generally means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting, or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Shareholder Meetings

We must hold a general meeting of our shareholders at least once every calendar year at a time and place determined by our Board of Directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in or outside British Columbia.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days prior to the meeting for so long as we are a public company. The accidental omission to send notice of any meeting of shareholders to, or the non- receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

Subject to the special rights and restrictions attached to the shares or any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting, or one shareholder, where only one shareholder is entitled to vote. If there is only one shareholder, the quorum is one person present and being, or representing by proxy, such shareholder.

If a quorum is not present within one-half hour of the time set for the holding of a meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting is a general meeting that was requisitioned by shareholders, in which case the meeting is dissolved.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of C$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting in the prescribed form. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal.

We have included certain advance notice provisions with respect to the election of our directors in our articles. The advance notice provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the advance notice provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the advance notice provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders and no more than 65 days; provided, that if the first public announcement of the date of the annual meeting of shareholders, or the “Notice Date”, is less than 50 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, former directors or alternate directors (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year (in respect of an acquisition that was the subject of a request for a certificate under section 102 of the Competition Act (Canada) or a notification under section 114 of the Competition Act (Canada)) or up to three years (in respect of an acquisition that was not subject to such request or notification) after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” who acquires “control” of an existing “Canadian business,” (as those terms are defined in the Investment Canada Act) to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our common shares by a non-Canadian who is a World Trade Organization member country investor that is not a state-owned enterprise, including a United States investor would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than C$386 billion (as of January 1, 2025). The enterprise value threshold for “trade agreement investors” that are not state-owned enterprises is C$2.079 billion (as of January 1, 2025).

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the voting interests or a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government with respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” Review on national security grounds is at the discretion of the responsible ministers and may occur on a pre- or post-closing basis.

Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

•	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•

the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act if the acquisition is subject to approval under Canadian legislation relating to financial institutions; and

•

the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

Listing

We have applied to list our common shares on Nasdaq Capital Market under the symbol “OPTH.” Our common shares are currently traded on the CSE under the symbol “OPTI,” on the FSE under the symbol “8BN” and quoted for trading on the OTCQX under the symbol “OPTHF”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Endeavor Trust Corporation with its principal office at Suite 702 - 777 Hornby Street, Vancouver, British Columbia, V6Z 1S4.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which our equity securities are authorized for issuance as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights(1) (b)			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders(1)	137,999	(2)	C$	25.68	(3)	345,191
Equity compensation plans not approved by securityholders	—			—		—

Total	137,999		C$	25.68		345,191

Notes:

1.

The Equity Plan provides that the aggregate number of securities reserved for issuance under the Equity Plan may not exceed 15% of the issued and outstanding common shares of the Company at the time of granting. As of December 31, 2025, there were 3,221,274 Common Shares issued and outstanding with the result that 483,190 were reserved for issuance under the Equity Plan.

2.	Comprised of Share Options and no RSRs.
3.	Representative of Share Options only.

Share option plans and other incentive plans

The following is a summary of our equity incentive plan (the “Equity Plan”), which is the only incentive plan in place. The Equity Plan was adopted and approved by the Shareholders on October 9, 2020, and ratified, adopted and re-approved at the annual general meetings held on September 8, 2025, February 22, 2024, January 9, 2023 and February 24, 2022. The aggregate number of Common Shares that may be subject to issuance under the Equity Plan, together with any other securities-based compensation arrangements of the Company, is not to exceed 15% of the Company’s issued and outstanding share capital from time to time. The Equity Plan provides for the grant to eligible directors, officers, employees and consultants, of Share Options and RSRs. The Equity Plan also provides for the grant to eligible directors of DSUs which the directors are entitled to redeem for 90 days following retirement or termination from the Board.

Share Options

The Equity Plan authorizes the Board to grant Share Options. The number of Common Shares, the exercise price per Common Share, the vesting period and any other terms and conditions of Options granted from time to time pursuant to the Equity Plan, are determined by the Board at the time of the grant, subject to the defined parameters of the Equity Plan. The date of grant for the Options is to be the date such grant was approved by the Board. The exercise price of any Option cannot be less than the closing market price of the Common Shares on (a) the trading day prior to the date of grant of the Option; and (b) the date of grant of the Option (the “Fair Market Value”). Options are generally exercisable for a period of five years from the date the Option is granted or such greater or lesser period as determined by the Board. Options may be earlier terminated in the event of death or termination of employment or appointment. Vesting of Options is determined by the Board. Failing a specific vesting determination by the Board, Options automatically become exercisable incrementally over a period of eighteen months from the date of grant, as to: (i) 25% of the total number of shares under Option immediately upon the date of grant; and (ii) at each six-month interval thereafter, an additional 25% of the total number of shares under Option such that after the eighteenth month of the Option period, 100% of the Options will be exercisable. The terms of a Share Option are not to be amended once issued and the expiry date of a Share Option is to be no more than 10 years from the date of grant of such Option.

RSR

The Equity Plan authorizes the Board to grant RSRs, in its sole and absolute discretion, to any eligible director, officer, consultant or employee. Each RSR provides the recipient with the right to receive Common Shares as a discretionary payment in consideration of past services or as an incentive for future services, subject to the Equity Plan and with such additional provisions and restrictions as the Board may determine. Each RSR grant is to be evidenced by a RSR grant letter which is subject to the terms of the Equity Plan and any other terms and conditions which the Board deems appropriate. Concurrent with the granting of the RSR, the Board determines the period of time during which the RSR is not vested and the holder of such RSR remains ineligible to receive Common Shares. Such period of time may be reduced or eliminated from time to time for any reason as determined by the Board. Once the RSR vests, the RSR is automatically settled through the issuance of an equivalent number of underlying Common Shares as RSRs held. Participants who are resident in Canada for the purposes of the Income Tax Act (Canada) may elect to defer some or all of any part of the Common Share grant until one or more later dates. In the event the participant retires or is terminated during the vesting period, any RSR held by the participant is terminated immediately, provided however that the Board shall have the absolute discretion to accelerate the vesting date. In the event of death or total disability, the vesting period shall accelerate and the Common Shares underlying the RSRs shall be issued.

DSU

The Equity Plan authorizes the Board to grant DSUs, in its sole and absolute discretion, in a lump sum amount or on regular intervals to eligible directors. Each DSU grant is to be evidenced by a DSU grant letter which is subject to the terms of the Equity Plan and any other terms and conditions which the Board deems appropriate. The DSUs held by each eligible director who is not a U.S. taxpayer will be redeemed automatically and with no further action by the eligible director on the 20th business day following the date such director ceases to hold any directorship. The DSUs held by any eligible directors who are U.S. taxpayers will be automatically redeemed with no further action by such director on the date that is 6 months following the date such director ceases to hold any directorship, or if earlier, upon such director’s death. Upon redemption, the director is entitled to receive (subject to any share issuance limits in the Equity Plan), the number of Common Shares equal to the number of DSUs in the director’s account. If the director ceases to hold office during a year where DSUs have been granted in advanced of being earned and they have not held office for the entire year, the director will only be entitled to a pro-rated issuance of shares.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years. The information below does not reflect the Reverse Share Split.

On August 12, 2022, the Company issued 23,000 common shares at C$0.40 per share due to the exercise of warrants.

On August 23, 2022, the Company issued 75,000 common shares at C$0.29 per share due to the vesting of RSRs.

On September 1, 2022, the Company issued 20,000 common shares at C$0.40 per share due to the exercise of warrants.

On September 7, 2022, the Company issued 40,000 common shares at C$0.40 per share due to the exercise of warrants.

On September 9, 2022, the Company issued 533,000 common shares at C$0.40 per share due to the exercise of warrants.

On October 7, 2022, the Company issued 5,692,308 units at a price of C$0.325 per unit, for gross proceeds of C$1,850,000. Each unit consisted of one common share and one half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.50 for a period of two years from the date of issuance, subject to an accelerated expiry provision.

On November 15, 2022, the Company issued 139,125 common shares at C$0.30 per share due to the vesting of RSRs.

On January 3, 2023, the Company issued 50,000 common shares at C$0.23 per share in connection with an advisory services agreement.

On February 23, 2023, the Company issued 75,000 common shares at C$0.22 per share due to the vesting of RSRs.

On March 29, 2023, the Company granted 10,000 stock options, subject to vesting provisions, to an employee of the Company. The stock options are exercisable at a price of C$0.65 per common share until March 29, 2028, unless earlier terminated in accordance with the terms of the Equity Plan.

On April 26, 2023, the Company granted 10,000 stock options, subject to vesting provisions, to an employee of the Company. The stock options are exercisable at a price of C$0.65 per common share until April 26, 2028, unless earlier terminated in accordance with the terms of the Equity Plan.

On May 8, 2023, the Company issued 139,125 common shares at C$0.26 per share due to the vesting of RSRs.

On November 1, 2023, the Company granted 10,000 stock options, subject to vesting provisions, to an employee of the Company. The stock options are exercisable at a price of C$0.65 per common share until November 1, 2028, unless earlier terminated in accordance with the terms of the Equity Plan.

On November 6, 2023, the Company issued 139,125 common shares at C$0.16 per share due to the vesting of RSRs.

On January 2, 2024, the Company issued 50,000 common shares at C$0.245 per share in connection with an advisory services agreement.

On February 23, 2024, the Company issued 1,850,033 units at a price C$0.30 per unit, for gross proceeds of C$555,010. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for a period of two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 and 1,000,000 of these units, respectively.

On April 29, 2024, the Company granted 15,000 stock options, subject to vesting provisions, to an employee of the Company. The stock options are exercisable at a price of C$0.35 per Common Share until April 29, 2029, unless earlier terminated in accordance with the terms of the Equity Plan.

On May 6, 2024, the Company issued 139,125 common shares at C$0.34 per share due to the vesting of RSRs.

On May 10, 2024, the Company issued 1,333,334 units at a price C$0.30 per unit, for gross proceeds of C$400,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for a period of two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 666,667 of these units each.

On May 29, 2024, the Company issued 1,816,633 units at a price C$0.30 per unit, for gross proceeds of C$544,990. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to purchase one Common Share at a price of C$0.40 and is exercisable for two years from the date of issuance, subject to an accelerated expiry provision.

On June 3, 2024, the Company issued 166,666 common shares at C$0.40 per share due to the exercise of warrants.

On June 18, 2024, the Company issued 100,000 common shares at C$0.40 per share due to the exercise of warrants.

On July 9, 2024, the Company issued 233,333 common shares at C$0.40 per share due to the exercise of warrants.

On August 15, 2024, the Company issued 1,796,666 units at a price of C$0.30 per unit, for gross proceeds of C$539,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 of these units.

On January 24, 2025, the Company issued 1,316,668 units at a price of C$0.30 per unit for gross proceeds of C$395,000. Each unit is comprised of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 583,334 and 733,334 of these units, respectively.

On January 24, 2025, the Company issued 458,145 common shares at a price of C$0.215 per share to settle a debt of C$98,126.25 with two creditors. The debt relates to marketing and investor relations services previously rendered.

On July 24, 2025, the Company issued 3,450 unsecured convertible debentures at a price of C$1,000 per convertible debenture for gross proceeds of C$3,450,000. The convertible debentures bear interest at a rate of 15.0% per annum, calculated and payable quarterly in arrears in cash, maturing July 24, 2026, twelve months from the date of issuance, unless extended by and at the option of the holders for a further twelve months. The principal amount of each convertible debenture is convertible into our common shares at a conversion price of C$0.15, being the closing price of our common shares on the CSE on July 16, 2025, the date preceding the execution by each holder of the subscription agreement for the convertible debentures. On maturity, any outstanding principal amount of the convertible debentures, plus any accrued and unpaid interest thereon, will be repaid by the Company in cash or, at the option of the holders, through the issuance of our common shares. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 3,000 convertible debentures and 450 convertible debentures, respectively.

On July 24, 2025, the Company issued 400,000 common shares purchase warrants as consideration for the entry into a loan amendment with an independent third party to an original loan agreement dated November 1, 2023. Each warrant is exercisable at C$0.25 for a period of two years from the date of issuance. Under the terms of the loan amendment the maturity date was extended from April 30, 2025 to April 30, 2026.

On August 20, 2025, the Company granted 1,900,000 stock options to MZHCI, LLC, a MZ Group Company, as partial consideration for investor relations consulting services. Of the 1,900,000 stock options granted, 700,000 stock options are exercisable at C$0.165 vesting immediately on date of grant, 600,000 stock options are exercisable at C$0.20 vesting on December 20, 2025 and 600,000 stock options are exercisable at C$0.30 vesting on April 20, 2026. The options expire on August 20, 2028.

On January 15, 2026, the Company granted an aggregate of 850,000 stock options and 555,000 restricted share rights, subject to vesting provisions, to certain directors, officers, employees and key individuals associated with the Company. The stock options are exercisable at a price of C$0.50 per common share until January 15, 2031, unless earlier terminated in accordance with the terms of the Equity Plan. The restricted share rights will vest and convert into common shares of the Company for no additional consideration, subject to applicable vesting provisions.

On January 30, 2026, the Company issued 138,750 common shares at C$0.29 per common share due to the vesting of RSRs.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-Canadian resident holders of our securities, other than Canadian withholding tax. See “Taxation”.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and assuming no exercise of any Underwriter Warrants, we will have issued and outstanding 5,368,756 common shares (or 5,690,185 common shares if the underwriter exercises the over-allotment option in full). All of the common shares sold in this offering will be freely transferable without restriction under the United States Securities Act of 1933, as amended (the “Securities Act”) unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of the common shares in the public market could adversely affect prevailing market prices of common shares. All “restricted securities” as that term is defined in Rule 144 may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted common shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of the common shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned the common shares for at least six months and is not our “affiliate” will be entitled to sell the common shares, subject only to the availability of current public information about us, and will be entitled to sell common shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned common shares for at least six months will be able to sell, within a rolling three month period, the number of common shares that does not exceed the greater of the following:

(i) 1% of the then outstanding common shares, which immediately after this offering will equal approximately 53,688 common shares (or 56,902 common shares if the underwriter exercises the over-allotment option in full); and

(ii) the average weekly trading volume of common shares on Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our shareholders who purchases common shares from us pursuant to a compensatory share or option plan or other written agreement relating to compensation and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days is eligible to resell such common shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell such shares under Rule 144 without complying with the holding period requirements of Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Canadian Resale Restrictions

Under the securities laws of the provinces of Canada, a person who owns our common shares, or a security convertible into our common shares (other than Options granted to our directors, officers and employees), distributed by us more than four months prior to the date of this prospectus will generally be able to freely sell those common shares, or the common shares issued upon the conversion of that convertible security, in Canada following the date of this prospectus. To the extent that such common shares or convertible securities were distributed by us during the four months preceding the date of this prospectus, those common shares, or the common shares issued upon the conversion of those convertible securities, may not be resold, except under a prospectus or an exemption from the prospectus requirement, until four months have passed since the date of distribution of those securities by us, at which time such a person will generally be able to freely sell those common shares in Canada. Any of our directors, officers and employees who purchase common shares from us pursuant to the exercise of Options granted at any time prior to the date of this prospectus will generally be able to freely resell those common shares in Canada following the date of this prospectus.

Lock-up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of the common shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the common shares may dispose of significant numbers of the common shares. We cannot predict what effect, if any, future sales of the common shares, or the availability of common shares for future sale, will have on the trading price of the common shares from time to time. Sales of substantial amounts of the common shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the common shares.

TAXATION

The following discussion of Canadian and U.S. federal income tax consequences of an investment in the common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the common shares, such as the tax consequences under state, local and other tax laws.

Material Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable at the date hereof to a purchaser (other than the underwriter) who acquires beneficial ownership of common shares of the Company pursuant to this offering and who, for the purposes of the Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with and is not affiliated with the Company; and (c) does not use or hold and is not deemed to use or hold their common shares in, or in the course of, carrying on a business in Canada. Such purchasers are referred to in this summary as a “Non-Resident Holder”.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), an understanding of the current administrative practices and assessing policies of Canada Revenue Agency (the “CRA”) and the current provisions of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, as amended (the “Canada-U.S. Treaty”). There can be no assurance that the Tax Proposals will be implemented in their current form, or at all, nor can there be any assurance that the CRA will not change its administrative policies or assessing practices. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any United States) tax law or treaty.

Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in common shares of the Company. This description is of a general nature only and is not intended to constitute legal or tax advice to any current or prospective holder of common shares. You should consult with your own tax advisors about tax consequences of an investment in common shares based on your particular circumstances.

Currency Conversion

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of common shares must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada on the day on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Dividends on Common Shares

Dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder by the Company will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless such rate is reduced by the terms of an applicable income tax treaty or convention. For example, under the Canada-U.S. Treaty, the rate of withholding tax on dividends paid or credited to a Non-Resident Holder that is (a) resident in the United States for purposes of the Canada-U.S. Treaty, (b) entitled to the full benefits of the Canada-U.S. Treaty, and (c) the beneficial owner of the dividend (a “U.S. Holder”), is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a corporation that beneficially owns at least 10% of the Company’s voting shares). Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under the Canada-U.S. Treaty or any other applicable income tax treaty or convention.

Dispositions of Common Shares

Upon a disposition or a deemed disposition of a common share (other than a disposition to the Company that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), a Non-Resident Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common shares, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of the common shares to the Non-Resident Holder.

A Non-Resident Holder will generally not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share unless the common share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention.

Provided that the common shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the CSE) at the time of disposition, the common shares generally will not constitute “taxable Canadian property” of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the following two conditions were satisfied concurrently:

(a)

one or any combination of: (A) the Non-Resident Holder, (B) persons with whom Non-Resident Holder did not deal at arm’s length, and (C) partnerships in which the Non-Resident Holder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of shares of the Company and;

(b)

more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or options in respect of, interests in, or for civil law rights in, any such property whether or not such property exists.

Notwithstanding the foregoing, a common share may be deemed to be taxable Canadian property of a Non-Resident Holder for purposes of the Tax Act in certain circumstances.

Certain reporting obligations under the Tax Act may also apply in connection with the disposition or deemed disposition of common shares by a Non-Resident Holder that are or are deemed to be taxable Canadian property.

Non-Resident Holders whose common shares may be taxable Canadian property should consult their own tax advisors.

Material United States Federal Income Tax Considerations

The following is a general summary of material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares as acquired pursuant to this offering. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership and disposition of common shares acquired pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, and other U.S. federal, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership and disposition of common shares as acquired pursuant to this offering. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal income, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares as acquired pursuant to this offering.

Neither a ruling from the Internal Revenue Service (the “IRS”) nor an opinion of legal counsel has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares as acquired pursuant to this offering. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, published rulings of the IRS, published administrative positions of the IRS, the current provisions of the Convention between the United States of America and Canada with respect to Taxes on Income and on Capital (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect or cause the U.S. federal income tax considerations described in this summary to vary substantially from those described below. Except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any pending or proposed legislation that, if enacted, could be applied on a retroactive, current or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares as acquired pursuant to this offering, that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more United States persons (as defined in the Code) for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares as acquired pursuant to this offering that is not a U.S. Holder and not an entity or arrangement classified as a partnership for U.S.

federal income tax purposes. This summary does not address the U.S. federal, state or local tax consequences to non-U.S. Holders arising from or relating to the acquisition, ownership and disposition of common shares as acquired pursuant to this offering. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership and disposition of common shares as acquired pursuant to this offering.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, governmental organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, mutual funds, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities, currencies, or commodities or traders that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire common shares in connection with the exercise of employee share options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to the alternative minimum tax; (i) are subject to special tax accounting rules with respect to the common shares; (j) are partnerships or other “pass-through” entities (and partners or other owners thereof); (k) are S corporations (and shareholders thereof); (l) are U.S. expatriates or former citizens or long-term residents of the United States; (m) hold common shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (n) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of common shares.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” or “PFIC” for any year during a U.S. Holder’s holding period, then certain potentially adverse rules described below would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares. We do not believe we were a PFIC within the meaning of Section 1297 of the Code for our most recently ended taxable year and based on current business plans and financial expectations, we do not expect to be a PFIC for our current taxable year. However, no opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, no assurance can be given concerning our (or any of our non-U.S. subsidiaries) PFIC status. Each U.S. Holder should consult its own tax advisors regarding our PFIC status and the PFIC status of each of our non-U.S. subsidiaries.

We generally will be a PFIC if, for a given year, (a) 75% or more of our gross income in such year is passive income (the “PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based generally on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any excess distributions on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of common shares are made.

If we are classified as a PFIC for any year during which a U.S. Holder holds common shares, such U.S. Holder would be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the common shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the common shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for the common shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC would be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income of individuals or corporations, as applicable, for each such taxable year, and an interest charge, generally applicable to underpayments of tax, would be added to the tax.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on common shares if such U.S. Holder makes a valid “mark-to-market” election for our common shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock.” “Marketable stock” is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury Regulations. The Nasdaq is a qualified exchange, but there can be no assurance that the trading in our common shares will be sufficiently regular to qualify our common shares as marketable stock. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses previously deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in the common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as a capital loss.

A mark-to-market election will not apply to common shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. corporate subsidiaries that are themselves PFICs. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC rules with respect to any lower-tier PFICs that we may own notwithstanding the U.S. Holder’s mark-to-market election for the common shares. Each U.S. holder should consult its own tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid Qualified Electing Fund (“QEF”) election. At this time we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, and therefore prospective investors should assume that a QEF election will not be available.

In any year in which we are classified as a PFIC, each U.S. Holder that is an investor generally is required to file an annual information return, including the requirement to file IRS Form 8621. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion is subject, in its entirety, to the rules described above under the heading “Passive Foreign Investment Company Rules”.

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares, and thereafter as gain from the sale or exchange of such common shares. (See “Sale or Other Taxable Disposition of Common Shares” below). However, we do not intend to maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by us with respect to common shares will constitute ordinary dividend income.

Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention or the common shares are readily tradable on a United States securities market such as Nasdaq, dividends paid by us to non-corporate U.S. Holders, including individuals, in respect of common shares generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules to it in light of its own circumstances.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the common shares have been held for more than one year.

Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. Each U.S. Holder should consult its own tax advisors regarding the tax consequences of a sale or other taxable disposition of common shares in light of its own circumstances.

Additional Considerations

Receipt of Non-U.S. Currency

The amount of any distribution paid to a U.S. Holder in non-U.S. currency, or on the sale, exchange or other taxable disposition of common shares generally will be equal to the U.S. dollar value of such non-U.S. currency based on the exchange rate applicable on the date of sale or other disposition (regardless of whether such non-U.S. currency is converted into U.S. dollars at that time). In such case, except as described in the next sentence, on the settlement date the U.S. Holder would recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, if our common shares are traded on an established securities market such as Nasdaq, the amount realized by a cash basis U.S. Holder will be based on the exchange rate in effect on the settlement date for the sale, and no foreign currency gain or loss will be recognized at that time. A U.S. Holder will have a tax basis in the non-U.S. currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the non-U.S. currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of non-U.S. currency in light of its own circumstances.

Foreign Tax Credit

Dividends paid on the common shares will be treated as foreign-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of common shares generally will be U.S. source gain or loss. Certain U.S. Holders that are eligible for the benefits of the Canada-U.S. Tax Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers.

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the application of the foreign tax credit rules to it in light of its own circumstances.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payer or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of common shares generally will be subject to information reporting and backup withholding tax (currently at a rate of 24%) if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. Failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the application of the information reporting and backup withholding rules to it in light of its own circumstances.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

UNDERWRITING

We have entered into an underwriting agreement with Joseph Gunnar & Co. LLC, or the underwriter, with respect to the securities subject to this offering.

Subject to certain conditions, we have agreed to sell to the underwriter such securities listed next to its name in the below table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

UNDERWRITER	Number of Common Shares
Joseph Gunnar & Co., LLC

Total

The underwriting agreement provides that the obligation of the underwriter to purchase the securities offered by this prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the securities offered hereby other than those covered by the option to purchase additional securities described below. The underwriter is offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Securities

We have granted the underwriter an option to buy up to an additional 321,429 common shares from us at the public offering price less the underwriting discounts and commissions. The underwriter may exercise this option at any time, in whole at any time or in part from time to time, during the 45-day period after the closing of this offering.

Discounts, Commissions and Expenses

The underwriter proposes to offer the securities purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$   per security. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the common shares to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriting commissions and discounts will be up to 7.5% of the gross proceeds of this offering, or US$   per common share, based on the public offering price per security set forth on the cover page of this prospectus.

We have also paid an advance of US$15,000 to the underwriter (the “Advance”), which will be applied against the accountable expenses that will be paid by us to the underwriter in connection with this offering. The Advance will be returned to us to the extent not actually incurred by the underwriter in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

We have agreed to reimburse the underwriter for up to approximately US$185,000 of the underwriter’s reasonable and accountable out-of-pocket expenses relating to the offering, including up to US$125,000 for the fees and expenses of the underwriter’s outside legal counsel. We have also agreed to pay the underwriter a non-accountable expense allowance in the amount of one percent (1.0%) of the gross proceeds from this offering.

We estimate that our total offering expenses for this offering, net of the underwriting discounts and commissions, will be approximately US$1.5 million.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of its over-allotment option:

	Price Per Share		Total without Option		Total with Option

Public offering price	US$	7.00	US$	15,000,000	US$	17,250,000

Underwriting discount(1)	US$	0.53	US$	1,125,000	US$	1,293,750

Non-accountable expense allowance(2)	US$	0.07	US$	150,000	US$	172,500

Proceeds, before expenses, to us(3)	US$	6.41	US$	13,725,000	US$	15,783,750

(1)	The underwriting discount is up to 7.5% of the gross proceeds received from the sale of the securities in this offering.
(2)	The non-accountable expense allowance is 1% of the gross proceeds received from the sale of the securities in this offering.
(3)	The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the Underwriter Warrants (as defined below).

Indemnification

We have also agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed that, for a period of one hundred and eighty (180) days following the date of this prospectus, without the prior written consent of the underwriter, and subject to certain exceptions, neither we nor any of our subsidiaries shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common shares or common share equivalents or file any registration statement or amendment or supplement thereto, other than this prospectus. These restrictions do not apply in the following circumstances, subject to certain requirements:

•	the adoption of an equity incentive plan and the grant of awards pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8 relating to such a plan;

•	the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities;

•	the issuance of equity securities in connection with the exercise of our outstanding options and warrants or pursuant to the terms of any agreement existing on the date of this prospectus; and

•	the filing of a resale registration statement with respect to existing registration rights of the Company.

In addition, each of our directors and officers and certain of our shareholders have entered into a lock-up agreement with the underwriter. Under the lock-up agreements, for a period of one hundred and eighty (180) days following the date of this prospectus, without the prior written consent of the underwriter, the foregoing persons may not make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares. These restrictions do not apply in the following circumstances, subject to certain requirements:

•	transfers of securities acquired in the offering or in open market transaction on or after completion of the offering;

•	transfers as a bona fide gift or gifts, or charitable contribution(s);

•	transfers to any immediate family member or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of such person;

•

transfers to any corporation, partnership, limited liability company, or other business entity all of the beneficial ownership interests of which are held by the lock-up party and/or the immediate family of such person;

•

if a corporation, partnership, limited liability company, trust or other business entity transfers (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate, (b) in the form of a distribution to limited partners, limited liability company members or shareholders, or (c) in connection with a sale, merger or transfer of all or substantially all of the assets or any other change of control, not undertaken for the purpose of avoiding the restrictions imposed by such lock-up agreement;

•	transfers that occur by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

•	if a trust, to the beneficiary of such trust;

•	transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up party;

•

vesting, settlement or exercise of any RSR awards or options to purchase common shares granted under any employee benefit plan of the Company; provided that any common shares acquired in connection with any such exercise will be subject to the same lock-up agreement restrictions;

•

exercise or conversion of warrants, convertible preferred shares or any other security convertible into or exercisable for common shares; provided that any common shares acquired in connection with any such exercise or conversion will be subject to the same lock-up agreement restrictions; and

•

establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (i) such plan may only be established if no public announcement or filing with the SEC, or other applicable regulatory authority, is made in connection with the establishment of such plan during the 90-day restricted period (except as required by law or regulation) and (ii) no sale of common shares are made pursuant to such plan during the 90-day restricted period.

Underwriter Warrants

Upon the closing of this offering, we have agreed to issue to the underwriter, or its designees, certain underwriter warrants (the “Underwriter Warrants”) to purchase a number of common shares equal to an aggregate of 5% of the total number of securities sold in this public offering, including any securities sold pursuant to the underwriter’s option to purchase additional common shares. The Underwriter Warrants will be exercisable at a per share exercise price equal to 120% of the offering price of the shares sold in this offering. The Underwriter Warrants will be exercisable commencing upon the closing of this offering and will expire five years from the commencement of sales in this offering. The Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1)(A). The underwriter (or its permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants or the underlying securities for a period commencing 180 days from the commencement of sales of the common shares in this Offering.

The Underwriter Warrants will provide for adjustment in the number and price of the Underwriter Warrants and the common shares underlying such Underwriter Warrants in the event of recapitalization, merger, share split or other structural transaction.

Tail Financing

The underwriter will be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors the underwriter contacted for the purpose of participating in this offering, if such Tail Financing is consummated at any time prior to the twelve month period following the date of this prospectus.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriter’s website or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as the underwriter, and should not be relied upon by investors.

Passive Market Making

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Nasdaq Capital Market Listing

We have applied to list our common shares on Nasdaq under the symbol “OPTH.” No assurance can be given that our listing application will be approved. If we do not meet all of Nasdaq’s initial listing criteria or our application for listing is not otherwise accepted, we will not consummate this offering. Our common shares are currently traded on the CSE under the symbol “OPTI,” on the FSE under the symbol “8BN” and quoted for trading on the OTCQX under the symbol “OPTHF”.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may engage in stabilizing transactions, short sales and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that they may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares that the underwriter may purchase pursuant to its option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through its option to purchase additional shares. The underwriter may close out any covered short position by either exercising its option to purchase additional shares and/or purchasing shares in the open market. A naked short position can only be closed out by buying shares in the open market.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Pricing of the Offering

The public offering price will be determined by arm’s length negotiations between us and the underwriter. In determining the initial public offering price, we and the underwriter expect to consider a number of factors including:

•	the trading price of the common shares on the CSE and the OTCQX and the information set forth in this prospectus and otherwise available to the underwriter;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

•	other factors deemed relevant by the underwriter and us.

Neither we nor the underwriter can assure investors that an active trading market will develop for the common shares, or that the common shares will trade in the public market at or above the initial public offering price.

Other Relationships

The underwriter is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

All purchasers participating in this offering may not offer for sale, sell, dispose of or otherwise transfer any of the common share in Canada or over the facilities of the Canadian Securities Exchange or any other exchange in Canada upon which the common shares may be trading, for a period of four months and one day from the date of issuance of the common shares.

The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Regulation (EU) 2017/1129 (the “Prospectus Regulation”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Regulation as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation) subject to obtaining the prior consent of us or any underwriter for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Regulation, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Regulation.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(1) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Society e la Borsa, “CONSOB” pursuant to the Italian securities legislation) and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971, as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta publica de valores mobiliarios) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Codigo dos Valores Mobiliarios). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliarios) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates.

This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the common shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$4,136
FINRA filing fee	4,552
The Nasdaq listing fee	50,000
Accounting fees and expenses	25,000
Legal fees and expenses	1,025,000
Printing fees and expenses	210,000
Miscellaneous costs	150,000

TOTAL	$1,468,688

LEGAL MATTERS

Certain legal matters as to the United States federal securities and New York state law in connection with this offering will be passed upon for us by Norton Rose Fulbright US LLP. The validity of the common shares offered in this offering and certain other legal matters as to Canadian law will be passed upon for us by Norton Rose Fulbright Canada LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cozen O’Connor, New York, New York.

EXPERTS

The financial statements of Optimi Health Corp. as of September 30, 2025 and 2024 and for the years then ended included in this prospectus have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Davidson & Company LLP is located at 1200—609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On November 6, 2024, Smythe LLP (“Smythe”) resigned as our independent registered public accounting firm, and our Board of Directors, on the recommendation of the Audit Committee of our Board of Directors, appointed Davidson & Company LLP (“Davidson”) as our new independent registered public accounting firm.

The report of Smythe on our consolidated financial statements for the fiscal year ended September 30, 2023 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except to indicate that there was substantial doubt about the Company’s ability to continue as a going concern. During fiscal years ended September 30, 2023 and 2024 and the subsequent interim period through November 6, 2024, (i) there were no “disagreements” (as the term is defined in Item 16F(a)(1)(iv) of Form 20-F) between Smythe and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Smythe would have caused Smythe to make a reference thereto in its reports on the financial statements for such fiscal years and (ii) during the fiscal years ended September 30, 2022 and 2023 and the subsequent interim period through November 6, 2024, there have been no “reportable events” as the term is defined in Item 16F(a)(1)(v) of Form 20-F.

We provided a copy of this disclosure to Smythe and requested it to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. Smythe will furnish such letter as Exhibit 16.1 to this registration statement.

During the fiscal year ended September 30, 2023 and 2024, and the subsequent interim period through November 6, 2024, neither we nor any person on our behalf consulted with Davidson regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by Davidson was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement or reportable event as defined in Form 20-F.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

Furthermore, because substantially all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. Without an order from a court of Canada, there can be no assurance that U.S. investors will be able to enforce against us, members of our Board of Directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments of courts of the United States in civil and commercial matters, including judgments of courts of the United States under the federal securities laws.

While Canadian courts are permitted to consider and apply United States laws in Canadian legal proceedings, including U.S. federal securities laws, there is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws. Generally, Canadian courts have territorial competence in a legal proceeding if, among other things, there is a real and substantial connection between a Canadian province or territory and the facts on which the proceeding is based. A real and substantial connection between a Canadian province or territory and the facts on which the proceeding based is generally presumed to exist if, among other things, the proceeding concerns a business carried on in Canada, concerns a tort committed in Canada, and/or concerns contractual obligations that, to a substantial extent, were to be performed in Canada. While there is uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States, each Canadian province has enacted a statutory regime that allows a person to apply to enforce a foreign judgment obtained from a U.S. court, including on liabilities predicated upon the securities laws of the United States. Further, certain U.S. states have reciprocal agreements with Canadian provinces and territories regarding the enforcement of foreign judgments, which simplifies the process by which a person can seek to enforce a foreign judgment in Canada. In British Columbia, for example, the U.S. states of Washington, Alaska, California, Oregon, Colorado and Idaho are jurisdictions declared to be reciprocating states for the purposes of judgment enforcement under the Court Order Enforcement Act, R.S.B.C. 1996, C. 78. Other Canadian provinces have similar reciprocal relationships with certain U.S. states, which has the effect of simplifying foreign order enforcement, including with respect to liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the common shares. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file and or furnish reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

For so long as we remain a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and for so long as we remain a foreign private issuer incorporated in Canada and subject to National Instrument 55-104 in Canada, our directors, officers and principal shareholders are exempt from the reporting provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PREFACE STATEMENT

The registration statement on Form F-1 under the Securities Act includes a draft report of independent registered public accounting firm due to the ongoing Reverse Share Split. We expect to be in a position to issue the audit report in the form present after giving effect to the Reverse Share Split and prior to effectiveness of the registration statement.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants

Vancouver, Canada

March 13, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Optimi Health Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Optimi Health Corp. (the “Company”) as of September 30, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended September 30, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the years ended September 30, 2025 and 2024, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has not yet achieved profitable operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants

Vancouver, Canada

To be issued on the date (the Reverse Share Split is completed)

1200 – 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6

Telephone (604) 687-0947 Davidson-co.com

Optimi Health Corp.

Consolidated financial statements

Year Ended September 30, 2025

(Expressed in Canadian Dollars)

Optimi Health Corp.

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Note	September 30, 2025 $	September 30, 2024 $
ASSETS
Current
Cash and cash equivalents	4	1,145,065	103,660
Accounts receivable		95,054	124,147
Inventory	5	310,388	894,820
Prepaids and advances	7	275,720	109,960

Total current assets		1,826,227	1,232,587

Deposits		17,548	17,548
Deferred financing costs	21	807,936	—
Plant and Equipment	8	12,380,190	13,278,883
Right-of-use asset	9	180,744	22,017

Total assets		15,212,645	14,551,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	10	1,390,980	922,383
Due to related parties	15	524,326	1,185,268
Deferred revenue	11	207,759	116,391
Current portion of lease liabilities	9	26,045	32,781
Current portion of loans payable	12, 15	2,884,500	960,000
Convertible debentures	13, 15	3,450,000	—

Total current liabilities		8,483,610	3,216,823

Lease liability	9	158,374	—
Loans payable	12	—	1,758,500

Total liabilities		8,641,984	4,975,323

Shareholders’ equity
Share capital	14	31,691,943	31,158,441
Reserves	14	2,120,398	2,028,102
Accumulated deficit		(27,241,680)	(23,610,831)

Total shareholders’ equity		6,570,661	9,575,712

Total liabilities and shareholders’ equity		15,212,645	14,551,035

Approved and authorized by the Board on January 28, 2026

“Jason Mosberian”	Director	“John James Wilson”	Director

The accompanying notes are an integral part of these consolidated financial statements

Optimi Health Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian Dollars)

	Note	Year Ended September 30, 2025 $	Year Ended September 30, 2024 $
Revenue		426,301	389,850
Cost of sales	5	(410,716)	(238,388)

Gross margin before fair value adjustments		15,585	151,462
Fair value adjustment of biological assets and inventory, net		(83,715)	119,448

Gross margin		(68,130)	270,910

Expenses
Advertising, promotion and public relations		33,390	216,135
Amortization and depreciation	8, 9	950,348	867,947
Bank charges and interest	9,12,13	531,680	429,339
Consulting	15	819,067	1,122,812
Consumables, supplies and overhead		235,712	307,971
Insurance		257,376	325,369
Investor relations		20,844	104,086
Office, rent and administration		171,221	295,654
Professional fees		301,361	160,551
Research and development		347,698	387,591
Share-based compensation	14,15	46,422	60,079
Shipping		62,056	144,368
Transfer agent and filing fees		166,190	156,955
Travel and accommodation		39,966	63,425
Wages and benefits	15	1,092,498	1,667,152

		(5,075,829)	(6,309,434)

Interest and other income	4	14,313	2,665
Debt forgiveness	15	1,417,615	—

Loss and comprehensive loss for the year		(3,712,031)	(6,035,859)

Loss per share
Basic and diluted		$(1.2)	$(2.1)

Weighted average number of common shares outstanding
Basic and diluted		3,199,486	2,984,639

The accompanying notes are an integral part of these consolidated financial statements.

Optimi Health Corp.

Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

	Year Ended September 30, 2025 $	Year Ended September 30, 2024 $
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	(3,712,031)	(6,035,859)

Add back non-cash items
Amortization and depreciation	950,348	867,947
Share-based compensation	46,422	60,079
Unrealized gain in fair value of biological assets	—	(119,448)
Loan accretion	166,000	184,750
Lease interest	8,557	5,296
Debt forgiveness	(1,417,615)	—
Fair value adjustment on biological assets and inventory, net	83,715	—

Changes in non-cash working capital items
Accounts receivable	29,093	41,591
Inventory	500,717	279,054
Biological assets	—	(255,152)
Prepaids and advances	1,296	28,705
Deferred revenue	91,368	3,891
Due to related party	670,110	786,378
Accounts payable and accrued liabilities	(45,881)	(128,925)

Cash used in operating activities	(2,627,901)	(4,281,693)

CASH FLOWS FROM INVESTING ACTIVITIES
Deposits	—	(1,638)
Plant and equipment expenditures	(88,375)	(152,386)

Cash used in investing activities	(88,375)	(154,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placements, net of share issue costs	395,000	2,036,599
Proceeds from convertible debentures	3,450,000	—
Proceeds from exercise of warrants	—	200,000
Proceeds from loans	—	1,000,000
Payment of lease obligations	(47,176)	(42,000)
Deferred financing costs	(40,143)	—

Cash provided by financing activities	3,757,681	3,194,599

Change in cash and cash equivalents during the year	1,041,405	(1,241,118)
Cash and cash equivalents, beginning of year	103,660	1,344,778

Cash and cash equivalents, end of year	1,145,065	103,660

SUPPLEMENTAL INFORMATION
Cash paid for interest	196,057	131,250
Property, plant and equipment costs included in accounts payable	14,381	82,631
Transfer from reserves to share capital on exercise of RSRs	—	208,687
Amortization and depreciation capitalized to biological assets	—	20,000
Shares issued for settlement of debt	98,502	—
Transfer from biological assets to inventory on harvest	—	275,152
Transfer from reserves to deficit on expiry of options	81,182	70,046
Equity component of loans payable	—	104,000
Residual value of warrants	—	303,163
Deferred financing costs included in accounts payable	767,793	—
Recognition of right-of-use asset and lease liability	190,257	—

The accompanying notes are an integral part of these consolidated financial statements.

Optimi Health Corp.

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian Dollars)

	Common Shares	Share Capital $	Reserves $	Deficit $	Total Equity $
Balance, October 1, 2023	2,901,281	28,698,155	2,157,756	(17,645,018)	13,210,893

Shares issued pursuant to private placement	226,556	2,039,000	—	—	2,039,000
Share issuance costs	—	(2,401)	—	—	(2,401)
Shares issued on exercise of warrants	16,667	200,000	—	—	200,000
Shares issued on conversion of RSRs	9,275	208,687	(208,687)	—	—
Share-based compensation	1,667	15,000	45,079	—	60,079
Transfer from reserves to deficit on expiry of options	—	—	(70,046)	70,046	—
Equity component of mortgages payable	—	—	104,000	—	104,000
Loss and comprehensive loss for the year	—	—	—	(6,035,859)	(6,035,859)

Balance, September 30, 2024	3,155,446	31,158,441	2,028,102	(23,610,831)	9,575,712

Balance, October 1, 2024	3,155,446	31,158,441	2,028,102	(23,610,831)	9,575,712

Shares issued pursuant to private placement	43,889	395,000	—	—	395,000
Shares issued for settlement of debt	15,272	98,502	—	—	98,502
Transfer from reserves to deficit on forfeiture of options	—	—	(81,182)	81,182	—
Share-based compensation	15,272	40,000	173,478	—	213,478
Loss and comprehensive loss for the year	6,667	—	—	(3,712,031)	(3,712,031)

Balance, September 30, 2025	3,221,274	31,691,943	2,120,398	(27,241,680)	6,570,661

The accompanying notes are an integral part of these consolidated financial statements.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

1.	Nature of Operations and Going Concern

Optimi Health Corp. (the “Company”) was incorporated under the Business Corporations Act (British Columbia) on May 27, 2020, under the name 1251417 B.C. Ltd. The Company changed its name from 1251417 B.C. Ltd. to Optimi Health Corp. on August 17, 2020.

The Company is licensed by Health Canada to produce and supply natural GMP-grade psilocybin, psilocin, and other psychedelic substances, some being synthetically formulated, as well as functional mushrooms that focus on domestic and international health and wellness markets. Built with the purpose of producing scalable psychedelic and functional mushroom products for transformational human experiences, the Company’s products are grown at its two facilities comprising a total of 20,000 square feet in Princeton, British Columbia. Focused on being a compassionate supplier of safe drug and nutraceutical products, the Company works with consumers, health food distributors, and drug developers and patients regulated by Health Canada.

The registered and records office is located at 2054 Dowad Drive, Squamish, British Columbia, Canada, V8B 0Y8.

On XXX, the Company executed a 1 for 30 reverse stock split of all outstanding common shares, warrants, stock options, RSRs, and convertible debentures. All references to share and per-share information, warrants, stock options, RSRs, and convertible debentures in these financial statements have been adjusted to reflect the effects of the Reverse Stock Split. No fractional shares were issued, and all fractional balances were rounded (Note 21).

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the year ended September 30, 2025, the Company incurred a net loss of $3,712,031 (2024 - $6,035,859) and has not yet achieved profitable operations. The Company has an accumulated deficit of $27,241,680 since its inception (2024 - $23,610,831). Without additional financing, the Company may not be able to fund its ongoing operations. The Company intends to finance its future requirements through a combination of debt and/or equity issuances. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms. These uncertainties may cast significant doubt on the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	Basis of Presentation

a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements were authorized for issue by the Board of Directors on January 28, 2026.

b)	Basis of presentation

These consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments, which are measured at fair value. These consolidated financial statements are presented in Canadian dollars, which is the Company and its subsidiaries’ functional currency.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

The Company has reclassified certain comparative information on the consolidated statements of loss and comprehensive loss to conform with current year presentation.

c)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries with intercompany balances and transactions eliminated on consolidation. Subsidiaries are those entities over which the Company has the power over the investee, is exposed, or has rights to variable returns from its involvement with the investee and has the ability to use its power. As at September 30, 2025 and 2024, the Company owns 100% of the issued and outstanding shares of Optimi Nutraceuticals Corp. and Optimi Labs Inc.

d)	Significant accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the year. Actual results may differ from these estimates.

Significant estimates and judgments are evaluations and assumptions about the future and other sources of estimation uncertainty that management has made, which could result in a material adjustment to the carrying amounts of assets and liabilities. Significant estimates and judgments used in the preparation of these consolidated financial statements include, but are not limited to, the following:

Going concern

The assessment of whether the concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, twelve months from the end of the reporting period.

Provisions and contingencies

The amount recognized as a provision, including legal, contractual, constructive, and other exposures or obligations, is the best estimate of the consideration required to settle the related liability, including any related interest charges, taking into account the risks and uncertainties surrounding the obligation. In addition, contingencies will only be resolved when one or more future events occur or fail to occur. Therefore, assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. The Company assesses its liabilities and contingencies based upon the best information available.

Impairment of plant and equipment

Management considers both external and internal sources of information in determining if there are any indications that the Company’s plant and equipment is impaired. Management considers the market,

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

economic and legal environment in which the Company operates, that are not within its control and affect the recoverable amount of its plant. Management considers the manner in which the plant and equipment is being used or is expected to be used an indication of economic performance of the assets.

Valuation of inventory

Inventories are valued at the lower cost and net realizable value except for biological inventory which includes a fair value component. Purchased inventory is accounted for using the weighted average purchase cost of the components that comprise finished goods inventory. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs to sell.

Valuation of share-based payments

The Company uses the Black-Scholes option pricing model for valuation of share-based compensation. Option pricing models require the input of subjective assumptions including expected price volatility, interest rate and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves. The Company estimates volatility based on the Company’s historical share prices, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities’ expected share price volatility.

Biological assets and inventory

In calculating the value of the biological assets, management is required to make a number of estimates, including estimating the stage of growth of the mushrooms up to the point of harvest, harvesting costs, selling costs, sales price, wastage and expected yields for the mushrooms. In calculating final inventory values, management is required to determine an estimate of spoiled or expired inventory and compare the inventory cost versus net realizable value. The cost and fair value of biological assets are capitalized to the extent that their cost and fair value will be recoverable.

Loans payable

The identification of loan components is based on interpretation of the substance of the contractual arrangement and therefore requires judgment from management. The separation of the components affects the initial recognition of the loans payable at issuance and the subsequent recognition of interest on the liability component. The determination of the fair value of the liability component is also based on a number of assumptions, including contractual future cash flows and discount rate.

Estimated useful lives of property, plant and equipment

Depreciation of property, plant and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment.

Convertible debentures

Convertible debentures are compound financial instruments which contain a separate financial liability and equity component. The identification of such components embedded within a convertible note

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

requires significant judgment given that it is based on the interpretation of the substance of the contractual arrangement at the time of issuance. The Company uses judgment to select the valuation methods and assumptions used in performing fair value calculations to determine the values attributed to each component of the financial instrument. These valuation estimates could be significantly different because of the use of judgement and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

3.	Material Accounting Policies

a)	Property Plant and equipment

Expenditures for plant are capitalized to the consolidated statements of financial position and will be depreciated over the life of the asset commencing at the time the asset is ready for its intended use.

Plant and equipment are stated at cost less accumulated depreciation. The cost of an item of plant and equipment consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use, and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation commences when an item of property and equipment is available for use and is provided at rates calculated to write-off the cost of plant and equipment over their estimated useful lives as follows:

Equipment	20% straight-line
Plant	4% straight-line

Plant and equipment are derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising from disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

b)	Revenue

Revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied, which is upon the transfer of control of the contracted goods. Control is transferred when title and physical possession of the product has transferred to the customer, which is determined by respective shipping terms and certain additional considerations. The Company offers a 30-day satisfaction guarantee for its nutraceutical supplements products which are subject to refunds. Other than refunds, the Company does not have performance obligations subsequent to delivery on the sale of goods to customers and revenues from sale of goods are recognized at a “point in time”, which is upon passing of control to the customer.

c)	Inventory

Inventory is valued at the lower of cost and net realizable value. Purchased inventory is carried at cost and is determined using the weighted average method. The capitalized cost for produced inventory includes the direct and indirect costs initially capitalized to biological assets before the transfer to inventory. The capitalized cost also includes subsequent costs, such as materials, labour, and

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

depreciation expense on equipment involved in packaging, labelling, and inspection. The total cost of inventory also includes a fair value adjustment, which represents the fair value of the biological asset at the time of harvest. All direct and indirect costs related to inventory are capitalized as they are incurred, and they are subsequently recorded within production costs on the consolidated statements of loss and comprehensive loss. At the time the mushrooms are sold, the realized fair value amounts included in inventory sold are recorded as a separate line on the consolidated statements of loss and comprehensive loss.

d)	Biological assets

The Company’s biological assets consist of mushrooms that are not yet harvested. These biological assets are measured at fair value less costs to sell. The Company capitalizes all related direct costs of growing materials, as well as other indirect costs of production, such as utilities and supplies used in the growing process. Indirect labour for individuals involved in the growing and quality control process is also included, as well as depreciation on production equipment and overhead costs to the extent it is associated with the growing space. All direct and indirect costs of biological assets are capitalized as they are incurred, and subsequently transferred to inventory at the point of harvest. Unrealized fair value gains on growth of biological assets are recorded in a separate line on the face of the consolidated statements of loss and comprehensive loss, and subsequently transferred to inventory at the point of harvest.

e)	Share-based compensation

Stock options

Share-based compensation to employees is measured at the fair value of the instruments issued using the Black-Scholes option pricing model and amortized over the vesting periods. Share-based compensation to non-employees is measured at the fair value of the goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The amount recognized as an expense is adjusted to reflect the number of awards expected to vest. The offset to the recorded cost is to reserves. Consideration received on the exercise of stock options is recorded as share capital and the related amount originally recorded in reserves is transferred to share capital. For those unexercised options that expire, are cancelled or forfeited, the recorded value is transferred from reserves to deficit.

Warrants issued in connection with debt financing are considered financing costs and are valued based on the fair value of the goods or services received, unless such an amount cannot be determined, in which case the fair value is determined using the Black-Scholes option pricing model. Financing costs associated with debt are expensed over time as interest expense using the effective interest rate method.

Restricted share rights

The Company grants restricted share rights (the “RSRs”) to certain directors, officers, employees, and consultants to receive shares of the Company. The Company classifies RSRs as equity instruments since the Company has the ability and intent to settle the awards in common shares. The fair value of RSRs granted is recognized as an expense over the vesting period with a corresponding increase in

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

equity. The fair value is measured at grant date and recognized over the period during which the RSRs vest. The vesting of RSRs and issuance of common shares in the Company is recorded as share capital and the related value in reserves is transferred to issued capital.

f)	Unit issuance

Proceeds from the issuance of units are allocated between common shares and common share purchase warrants based on the residual value method. Under this method, the proceeds are allocated to common shares based on the fair value of a common share at the announcement date of the unit offering and any residual remaining is allocated to common share purchase warrants.

g)	Loss per share

Loss per share is calculated using the weighted average number of common shares outstanding. The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. The calculation of diluted earnings per share assumes that outstanding options and warrants are exercised and the proceeds are used to repurchase shares of the Company at the average market price of the shares for the year. Diluted loss per share is not presented if the effects are anti-dilutive.

h)	Income taxes

Income tax expense consisting of current and deferred tax expense is recognized in the consolidated statement of comprehensive loss. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax is calculated using the financial position method on all temporary differences at the consolidated statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on the tax rates that have been enacted or substantively enacted at the reporting date.

Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

i)	Impairment of non-financial assets

The carrying amount of the Company’s assets is reviewed for an indication of impairment at the end of each reporting period. If an indication of impairment exists, the Company makes an estimate of the asset’s recoverable amount. Individual assets are grouped for impairment assessment purposes at the lowest level at which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The recoverable amount of an asset group is the higher of its fair value less costs to sell and its value in use. In assessing value in use, the estimated future cash flows are adjusted for the risks specific to the asset group and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money.

Where the carrying amount of an asset group exceeds its recoverable amount, the asset group is considered impaired and is written down to its recoverable amount. Impairment losses are recognized in profit or loss.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recognized.

j)	Financial instruments

Financial assets

(a)	Recognition and measurement of financial assets

The Company recognizes a financial asset when it becomes a party to the contractual provisions of the instrument.

(b)	Classification of financial assets

The Company classifies financial assets at initial recognition as financial assets: measured at amortized cost, measured at fair value through other comprehensive income, or measured at fair value through profit or loss.

Financial assets measured at amortized cost

A financial asset that meets both of the following conditions is classified as a financial asset measured at amortized cost.

•	The Company’s business model for such financial assets is to hold the assets in order to collect contractual cash flows.

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the amount outstanding.

A financial asset measured at amortized cost is initially recognized at fair value plus transaction costs directly attributable to the asset. After initial recognition, the carrying amount of the financial asset measured at amortized cost is determined using the effective interest method, net of impairment loss, if necessary. The Company’s cash and cash equivalents and receivables (excluding goods and services taxes) are classified as amortized cost.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

Financial assets measured at fair value through other comprehensive income (“FVTOCI”)

A financial asset measured at fair value through other comprehensive income is recognized initially at fair value plus transaction costs directly attributable to the asset. After initial recognition, the asset is measured at fair value with changes in fair value in other comprehensive income.

Financial assets measured at fair value through profit or loss (“FVTPL”)

A financial asset measured at fair value through profit or loss is recognized initially at fair value with any associated transaction costs being recognized in profit or loss when incurred. Subsequently, the financial asset is re-measured at fair value, and a gain or loss is recognized in profit or loss in the reporting period in which it arises.

(c)	Derecognition of financial assets

The Company derecognizes a financial asset if the contractual rights to the cash flows from the asset expire, or the Company transfers substantially all the risks and rewards of ownership of the financial asset. Any interest in transferred financial assets that are created or retained by the Company are recognized as a separate asset or liability. Gains and losses on derecognition are generally recognized in profit or loss. However, gains and losses on derecognition of financial assets classified as FVTOCI remain within accumulated other comprehensive income.

Financial liabilities

(a) Recognition and measurement of financial liabilities

The Company recognizes financial liabilities when it becomes a party to the contractual provisions of the instruments.

(b) Classification of financial liabilities

The Company classifies financial liabilities at initial recognition as financial liabilities: measured at amortized cost or measured at fair value through profit or loss.

Financial liabilities measured at amortized cost

A financial liability at amortized cost is initially measured at fair value less transaction costs directly attributable to the issuance of the financial liability. Subsequently, the financial liability is measured at amortized cost based on the effective interest rate method. Accounts payable and accrued liabilities, due to related parties, deferred revenue, loans payable, lease liability and convertible debentures are measured at amortized cost.

Financial liabilities measured at fair value through profit or loss

A financial liability measured at fair value through profit or loss is initially measured at fair value with any associated transaction costs being recognized in profit or loss when incurred. Subsequently, the financial liability is re-measured at fair value, and a gain or loss is recognized in profit or loss in the reporting period in which it arises.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

(c) Derecognition of financial liabilities

The Company derecognizes a financial liability when the financial liability is discharged, cancelled, or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of loss and comprehensive loss.

Offsetting financial assets and liabilities

Financial assets and liabilities are offset and the net amount is presented in the consolidated statement of financial position only when the Company has a legally enforceable right to set off the recognized amounts and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in profit or loss an impairment gain or loss equal to the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Fair value hierarchy

Fair value measurements of financial instruments are required to be classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The levels of the fair value hierarchy are defined as follows:

Level 1	–	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	–	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	–	Inputs for assets or liabilities that are not based on observable market data.

k)	Grants and Rebates

Grants and rebates are recognized when there is reasonable assurance that the grant will be received and all attached conditions have been complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period the expense cost, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

l)	Loans Payable

The loans payable are separated into their liability and equity components on the consolidated statements of financial position. The liability component is initially recognized at fair value, calculated as the net present value of the liability based on market rates for comparable debt and accounted for at amortized cost using the effective interest rate method. The residual value is then allocated to the equity component.

m)	Convertible debentures

Convertible debentures are compound financial instruments which are accounted for separately by their components: a financial liability and an equity instrument. The financial liability, which represents the obligation to pay coupon interest on the convertible debenture in the future, is initially measured at its fair value and subsequently measured at amortized cost. The residual amount is accounted for as an equity instrument at issuance. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition. Upon conversion, the carrying value of the equity portion is transferred to common shares.

n)	Standards issued but not yet effective

IFRS 18, Presentation and Disclosure in Financial Statements (“IFRS 18”), which will replace IAS 1, Presentation of Financial Statements aims to improve how companies communicate in their financial statements, with a focus on information about financial performance in the statement of profit or loss, in particular additional defined subtotals, disclosures about management-defined performance measures and new principles for aggregation and disaggregation of information. IFRS 18 is accompanied by limited amendments to the requirements in IAS 7 Statement of Cash Flows. IFRS 18 is effective from January 1, 2027. Companies are permitted to apply IFRS 18 before that date.

The Company has not yet determined the impact of these amendments on its consolidated financial statements.

4.	Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	Maturity	Classification	September 30, 2025 $	September 30, 2024 $
Cash	N/A	Cash	1,140,065	8,660
Term deposit – 3.0%	Demand	Cash equivalent	—	70,000
Term deposit – 4.25%	Demand	Cash equivalent	—	25,000
Term deposit – 2%	Demand	Cash equivalent	5,000	—

			1,145,065	103,660

During the period ended September 30, 2025, the Company earned $14,313 (2024 - $2,665) in interest income.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

5.	Inventory

Inventory consists of the Company’s finished goods functional mushroom nutraceutical products, harvested mushrooms and raw materials.

	September 30, 2025 $	September 30, 2024 $
Finished goods drug products	47,812	21,838
Finished goods nutraceutical products	—	66,807
Mushroom biomass	262,576	770,143
Raw materials	—	36,032

	310,388	894,820

As at September 30, 2025, the Company holds 156kg (2024 – 210kg) in harvested mushroom biomass.

During the year ended September 30, 2025, the Company elected to take a provision against mushroom biomass inventory due to the aging of the inventory. The cost of inventory of $225,900 was recorded through cost of sales and the fair value component of $83,715 was recorded through the fair value adjustment of biological assets and inventory.

Cost of sales consists of the following:

	September 30, 2025 $	September 30, 2024 $
Finished goods drug products	77,390	4,986
Finished goods nutraceutical products	102,838	226,426
Impairment of inventory	225,900	—
Other	4,588	6,976

	410,716	238,388

6.	Biological Assets

The Company grows psilocybin containing mushrooms at its plant located in Princeton, British Columbia. Biological assets consist of psilocybin mushrooms.

Total $
Balance, September 30, 2023	—
Production costs capitalized	119,007
Unrealized gain in fair value of biological assets, less cost to sell	156,145
Transfer to inventory upon harvest	(275,152)

Balance, September 30, 2024 and September 30, 2025	—

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

During the year ended September 30, 2023, the Company commenced production and harvest of psilocybin mushrooms to be used for commercial purposes. As at September 30, 2025 (September 30, 2024—nil), the Company had no mushrooms in the growth stage due to the timing of harvests. Although the Company can sell its raw mushroom biomass, it will further process the raw mushroom biomass into psilocybin extract. The cost to process and extract psilocybin are considered costs to sell and are deducted from the fair value of mushroom biomass.

Determination of fair value of the biological assets requires the Company to make various estimates and assumptions. The fair value of biological assets is considered a Level 3 category in the IFRS fair value hierarchy. When applying IFRS 13 Fair Value Measurement to non-financial assets, in this case the biological asset and produce, the fair value considers a market participant’s ability to use that asset in its highest and best use. The highest and best use considers the use of the asset that is physically possible, legally permissible, and financially feasible, either in combination with other assets or on a standalone basis. The significant estimates and inputs used to assess the fair value of biological assets include the following assumptions for September 30, 2024:

•	Selling price – calculated based on the expected selling price of psilocybin extract derived from processing the raw mushroom biomass, based on the Company’s purchase orders received to date.

•	Post-harvest costs – calculated as the cost per gram required to convert the raw mushroom biomass into psilocybin extract, consisting of labour, raw materials, and laboratory testing.

•	Psilocybin potency of raw mushroom inputs – calculated based on the percent psilocybin as a function of raw mushroom input biomass.

•	Recovery efficiency of psilocybin extract – calculated based on the weight of psilocybin extracted from raw mushroom biomass as a function of the input psilocybin weight.

September 30, 2024 $
Selling Price (per gram of psilocybin extract)	$1,000
Post harvest costs (per gram of psilocybin extract)	$451
Psilocybin potency (mg/g)	12
Recovery efficiency of psilocybin (%)	55.24

During the period ended September 30, 2025, $nil (September 30, 2024—$20,000) in depreciation was capitalized to biological assets (Note 8).

7.	Prepaids and Advances

Prepaids and advances consist of the following:

	September 30, 2025 $	September 30, 2024 $
Prepaid consulting fees	17,708	—
Prepaid insurance	83,875	104,166
Prepaid investor relation fees	148,291	—
Prepaid licensing fees	13,415	—
Prepaid transfer agent and filing fees	12,431	5,794

	275,720	109,960

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

8.	Plant and equipment

Plant and equipment includes two cultivation and processing facilities located in Princeton, British Columbia (the “Princeton Facilities”).

	Equipment $	Plant $	Total $
Cost
September 30, 2023	1,608,962	13,369,549	14,978,511
Additions	140,791	697	141,488

September 30, 2024	1,749,753	13,370,246	15,119,999
Additions	20,125	—	20,125

September 30, 2025	1,769,878	13,370,246	15,140,124
Accumulated depreciation
September 30, 2023	315,043	667,478	982,521
Additions	322,339	536,256	858,595

September 30, 2024	637,382	1,203,734	1,841,116
Additions	384,007	534,811	918,818

September 30, 2025	1,021,389	1,738,545	2,759,934

Net book value
September 30, 2024	1,112,371	12,166,512	13,278,883
September 30, 2025	748,489	11,631,701	12,380,190

During the period ended September 30, 2025, $nil (September 30, 2024—$20,000) in depreciation was capitalized to biological assets (Note 6).

9.	Right-of-Use Assets and Lease Liabilities

The Company has a lease agreement with BC Green Pharmaceuticals Inc. (“BC Green”), a company related by a common director and common officers, whereby the Company has leased industrial land from BC Green on which to build its Princeton Facilities (Note 15). During the year ended September 30, 2025, the Company renewed its lease with BC Green for a period of five years with a lease payment of $4,300 per month.

The continuity of the ROU assets and lease liability are as follows:

ROU asset	Total $
ROU asset as at September 30, 2023	51,374
Amortization	(29,357)

ROU asset as at September 30, 2024	22,017
Additions	190,257
Amortization	(31,530)

ROU asset as at September 30, 2025	180,744

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

Lease liability	Total $
Lease liability as at September 30, 2023	69,485
Lease payments	(42,000)
Lease interest	5,296

Lease liability as at September 30, 2024	32,781
Additions	190,257
Lease payments	(47,176)
Lease interest	8,557

Lease liability as at September 30, 2025	184,419

	September 30, 2025 $	September 30, 2024 $
Current portion	26,045	32,781
Long-term	158,374	—

	184,419	32,781

10.	Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are composed of the following:

	September 30, 2025 $	September 30, 2024 $
Accounts payable	1,185,684	749,376
Accrued liabilities	205,296	173,007

	1,390,980	922,383

11.	Deferred Revenue

Deferred revenue relates to deposits received in advance of fulfilling certain supply agreements:

Deferred revenue	$
Deferred revenue as at September 30, 2023	112,500
Deposits received	9,968
Revenue fulfilled	(6,077)

Deferred revenue as at September 30, 2024	116,391
Deposits received	236,878
Revenue fulfilled	(145,510)

Deferred revenue as at September 30, 2025	207,759

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

12.	Loans payable

During the year ended September 30, 2024, the Company received gross proceeds of $1,000,000 from loans with an interest rate of 7.5% and a term of one and a half years secured against the assets of the Company. In connection with this financing, the Company issued 3,333 common share purchase warrants with an exercise price of $15.0 and a term of one and a half years.

The interest rate of 7.5% was determined to be a below market rate of interest. The loans were recorded at fair value on initial recognition, which was determined to be $896,000 using a discount rate of 15%, resulting in a total discount of $100,000. As the loans were provided by shareholders of the Company, the discount was considered to a component of equity. The warrants were valued at $4,000 using the Black-Scholes option pricing model and were accounted for as debt issuance costs. The inputs to the Black-Scholes pricing model were as follows: stock price – $5.10, exercise price – $15.0, expected life – 1.5 years, volatility – 100% , and discount rate – 3.79%.

During the year ended September 30, 2025, the Company recorded $231,261 (2024—$225,000) in interest expense of which $131,250 (2024—$93,750) was accrued interest payable recorded in accounts payable and accrued liabilities, and recorded loan accretion of $166,000 (2024—$184,750) in relation to these loans.

Loans	$
Loans as at September 30, 2023	1,637,750
Loan proceeds received	1,000,000
Equity component of loans	(104,000)
Loan accretion	184,750

Loans as at September 30, 2024	2,718,500
Loan accretion	166,000

Loans as at September 30, 2025	2,884,500

Classified as current	2,884,500

Classified as long-term	—

The maturity dates of these loans are as follows:

Maturity date	$
April 30, 2026 (1)	1,000,000
August 4, 2026	1,000,000
August 31, 2026	1,000,000

3,000,000

(1)	During the year ended September 30, 2025, the Company issued 13,333 common share purchase warrants to extend the maturity date of this loan to April 30, 2026 (Note 14).

13.	Convertible debentures

During the year ended September 30, 2025, the Company received $3,450,000 in cash proceeds through the issuance of convertible debentures bearing an interest rate of 15% per annum, maturing July 24, 2026. The

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

convertible debt was issued to two corporations controlled by directors of the Company (Note 16). The principal amount of the debt is convertible into common shares of the Company at a conversion price of $4.50 per share. The Company determined that the fair value of the liability component was equal to the face value of the debt, and that the equity portion of the convertible debt was valued at $nil using the residual value method. During the year ended September 30, 2025, the Company accrued interest of $96,175 which is recorded as due to related party at September 30, 2025.

14.	Share Capital

a)	Authorized

Unlimited number of common shares without par value.

b)	Issued and outstanding

The total issued and outstanding share capital as at September 30, 2025 consisted of 3,221,274 common shares without par value.

During the year ended September 30, 2025, the Company:

•

Issued 43,889 units pursuant to a private placement for gross proceeds of $395,000. Each Unit is comprised of one common share in the capital of the Company and one-half of one transferable Common Share purchase warrant (”Warrant”). Each Warrant entitles the holder to acquire one Common Share at $12.00 for two years from the date of issuance, subject to an accelerated expiry provision, whereby in the event the closing price of the Company’s Common Shares on the Canadian Securities Exchange exceeds $15.00 for a period of 20 consecutive trading days, at the Company’s election, the period within which the Warrants are exercisable, will be reduced and the holders of the Warrants will be entitled to exercise their Warrants for a period of 30 days commencing on the day the Company provides notice, any outstanding Warrants not exercised during the 30 day period will expire.

•	Issued 15,272 common shares valued at $98,502 for settlement of debt.

•	Issued 6,667 common shares valued at $40,000 for consulting services recorded as share-based compensation.

During the year ended September 30, 2024, the Company:

•

Issued 226,556 units pursuant to private placements for gross proceeds of $2,039,000. Each unit is composed of one common share and one-half common share purchase warrant. In connection with these private placements, the Company issued 113,278 warrants valued at $nil using the residual value method. Each warrant is exercisable at a price of $15.0 for a period of two years. The common shares issued on exercise are subject to a statutory hold period of four months. The Company incurred share issuance costs of $2,401 in connection with this private placement.

•	Issued 16,667 common shares on exercise of warrants for gross proceeds of $200,000.

•	Issued 9,275 common shares valued at $208,688 on exercise of RSRs.

•	Issued 1,667 common shares valued at $15,000 as share-based compensation for advisory services.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

Warrants

Warrant transactions are summarized as follows:

	Number of warrants	Weighted average exercise price
Balance, September 30, 2023	101,538	$15.00
Issued	116,611	$12.09
Exercised	(16,667)	$12.00
Expired	(94,872)	$15.00

Balance, September 30, 2024	106,610	$12.28
Issued	35,278	$10.30

Balance, September 30, 2025	141,888	$11.79

The following is a summary of warrants as at September 30, 2025:

Expiry date	Exercise price	Number of warrants	Weighted average remaining contractual life (years)
August 4, 2026	$15.00	3,333	0.84
August 29, 2026	$15.00	3,333	0.91
November 1, 2026	$15.00	3,333	1.09
February 23, 2026	$12.00	25,278	0.40
May 10, 2026	$12.00	11,111	0.61
May 29, 2026	$12.00	30,277	0.66
August 15, 2026	$12.00	29,945	0.87
January 24, 2027	$12.00	21,945	1.32
July 17, 2027	$7.50	13,333	1.79

	$12.28	141,888	0.88

c)	Equity incentive plan

The Company has an equity incentive plan (“EIP”) under which the Board may, from time to time in its discretion, grant stock options, RSRs or deferred share units of the Company to its directors, officers, employees, consultants, and advisors. The aggregate number of common shares that may be subject to issuance under the EIP, together with any other securities-based compensation arrangements of the Company, shall not exceed 15% of the Company’s issued and outstanding share capital.

Stock options

The EIP authorizes the Board to grant options to eligible directors and employees (including officers). The number of options, the exercise price per option, the vesting period, and any other terms and conditions of options granted from time to time pursuant to the EIP, are determined by the Board at the time of the grant, subject to the defined parameters of the EIP. Unless otherwise determined by the

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

Board, stock options will have a term of five years and 25% of the options granted will vest immediately, and 25% will vest each six-month period thereafter.

During the year ended September 30, 2025, the Company:

•	granted 23,333 stock options with an exercise price of $4.95 and a term of three years. These options vest immediately.

•	granted 20,000 stock options with an exercise price of $6.00 and a term of three years. These options vest after a period of four months.

•	granted 20,000 stock options with an exercise price of $9.00 and a term of three years. These options vest after a period of eight months.

•

The weighted average inputs to the Black-Scholes pricing model for the options issued above were as follows: stock price – $4.65, exercise price – $6.60, expected life – 3 years, volatility – 100%, and discount rate – 2.70%.

•	The total fair value of the options is $167,056 of which $148,291 is included in prepaids and advances, and $18,765 is recorded as investor relations expense.

During the year ended September 30, 2024, the Company granted stock options as follows:

•	3,333 stock options with an exercise price of $19.50 per option with a term of five years. The options vest 25% six months after grant date and 25% every six months thereafter.

•	500 stock options with an exercise price of $10.50 per option with a term of five years. The options vest 25% six months after grant date and 25% every six months thereafter.

•

The weighted average inputs to the Black-Scholes pricing model for the options issued above were as follows: stock price – $7.20, exercise price – $18.30, expected life – 5 years, volatility – 100%, and discount rate – 3.79%.

Options transactions are summarized as follows:

	Number of options	Weighted average exercise price
Balance, September 30, 2023	131,667	$40.22
Expired	(5,000)	$18.33
Granted	3,883	$45.00

Balance, September 30, 2024	130,500	$39.39
Granted	63,333	$6.56
Forfeited	(5,833)	$45.00

Balance, September 30, 2025	188,000	$28.16

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

The following is a summary of stock options as at September 30, 2025:

Expiry date	Exercise price	Number of options		Options exercisable	Weighted average remaining contractual life (years)
October 9, 2025	$15.00	16,667	(1)	16,667	0.02
January 26, 2026	$18.00	1,333	(1)	1,333	0.32
May 6, 2026	$45.00	64,167		64,167	0.60
January 31, 2026	$45.00	1,667		1,667	0.34
October 18, 2025	$45.00	33,334	(1)	33,333	0.05
March 29, 2028	$19.50	333		333	2.50
April 26, 2028	$19.50	3,333		3,333	2.57
November 1, 2028	$19.50	3,333		3,333	3.09
January 31, 2026	$10.50	500		250	0.34
August 20, 2028	$4.95	23,333		23,333	2.89
August 20, 2028	$6.00	20,000		—	2.89
August 20, 2028	$9.00	20,000		—	2.89

	$28.16	188,000		146,917	1.30

(1)	51,334 stock options expired subsequent to the year ended September 30, 2025 (Note 21).

Restricted share rights

The EIP authorizes the Board to grant RSRs, in its sole and absolute discretion, to any eligible employee or director. Each RSR provides the recipient with the right to receive common shares of the Company for no additional consideration as compensation for past services or as an incentive for future services. The terms, including the vesting period of the RSRs, are determined at the sole discretion of the Board.

During the year ended September 30, 2021, the Company granted 30,917 RSRs to directors, officers, consultants, and advisors valued at $695,625. These RSRs vest as follows: 10% on the grant date and 15% every six months thereafter. During the year ended September 30, 2025, the Company recorded $nil (September 30, 2024—$25,074) in share-based compensation related to the vesting of these RSRs. During the period ended September 30, 2025, nil (September 30, 2024 – 9,275) RSRs vested and were converted into common shares.

15.	Key Management Compensation and Related Party Transactions

During the period ended September 30, 2025 and 2024, the Company incurred the following amounts charged by officers and directors (being key management personnel) and companies controlled and/or

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

owned by officers and directors of the Company in addition to the related party transactions disclosed elsewhere in these consolidated financial statements:

	September 30, 2025 $	September 30, 2024 $
Consulting fees	593,234	748,689
Share-based compensation	—	14,193
Wages and benefits	—	185,417

	593,234	948,299

During the year ended September 30, 2025, certain directors forgave $1,331,052 in accounts payable recorded as debt forgiveness.

The Company has entered into a lease agreement with BC Green, as described in Note 9.

As at September 30, 2025, there was $524,326 (September 30, 2024—$1,185,268) owing to key management, which is included in due to related parties. The amounts are unsecured, without interest and due on demand.

During the year ended September 30, 2023, the Company received $1,000,000 in loan proceeds from a company controlled by a director (Note 12). As at September 30, 2025, the Company owed $1,000,000 (September 30, 2024—$1,000,000) in principal and $131,250 in accrued interest in relation to this loan.

During the year ended September 30, 2025, the Company received $3,450,000 in loan proceeds from two companies controlled by directors (Note 13). As at September 30, 2025, the Company owed $3,450,000 (September 30, 2024—$nil) in principal and $96,175 in accrued interest in relation to this loan recorded in due to related parties.

16.	Financial Instruments

a)	Categories of financial instruments

The classification of the financial instruments, as well as their carrying values, is shown below:

Fair value

The fair value recorded on initial recognition of financial assets and financial liabilities at amortized cost is determined in accordance with generally accepted pricing models based on discounted cash flow analysis or using prices from observable current market transactions.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

The Company’s financial instruments consist of cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, due to related parties, lease liabilities, loans payable, and convertible debentures. The fair values of these financial instruments approximate their carrying values due to the short-term nature of these instruments, with the exception of lease liabilities, loans payable and convertible debentures which are measured using Level 2 inputs.

b)	Management of financial risks

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of these risks. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. Interest rate risk is limited to potential decreases in the interest rate offered on cash held with chartered Canadian financial institutions. The Company considers this risk to be limited, as it holds no assets or liabilities subject to variable rates of interest.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and trade receivables. The Company limits exposure by maintaining its cash with major Canadian commercial banks and credit unions.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they become due. The Company is reliant upon equity issuances and loans as its main sources of cash. The Company manages liquidity risk by maintaining an adequate level of cash to meet its ongoing obligations. The Company continuously reviews its actual expenditures, forecasts cash flows and matches the maturity dates of its cash to capital and operating needs. All of the Company’s existing commitments are budgeted and funded as at the date of the consolidated financial statements. All financial liabilities have contractual maturities of less than one year and are subject to normal trade terms with the exception of the Company’s lease liabilities, which matures based on the lease agreement, and loans payable, which have terms ranging from one and a half to three years.

Currency risk

The Company is not exposed to financial risk related to the fluctuation of foreign exchange rates.

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

17.	Capital Disclosure

The capital structure of the Company consists of equity attributable to common shareholders comprising share capital, reserves, and deficit. The Company’s objectives when managing capital are to: (i) preserve capital; (ii) obtain the best available net return; and (iii) maintain liquidity. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, or acquire or dispose of assets. The Company is not subject to externally imposed capital restrictions. There have been no changes in the Company’s capital management during the year ended September 30, 2025.

18.	Segment Reporting

For the year ended September 30, 2025, the Company has one reportable operating segment, being that of farming, processing and distribution of raw mushroom biomass, mushroom extracts, manufacturing of drug products, and mushroom supplements. The Company’s non-current assets at September 30, 2025 are all in Canada.

19.	Commitments

The Company has lease commitments for the Princeton Facilities (Note 9). Cash commitments for minimum lease payments in relation to the facility leases as at September 30, 2025, are payable as follows:

$
Within 1 year	51,987
Between 1 year and 5 years	209,072

261,059

20.	Income taxes

The following table reconciles the amount of income tax expense on application of the combined statutory Canadian federal and provincial income tax rates for the years ended September 30, 2025 and 2024:

	September 30, 2025	September 30, 2024
Net loss for the period	$(3,712,031)	$(6,035,859)
Statutory rate	27%	27.00%

Income tax recovery at statutory rate	(1,002,000)	(1,630,000)
Items not deductible for tax purpose	14,000	(14,000)
Adjustment to prior year versus statutory tax return	—	28,000
Benefit of tax losses not recognized	988,000	1,616,000

Income tax expense	$—	$—

The Company recognizes tax benefits on losses or other deductible amounts generated where it is probable the Company will generate future taxable income to be able to utilize those tax assets. The Company has

Optimi Health Corp.

Notes to the Consolidated Financial Statements

Year ended September 30, 2025

(Expressed in Canadian Dollars)

unused tax losses for which no deferred tax asset is recognized that amounted to $7,430,000 (2024 - $6,442,000)

The Company has non-capital losses for Canadian tax purposes of approximately $24,673,000 (2024 - $21,794,000) available for carry-forward to reduce future years’ taxable income and will start to expire in 2039 (2024 - 2039).

21.	Events after the Reporting Period

Subsequent to September 30, 2025, the Company:

•	Had 51,334 stock options expire unexercised (Note 15)

•	Granted 28,333 stock options with an exercise price of $15.00 and a term of 5 years. These options vest one quarter on the grant date and one quarter every year thereafter.

•	Granted 18,500 RSRs that vest one quarter on the grant date and one quarter every year thereafter.

•	Issued 4,625 common shares on exercise of RSRs.

•

Is in the process of completing an initial public offering of its common shares on the Nasdaq Capital Market under the symbol “OPTH”. As at September 30, 2025, the Company classified costs related to this listing as deferred financing costs.

•	Completed a 1 to 30 reverse stock split (Note 1)

Optimi Health Corp.

Condensed interim consolidated financial statements

Three Months Period Ended December 31, 2025

(Expressed in Canadian Dollars)

Unaudited

Optimi Health Corp.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Note	December 31, 2025	September 30, 2025
		$	$
ASSETS
Current
Cash and cash equivalents	3	491,750	1,145,065
Accounts receivable		118,852	95,054
Inventory	4	310,388	310,388
Prepaids and advances	6	190,116	275,720

Total current assets		1,111,106	1,826,227
Deposits		17,548	17,548
Deferred financing costs		807,936	807,936
Plant and equipment	7	12,128,382	12,380,190
Right-of-use assets	8	171,231	180,744

Total assets		14,236,203	15,212,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	9	1,549,202	1,390,980
Due to related parties	14	917,869	524,326
Deferred revenue	10	207,759	207,759
Current portion of lease liabilities	8, 14	27,426	26,045
Current portion of loans payable	11, 14	2,916,000	2,884,500
Convertible debentures	12, 14	3,450,000	3,450,000

Total current liabilities		9,068,256	8,483,610
Lease liability	8, 14	150,934	158,374

Total liabilities		9,219,190	8,641,984

Shareholders’ equity
Share capital	13	31,691,943	31,691,943
Reserves	13	1,636,858	2,120,398
Accumulated deficit		(28,311,788)	(27,241,680)

Total shareholders’ equity		5,017,013	6,570,661

Total liabilities and shareholders’ equity		14,236,203	15,212,645

Approved and authorized by the Board on February 17, 2026

“Jason Mosberian”	Director	“John James Wilson”	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Optimi Health Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian Dollars)

	Note	Period Ended December 31, 2025	Period Ended December 31, 2024
		$	$
Revenue		—	232,700
Cost of sales	4	—	(62,473)

Gross margin		—	170,227

Expenses
Advertising, promotion and public relations		1,949	30,503
Amortization and depreciation	7, 8	264,749	228,917
Bank charges and interest	8, 11, 12	278,791	108,004
Consulting	14	279,193	219,734
Consumables, supplies and overhead		39,016	73,188
Insurance		56,592	82,863
Investor relations		184,670	—
Office, rent and administration		32,313	57,690
Professional fees		30,671	38,152
Research and development		48,495	201,998
Share-based compensation	13, 14	327	2,825
Shipping		7,629	26,849
Transfer agent and filing fees		59,471	33,661
Travel and accommodation		11,435	11,179
Wages and benefits		264,087	320,893

Total Expenses		(1,559,388)	(1,436,456)

Interest and other income	3	5,413	7,249

Loss and comprehensive loss for the period		(1,553,975)	(1,258,980)

Loss per share
Basic and diluted		$(0.60)	$(0.30)

Weighted average number of common shares outstanding
Basic and diluted		3,221,274	3,155,446

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Optimi Health Corp.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

	Period Ended December 31, 2025	Period Ended December 31, 2024
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	(1,553,975)	(1,258,980)
Add back non-cash items
Amortization and depreciation	264,749	228,917
Share-based compensation	327	2,825
Loan accretion	31,500	48,500
Lease interest	6,841	739
Changes in non-cash working capital items
Accounts Receivable	(23,798)	16,819
Inventory	—	262,625
Biological assets	—	—
Deferred revenue	—	99,671
Prepaids and advances	85,604	30,998
Due to related party	393,543	216,793
Accounts payable and accrued liabilities	158,222	42,105

Cash used in operating activities	(636,987)	(308,988)

CASH FLOWS FROM INVESTING ACTIVITIES
Plant and equipment expenditures	(3,428)	(21,674)

Cash used in investing activities	(3,428)	(21,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Subscriptions received in advance	—	335,000
Share issue costs	—	(15,000)
Payment of lease obligations	(12,900)	(10,500)

Cash provided by financing activities	(12,900)	309,500

Change in cash and cash equivalents during the period	(653,315)	(21,162)
Cash and cash equivalents, beginning of period	1,145,065	103,660

Cash and cash equivalents, end of period	491,750	82,498

SUPPLEMENTAL INFORMATION
Plant and equipment costs included in accounts payable	$14,381	$74,540
Deferred financing costs in accounts payable	$767,793	—
Equity component of loans payable	—	—
Transfer from reserves to deficit on cancellation of options	$483,867	$34,429

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Optimi Health Corp.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian Dollars)

	Common Shares	Share Capital	Subscriptions received in advance	Reserves	Deficit	Total Equity
		$	$	$	$	$
Balance, October 1, 2024	3,155,446	31,158,441	—	2,028,102	(23,610,831)	9,575,712
Subscriptions received in advance	—		335,000	—	—	335,000
Share issue costs	—	(15,000)	—	—	—	(15,000)
Transfer from reserves to deficit on cancellation of options	—	—	—	(34,429)	34,429	—
Share-based compensation	—	—	—	2,825	—	2,825
Loss and comprehensive loss for the period	—	—	—	—	(1,258,980)	(1,258,980)

Balance, December 31, 2024	3,155,446	31,143,441	335,000	1,996,498	(24,835,382)	8,639,557

Balance, October 1, 2025	3,221,274	31,691,943	—	2,120,398	(27,241,680)	6,570,661
Transfer from reserves to deficit on expiry of options	—	—	—	(483,867)	483,867	—
Share-based compensation	—	—	—	327	—	327
Loss and comprehensive loss for the period	—	—	—	—	(1,553,975)	(1,553,975)

Balance, December 31, 2025	3,221,274	31,691,943	—	1,636,858	(28,311,788)	5,017,013

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

1.	Nature of Operations and Going Concern

Optimi Health Corp. (the “Company”) was incorporated under the Business Corporations Act (British Columbia) on May 27, 2020, under the name 1251417 B.C. Ltd. The Company changed its name from 1251417 B.C. Ltd. to Optimi Health Corp. on August 17, 2020.

The Company is licensed by Health Canada to produce and supply natural GMP-grade psilocybin, psilocin, and other psychedelic substances, some being synthetically formulated, as well as functional mushrooms that focus on domestic and international health and wellness markets. Built with the purpose of producing scalable psychedelic and functional mushroom products for transformational human experiences, the Company’s products are grown at its two facilities comprising a total of 20,000 square feet in Princeton, British Columbia. Focused on being a compassionate supplier of safe drug and nutraceutical products, the Company works with consumers, health food distributors, and drug developers and patients regulated by Health Canada.

The registered and records office is located at 2054 Dowad Drive, Squamish, British Columbia, Canada, V8B 0Y8.

These condensed interim consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the period ended December 31, 2025, the Company incurred a net loss of $1,553,975 and has not yet achieved profitable operations. The Company has an accumulated deficit of $28,311,788 since its inception. Without additional financing, the Company may not be able to fund its ongoing operations. The Company intends to finance its future requirements through a combination of debt and/or equity issuances. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms. These uncertainties may cast significant doubt on the Company’s ability to continue as a going concern. These condensed interim consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	Basis of Presentation

a)	Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (“IASB”) and the interpretations of the International Financial Reporting Interpretations Committee (“IFRIC“s). They do not include all disclosures required by IFRS Accounting Standards (“IFRS”) for annual financial statements, and, therefore, should be read in conjunction with the Company’s audited consolidated financial statements for the year ended September 30, 2025, prepared in accordance with IFRS as issued by the IASB. Material accounting policies not included in the audited consolidated financial statements for the year ended September 30, 2025 are described below.

These condensed interim consolidated financial statements were authorized by the Audit Committee and Board of Directors of the Company (the “Board”) on February 17, 2026.

b)	Basis of presentation

These condensed Interim consolidated financial statements have been prepared on the historical cost basis, except for certain financial instruments, which are measured at fair value. These condensed

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

Interim consolidated financial statements are presented in Canadian dollars, which is the Company and its subsidiaries’ functional currency.

c)	Basis of consolidation

These condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries’ with intercompany balances and transactions eliminated on consolidation. Subsidiaries are those entities over which the Company has the power over the investee, is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to use its power to affect its returns. As of December 31, 2025, the Company has 100% ownership interest in Optimi Labs Inc. and Optimi Nutraceuticals Corp.

d)	Significant accounting judgments and estimates

The preparation of condensed interim consolidated financial statements in conformity with IFRS requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed interim consolidated financial statements and the reported revenues and expenses during the period. Actual results may differ from these estimates.

Significant estimates and judgments are evaluations and assumptions about the future and other sources of estimation uncertainty that management has made, which could result in a material adjustment to the carrying amounts of assets and liabilities. Significant estimates and judgments used in the preparation of these condensed interim consolidated financial statements include, but are not limited to, the following:

Going concern

The assessment of whether the concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, twelve months from the end of the reporting period.

Provisions and contingencies

The amount recognized as a provision, including legal, contractual, constructive, and other exposures or obligations, is the best estimate of the consideration required to settle the related liability, including any related interest charges, taking into account the risks and uncertainties surrounding the obligation. In addition, contingencies will only be resolved when one or more future events occur or fail to occur. Therefore, assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. The Company assesses its liabilities and contingencies based upon the best information available.

Impairment of Plant and equipment

Management considers both external and internal sources of information in determining if there are any indications that the Company’s Plant and equipment is impaired. Management considers the market, economic and legal environment in which the Company operates that are not within its control and affect the recoverable amount of its plant. Management considers the manner in which the Plant and equipment is being used or is expected to be used an indication of economic performance of the assets.

Valuation of inventory

Inventories are valued at the lower cost and net realizable value except for biological inventory which includes a fair value component. Purchased inventory is accounted for using the weighted average

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

purchase cost of the components that comprise finished goods inventory. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs to sell.

Valuation of share-based payments

The Company uses the Black-Scholes option pricing model for valuation of share-based compensation. Option pricing models require the input of subjective assumptions including expected price volatility, interest rate and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves. The Company estimates volatility based on the Company’s historical share prices, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities’ expected share price volatility.

Biological assets and inventory

In calculating the value of the biological assets, management is required to make a number of estimates, including estimating the stage of growth of the mushrooms up to the point of harvest, harvesting costs, selling costs, sales price, wastage and expected yields for the mushrooms. In calculating final inventory values, management is required to determine an estimate of spoiled or expired inventory and compare the inventory cost versus net realizable value. The cost and fair value of biological assets are capitalized to the extent that their cost and fair value will be recoverable.

Estimated useful lives of Plant and equipment

Depreciation of Plant and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment.

3.	Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	Maturity	Classification	December 31, 2025 $	September 30, 2025 $
Cash	N/A	Cash	486,750	1,140,065
Term deposit – 3.0%	Demand	Cash equivalent	—	—
Term deposit – 4.25%	Demand	Cash equivalent	—	—
Term deposit – prime – 2%	Demand	Cash equivalent	5,000	5,000

			491,750	1,145,065

During the period ended December 31, 2025, the Company earned $5,413 (December 30, 2024 - $7,249) in interest income.

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

4.	Inventory

Inventory consists of the Company’s finished goods functional mushroom nutraceutical products, drug products, harvested mushrooms and raw materials.

	December 31, 2025 $	September 30, 2025 $
Finished goods drug products	47,812	47,812
Mushroom biomass	262,576	262,576

	310,388	310,388

As at December 31, 2025, the Company holds 156kg (September 30, 2025 - 156kg) in harvested mushroom biomass.

Cost of sales consists of the following:

	December 31, 2025 $	December 31, 2024 $
Finished goods drug products	—	15,955
Finished goods nutraceutical products	—	44,672
Other	—	1,846

	—	62,473

5.	Biological Assets

The Company grows psilocybin containing mushrooms at its plant located in Princeton, British Columbia. Biological assets consist of psilocybin mushrooms.

During the year ended September 30, 2023, the Company commenced production and harvest of psilocybin mushrooms to be used for commercial purposes. As at September 30, 2025 and December 31, 2025 (September 30, 2024 - $nil), the Company had no mushrooms in the growth stage due to the timing of harvests. Although the Company can sell its raw mushroom biomass, it will further process the raw mushroom biomass into psilocybin extract. The cost to process and extract psilocybin are considered costs to sell and are deducted from the fair value of mushroom biomass.

Determination of fair value of the biological assets requires the Company to make various estimates and assumptions. The fair value of biological assets is considered a Level 3 category in the IFRS fair value hierarchy. When applying IFRS 13 Fair Value Measurement to non-financial assets, in this case the biological asset and produce, the fair value considers a market participant’s ability to use that asset in its highest and best use. The highest and best use considers the use of the asset that is physically possible, legally permissible, and financially feasible, either in combination with other assets or on a standalone basis. The significant estimates and inputs used to assess the fair value of biological assets include the following assumptions for September 30, 2024:

•	Selling price – calculated based on the expected selling price of psilocybin extract derived from processing the raw mushroom biomass, based on the Company’s purchase orders received to date.

•	Post-harvest costs – calculated as the cost per gram required to convert the raw mushroom biomass into psilocybin extract, consisting of labour, raw materials, and laboratory testing.

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

•	Psilocybin potency of raw mushroom inputs – calculated based on the percent psilocybin as a function of raw mushroom input biomass.

•	Recovery efficiency of psilocybin extract – calculated based on the weight of psilocybin extracted from raw mushroom biomass as a function of the input psilocybin weight.

September 30, 2024 $
Selling Price (per gram of psilocybin extract)	$1,000
Post harvest costs (per gram of psilocybin extract)	$451
Psilocybin potency (mg/g)	12
Recovery efficiency of psilocybin (%)	55.24

6.	Prepaids and Advances

Prepaids and advances consist of the following:

	December 31, 2025 $	September 30, 2025 $
Prepaid consulting fees	17,708	17,708
Prepaid insurance	38,125	83,875
Prepaid investor relation fees	106,184	148,291
Prepaid licensing fees	6,708	13,415
Prepaid transfer agent and filing fees	21,391	12,431

	190,116	275,720

7.	Plant and equipment

The Company’s two cultivation and processing facilities located in Princeton, British Columbia (the “Princeton Facilities”). The Princeton Facilities were considered substantially complete on June 27, 2022 and depreciation commenced on the plant.

	Equipment $	Plant $	Total $
Cost
September 30, 2025	1,769,878	13,370,246	15,140,124
Additions	3,428	—	3,428

December 31, 2025	1,773,306	13,370,246	15,143,552
Accumulated depreciation
September 30, 2025	1,021,389	1,738,545	2,759,934
Additions	120,435	134,801	255,236

December 31, 2025	1,141,824	1,873,346	3,015,170

Net book value
September 30, 2025	748,489	11,631,701	12,380,190
December 31, 2025	631,482	11,496,900	12,128,382

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

8.	Right-of-Use Assets and Lease Liabilities

The Company has a lease agreement with BC Green Pharmaceuticals Inc. (“BC Green”), a company related by a common director and common officers, whereby the Company has leased industrial land from BC Green on which to build its Princeton Facilities (Note 14). During the year ended September 30, 2025, the Company renewed its lease with BC Green for a period of five years with a lease payment of $4,300 per month.

The continuity of the ROU assets and lease liability are as follows:

ROU asset	Total $
ROU asset as at September 30, 2024	22,017
Additions	190,257
Amortization	(31,530)

ROU asset as at September 30, 2025	180,744
Amortization	(9,513)

ROU asset as at December 31, 2025	171,231

Lease liability	Total $
Lease liability as at September 30, 2024	32,781
Additions	190,257
Lease payments	(47,176)
Lease interest	8,557

Lease liability as at September 30, 2025	184,419
Lease payments	(12,900)
Lease interest	6,841

Lease liability as at December 31, 2025	178,360

	December 31, 2025 $	September 30, 2025 $
Current portion	27,426	26,045
Long-term	150,934	158,374

	178,360	184,419

9.	Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are composed of the following:

	December 31, 2025 $	September 30, 2025 $
Accounts payable	1,394,202	1,185,684
Accrued liabilities	155,000	205,296

	1,549,202	1,390,980

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

10.	Deferred Revenue

Deferred revenue relates to deposits received in advance of fulfilling certain supply agreements:

Deferred revenue	$
Deferred revenue as at September 30, 2024	116,391
Deposits received	236,878
Revenue fulfilled	(145,510)

Deferred revenue as at September 30 and December 31, 2025	207,759

11.	Loans payable

During the year ended September 30, 2024, the Company received gross proceeds of $1,000,000 from loans with an interest rate of 7.5% and a term of one and a half years secured against the assets of the Company. In connection with this financing, the Company issued 3,333 common share purchase warrants with an exercise price of $15.0 and a term of one and a half years.

The interest rate of 7.5% was determined to be a below market rate of interest. The loans were recorded at fair value on initial recognition, which was determined to be $896,000 using a discount rate of 15%, resulting in a total discount of $100,000. As the loans were provided by shareholders of the Company, the discount was considered to a component of equity. The warrants were valued at $4,000 using the Black-Scholes option pricing model and were accounted for as debt issuance costs. The inputs to the Black-Scholes pricing model were as follows: stock price – $5.10, exercise price – $15, expected life – 1.5 years, volatility – 100% , and discount rate – 3.79%.

During the period ended December 31, 2025, the Company recorded $103,779 (2024 - $56,250) in interest expense of which $66,279 (2024 - $56,250) was accrued interest payable recorded in accounts payable and accrued liabilities, and recorded loan accretion of $31,500 (2024 - $48,500) in relation to these loans.

Loans	$
Loans as at September 30, 2024	2,718,500
Loan accretion	166,000
Loans as at September 30, 2025	2,884,500
Loan accretion	31,500
Classified as current	2,916,000
Classified as long-term	—

The maturity dates of these loans are as follows:

Maturity date	$
April 30, 2026	1,000,000
August 4, 2026	1,000,000
August 31, 2026	1,000,000

3,000,000

12.	Convertible debentures

During the year ended September 30, 2025, the Company received $3,450,000 in cash proceeds through the issuance of convertible debentures bearing an interest rate of 15% per annum, maturing July 24, 2026. The

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

convertible debt was issued to two corporations controlled by directors of the Company (Note 14). The principal amount of the debt is convertible into common shares of the Company at a conversion price of $4.50 per share. The Company determined that the fair value of the liability component was equal to the face value of the debt, and that the equity portion of the convertible debt was valued at $nil using the residual value method. During the period ended December 31, 2025, the Company accrued interest of $135,289 (2024 - $nil) which is recorded as due to related party at December 31, 2025.

13.	Share Capital

a)	Authorized

Unlimited number of common shares without par value.

b)	Issued and outstanding

The total issued and outstanding share capital as at December 31, 2025 consisted of 3,221,274 common shares without par value.

The Company did not issue any common shares during the period ended December 31, 2025.

During the period ended December 31, 2024, the Company received $335,000 in share subscriptions received in advance which formed a portion of the proceeds a the private placement completed during the year ended September 30, 2025.

c)	Warrants

Warrant transactions are summarized as follows:

	Number of warrants	Weighted average exercise price
Balance, September 30, 2024	106,610	$12.28
Issued	35,278	$10.30

Balance, September 30, 2025 and December 31, 2025	141,88	$11.79

The following is a summary of warrants as at December 31, 2025:

Expiry date	Exercise price	Number of warrants	Weighted average remaining contractual life (years)
August 4, 2026	$15.00	3,333	0.59
August 29, 2026	$15.00	3,333	0.66
November 1, 2026	$15.00	3,333	0.84
February 23, 2026	$12.00	25,278	0.15
May 10, 2026	$12.00	11,111	0.36
May 29, 2026	$12.00	30,277	0.41
August 15, 2026	$12.00	29,945	0.62
January 24, 2027	$12.00	21,945	1.07
July 17, 2027	$7.50	13,333	1.54

	$11.79	141,888	0.63

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

d)	Equity incentive plan

The Company has an equity incentive plan (“EIP”) under which the Board may, from time to time in its discretion, grant stock options, RSRs or deferred share units of the Company to its directors, officers, employees, consultants, and advisors. The aggregate number of common shares that may be subject to issuance under the EIP, together with any other securities-based compensation arrangements of the Company, shall not exceed 15% of the Company’s issued and outstanding share capital.

Stock options

The EIP authorizes the Board to grant options to eligible directors and employees (including officers). The number of options, the exercise price per option, the vesting period, and any other terms and conditions of options granted from time to time pursuant to the EIP, are determined by the Board at the time of the grant, subject to the defined parameters of the EIP. Unless otherwise determined by the Board, stock options will have a term of five years and 25% of the options granted will vest immediately, and 25% will vest each six-month period thereafter.

During the periods ended December 31, 2025 and 2024, the Company granted no stock options.

During the period ended December 31, 2025, the Company recorded $327 (2024 - $2,825) in share-based compensation expense due to the vesting of options.

Options transactions are summarized as follows:

	Number of options	Weighted average exercise price
Balance, September 30, 2024	130,500	$39.39
Granted	63,333	$6.56
Forfeited	(5,833)	$45.00
Balance, September 30, 2025	188,000	$28.16
Expired	(50,001)	$35.00
Balance, December 31, 2025	137,999	$25.68

The following is a summary of stock options as at December 31, 2025:

Expiry date	Exercise price	Number of options		Options exercisable	Weighted average remaining contractual life (years)
January 26, 2026	$18.00	1,333	(1)	1,333	0.07
May 6, 2026	$45.00	64,167		64,167	0.35
January 31, 2026	$45.00	1,667	(1)	1,667	0.08
March 29, 2028	$19.50	333		333	2.24
April 26, 2028	$19.50	3,333		3,333	2.32
November 1, 2028	$19.50	3,333		3,333	2.84
January 31, 2026	$10.50	500	(1)	375	0.08
August 20, 2028	$4.95	23,333		23,333	2.64
August 20, 2028	$6.00	20,000		20,000	2.64
August 20, 2028	$9.00	20,000		—	2.64

	$25.68	137,999		117,042	1.50

(1)	3,500 stock options expired subsequent to the per ended December 31, 2025 (Note 19).

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

Restricted share rights

The EIP authorizes the Board to grant RSRs, in its sole and absolute discretion, to any eligible employee or director. Each RSR provides the recipient with the right to receive common shares of the Company for no additional consideration as compensation for past services or as an incentive for future services. The terms, including the vesting period of the RSRs, are determined at the sole discretion of the Board.

As at December 31, 2025, the Company had nil (2024 – nil) outstanding RSRs.

14.	Key Management Compensation and Related Party Transactions

During the period ended December 31, 2025 and 2024, the Company incurred the following amounts charged by officers and directors (being key management personnel) and companies controlled and/or owned by officers and directors of the Company in addition to the related party transactions disclosed elsewhere in these condensed interim consolidated financial statements:

	December 31, 2025 $	December 31, 2024 $
Consulting fees	142,645	161,234

	142,645	161,234

The Company has entered into a lease agreement with BC Green, as described in Note 8.

As at December 31, 2025, there was $917,869 (September 30, 2025 - $524,326) owing to key management, which is included in due to related parties. The amounts are unsecured, without interest and due on demand.

During the year ended September 30, 2023, the Company received $1,000,000 in loan proceeds from a company controlled by a director (Note 11). As at December 31, 2025, the Company owed $1,000,000 (September 30, 2025 - $1,000,000) in principal and $197,529 (September 30, 2025 - $131,250) in accrued interest in relation to this loan.

During the year ended September 30, 2025, the Company received $3,450,000 in loan proceeds from two companies controlled by directors (Note 12). As at December 31, 2025, the Company owed $3,450,000 (September 30, 2025 - $3,450,000) in principal and $218,919 (September 30, 2025 $96,175) in accrued interest in relation to this loan recorded in due to related parties.

15.	Financial Instruments

a)	Categories of financial instruments

The classification of the financial instruments, as well as their carrying values, is shown below:

Fair value

The fair value recorded on initial recognition of financial assets and financial liabilities at amortized cost is determined in accordance with generally accepted pricing models based on discounted cash flow analysis or using prices from observable current market transactions.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

The Company’s financial instruments consist of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities, due to related parties, lease liabilities and loans payable. The fair values of these financial instruments approximate their carrying values due to the short-term nature of these instruments, with the exception of lease liabilities and loans payable which are measured using Level 2 inputs.

b)	Management of financial risks

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of these risks. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. Interest rate risk is limited to potential decreases in the interest rate offered on cash held with chartered Canadian financial institutions. The Company considers this risk to be limited, as it holds no assets or liabilities subject to variable rates of interest.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and trade receivables. The Company limits exposure by maintaining its cash with major Canadian commercial banks and credit unions.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they become due. The Company is reliant upon equity issuances and loans as its main sources of cash. The Company manages liquidity risk by maintaining an adequate level of cash to meet its ongoing obligations. The Company continuously reviews its actual expenditures, forecasts cash flows and matches the maturity dates of its cash to capital and operating needs. All of the Company’s existing commitments are budgeted and funded as at the date of the condensed interim consolidated financial statements. All financial liabilities have contractual maturities of less than one year and are subject to normal trade terms with the exception of the Company’s lease liabilities, which matures based on the lease agreement, and loans payable, which have terms ranging from one and a half to three years.

Currency risk

The Company is not exposed to financial risk related to the fluctuation of foreign exchange rates.

Optimi Health Corp.

Notes to the Condensed interim consolidated financial statements

Period ended December 31, 2025

(Expressed in Canadian Dollars)

16.	Capital Disclosure

The capital structure of the Company consists of equity attributable to common shareholders comprising share capital, reserves, and deficit. The Company’s objectives when managing capital are to: (i) preserve capital; (ii) obtain the best available net return; and (iii) maintain liquidity. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, or acquire or dispose of assets. The Company is not subject to externally imposed capital restrictions. There have been no changes in the Company’s capital management during the period ended December 31, 2025.

17.	Segment Reporting

For the period ended December 31, 2025, the Company has one reportable operating segment, being that of farming, processing and distribution of raw mushroom biomass, mushroom extracts, manufacturing of drug products, and mushroom supplements. The Company’s non-current assets at December 31, 2025 are all in Canada.

18.	Commitments

The Company has lease commitments for the Princeton Facilities (Note 8). Cash commitments for minimum lease payments in relation to the facility leases as at December 31, 2025, are payable as follows:

$
Within 1 year	52,374
Between 1 year and 5 years	195,785

248,159

19.	Events after the Reporting Period

Subsequent to December 31, 2025, the Company:

•	Had 3,500 stock options expire unexercised (Note 13)

•	Granted 28,333 stock options with an exercise price of $15.00 and a term of 5 years. These options vest one quarter on the grant date and one quarter every year thereafter.

•	Granted 18,500 restricted share rights that vest one quarter on the grant date and one quarter every year thereafter.

•	Issued 4,625 common shares on exercise of RSRs.

•

Is in the process of completing an initial public offering of its common shares on the Nasdaq Capital Market under the symbol “OPTH”. As at December 31, 2025, the Company classified costs related to this listing as deferred financing costs.

•	Completed a 1 to 30 reverse stock split (Note 1)

2,142,857

Common Shares

PROSPECTUS

Sole Bookrunner

Joseph Gunnar & Co., LLC

, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An “eligible party” means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity. An “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

A corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Optimi Health Corp.’s (the “Registrant”) articles provide that its directors must cause the Registrant to indemnify its directors former directors, or alternate directors and their respective heirs and personal or other legal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding and each director is deemed to have contracted with the Registrant on this term.

The Underwriting Agreement, the form of which is to be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, the Registrant has issued the following securities (including options to acquire its common shares) without registering the securities under the Securities Act. The Registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. The discussion below does not reflect the reverse share split with a share split ratio of 1-for-30 the Registrant anticipates effecting immediately prior to the effectiveness of this registration statement.

On August 12, 2022, the Registrant issued 23,000 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On August 23, 2022, the Registrant issued 75,000 common shares at C$0.29 per share due to the vesting of RSRs.

The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On September 1, 2022, the Registrant issued 20,000 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On September 7, 2022, the Registrant issued 40,000 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On September 9, 2022, the Registrant issued 533,000 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On October 7, 2022, the Registrant issued 5,692,308 units at a price of C$0.325 per unit, for gross proceeds of C$1,850,000. Each unit consisted of one common share and one half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.50 for a period of two years from the date of issuance, subject to an accelerated expiry provision. The offer and sale were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On November 15, 2022, the Registrant issued 139,125 common shares at C$0.30 per share due to the vesting of RSRs. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On January 3, 2023, the Registrant issued 50,000 common shares at C$0.23 per share in connection with an advisory services agreement. The issuance was not made to a person who was in the United States and the Registrant reasonably believes that the purchaser was outside of the United States.

On February 23, 2023, the Registrant issued 75,000 common shares at C$0.22 per share due to the vesting of RSRs. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On March 29, 2023, the Registrant granted 10,000 stock options, subject to vesting provisions, to an employee of the Registrant. The stock options are exercisable at a price of C$0.65 per common share until March 29, 2028, unless earlier terminated in accordance with the terms of the Equity Plan. The issuance was not made to a person who was in the United States and the Registrant reasonably believes that the purchaser was outside of the United States.

On April 26, 2023, the Registrant granted 10,000 stock options, subject to vesting provisions, to an employee of the Registrant. The stock options are exercisable at a price of C$0.65 per common share until April 26, 2028, unless earlier terminated in accordance with the terms of the Equity Plan. The issuance was not made to a person who was in the United States and the Registrant reasonably believes that the purchaser was outside of the United States.

On May 8, 2023, the Registrant issued 139,125 common shares at C$0.26 per share due to the vesting of RSRs.

The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On November 1, 2023, the Registrant granted 10,000 stock options, subject to vesting provisions, to an employee of the Registrant. The stock options are exercisable at a price of C$0.65 per common share until November 1, 2028, unless earlier terminated in accordance with the terms of the Equity Plan. The issuance was not made to a person who was in the United States and the Registrant reasonably believes that the purchaser was outside of the United States.

On November 6, 2023, the Registrant issued 139,125 common shares at C$0.16 per share due to the vesting of RSRs. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On January 2, 2024, the Registrant issued 50,000 common shares at C$0.245 per share in connection with an advisory services agreement. The issuance was not made to a person who was in the United States and the Registrant reasonably believes that the purchaser was outside of the United States.

On February 23, 2024, the Registrant issued 1,850,033 units at a price C$0.30 per unit, for gross proceeds of C$555,010. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for a period of two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 and 1,000,000 of these units, respectively. The offer and sale were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On April 29, 2024, the Registrant granted 15,000 stock options, subject to vesting provisions, to an employee of the Registrant. The stock options are exercisable at a price of C$0.35 per common share until April 29, 2029, unless earlier terminated in accordance with the terms of the Equity Plan. The issuance was not made to a person who was in the United States and the Company reasonably believes that the purchaser was outside of the United States.

On May 6, 2024, the Registrant issued 139,125 common shares at C$0.34 per share due to the vesting of RSRs.

The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On May 10, 2024, the Registrant issued 1,333,334 units at a price C$0.30 per unit, for gross proceeds of C$400,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for a period of two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 666,667 of these units each. The offer and sale were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On May 29, 2024, the Registrant issued 1,816,633 units at a price C$0.30 per unit, for gross proceeds of C$544,990. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to purchase one Common Share at a price of C$0.40 and is exercisable for two years from the date of issuance, subject to an accelerated expiry provision. There was no general solicitation or advertising to market the securities and the offer and sale were made to accredited investors.

On June 3, 2024, the Registrant issued 166,666 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On June 18, 2024, the Registrant issued 100,000 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who are in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On July 9, 2024, the Registrant issued 233,333 common shares at C$0.40 per share due to the exercise of warrants. The issuance was not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On August 15, 2024, the Registrant issued 1,796,666 units at a price of C$0.30 per unit, for gross proceeds of C$539,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 333,333 of these units. There was no general solicitation or advertising to market the securities and the offer and sale were made to accredited investors.

On January 24, 2025, the Registrant issued 1,316,668 units at a price of C$0.30 per unit for gross proceeds of C$395,000. Each unit is comprised of one common share and one-half of a common share purchase warrant. Each warrant entitles the holder to acquire one common share at C$0.40 for two years from the date of issuance, subject to an accelerated expiry provision. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 583,334 and 733,334 of these units, respectively. The offer and sale were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On January 24, 2025, the Registrant issued 458,145 common shares at a price of C$0.215 per share to settle a debt of C$98,126.25 with two creditors. The debt relates to marketing and investor relations services previously rendered. The offer and sale were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On July 24, 2025, the Registrant issued 3,450 unsecured convertible debentures at a price of C$1,000 per convertible debenture for gross proceeds of C$3,450,000. The convertible debentures bear interest at a rate of 15.0% per annum, calculated and payable quarterly in arrears in cash, maturing July 24, 2026, twelve months from the date of issuance, unless extended by and at the option of the holders for a further twelve months. The principal amount of each convertible debenture is convertible into common shares at a conversion price of C$0.15, being the closing price of common shares on the CSE on July 16, 2025, the date preceding the execution by each holder of the subscription agreement for the convertible debentures. On maturity, any outstanding principal amount of the convertible debentures, plus any accrued and unpaid interest thereon, will be repaid by the Registrant in cash or, at the option of the holders, through the issuance of common shares. Catcher Investments Ltd., a company controlled by John James Wilson and Cathay Visions Enterprises Ltd., a company controlled by Dane Stevens, subscribed for 3,000 convertible debentures and 450 convertible debentures, respectively. The offer and sale were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On July 24, 2025, the Registrant issued 400,000 common shares purchase warrants as consideration for the entry into a loan amendment with an independent third party to an original loan agreement dated November 1, 2023. Each warrant is exercisable at C$0.25 for a period of two years from the date of issuance. Under the terms of the loan amendment the maturity date was extended from April 30, 2025 to April 30, 2026. The offer and sale were not made to a person who was in the United States and the Registrant reasonably believes that the purchaser was outside of the United States.

On August 20, 2025, the Registrant granted 1,900,000 stock options to MZHCI, LLC, a MZ Group Company, as partial consideration for investor relations consulting services. Of the 1,900,000 stock options granted, 700,000 stock options are exercisable at C$0.165 vesting immediately on date of grant, 600,000 stock options are exercisable at C$0.20 vesting on December 20, 2025 and 600,000 stock options are exercisable at C$0.30 vesting on April 20, 2026. The options expire August 20, 2028. There was no general solicitation or advertising to market the securities and the issuance was made to an accredited investor.

On January 15, 2026, the Registrant granted an aggregate of 850,000 stock options and 555,000 restricted share rights, subject to vesting provisions, to certain directors, officers, employees and key individuals associated with the Company. The stock options are exercisable at a price of C$0.50 per common share until January 15, 2031, unless earlier terminated in accordance with the terms of the Equity Plan. The restricted share rights will vest and convert into common shares of the Registrant for no additional consideration, subject to applicable vesting provisions. The issuances were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

On January 30, 2026, the Registrant issued 138,750 common shares at C$0.29 per common share due to the vesting of RSRs. The issuances were not made to persons who were in the United States and the Registrant reasonably believes that the purchasers were outside of the United States.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index for a complete list of all exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the issuer includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offerings made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1**	Notice of Articles

3.2**	Articles

4.1	Form of Underwriter Warrant

5.1	Opinion of Norton Rose Fulbright Canada LLP regarding the validity of the common shares being registered

5.2	Opinion of Norton Rose Fulbright US LLP regarding the enforceability of the Underwriter Warrants being registered

10.1**	2020 Equity Incentive Plan

10.2†**	Amended and Restated Industrial Lease Agreement dated as of September 1, 2021, entered into by and between the Company and BC Green Pharmaceuticals Inc.

10.3**	First Amendment to Amended and Restated Industrial Lease Agreement dated as of July 1, 2025, entered into by and between the Company and BC Green Pharmaceuticals Inc.

10.4†**	Loan Agreement dated as of August 4, 2023 entered into by and between the Company and Catcher Investments Limited

10.5†**	General Security Agreement dated as of August 4, 2023 entered into by and between the Company and Catcher Investments Limited

10.6†**	Loan Agreement dated August 29, 2023 entered into by and between the Company and 0959856 B.C. Ltd.

10.7†**	General Security Agreement dated August 29, 2023 entered into by and between the Company and 0959856 B.C. Ltd.

10.8†**	Loan Agreement dated August 29, 2023 entered into by and between the Company and Westward Visions Ltd.

10.9†**	General Security Agreement dated August 29, 2023 entered into by and between the Company and Westward Visions Ltd.

10.10†**	Loan Agreement dated November 1, 2023 entered into by and between the Company and Kerris Holdings Ltd.

10.11†**	General Security Agreement dated November 1, 2023 entered into by and between the Company and Kerris Holdings Ltd.

10.12**	Loan Agreement Amendment No.1 dated July 16, 2025 entered into by and between the Company and Kerris Holdings Ltd.

10.13†**	Purchase Agreement dated as of February 28, 2023 entered into by and among the Company, KMT Pharmaceuticals Pty Ltd and Mind Medicine Australia Limited

16.1**	Letter from Smythe LLP

21.1**	Principal Subsidiaries of the Registrant

23.1	Consent of Davidson & Company LLP, an independent registered public accounting firm

Exhibit No.	Description

23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

23.3	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.2)

24.1**	Powers of Attorney (included on signature page)

99.1**	Code of Business Conduct and Ethics of the Registrant

107	Filing Fee Table

*	To be filed by amendment
**	Previously filed
†	Certain portions of this exhibit have been omitted because it is both not material and is the type that the registrant treats as private or confidential

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on March 13, 2026.

Optimi Health Corp.

By:	/s/ Dane Stevens
Name:	Dane Stevens
Title:	Chief Executive Officer, Chief Marketing Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 13, 2026 in the capacities indicated.

Signature	Title
/s/ Dave Stevens	Chief Executive Officer, Chief Marketing Officer and Director (principal executive officer)
Dane Stevens

*	Interim Chief Financial Officer and Director (principal financial and accounting officer)
Jacob Safarik

*	Chief Operating Officer and Director
Bryan Safarik

*	Chairman and Director
John James Wilson

*	Director
Jason Mosberian

*By:	/s/ Dave Stevens
Name:	Dane Stevens
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Optimi Health Corp. has signed this registration statement or amendment thereto in New York on March 13, 2026.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.